                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                               PIERCE LEAHY CORP.
             (exact name of registrant as specified in its charter)

                                                     4226                              23-2588479
            New York                       ------------------------               -------------------
 (State or other jurisdiction of         (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)          Classification Code Number)               Identification No.)

                                631 Park Avenue
                      King of Prussia, Pennsylvania 19406
                                 (610) 992-8200
    (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                               Douglas B. Huntley
                            Chief Financial Officer
                                631 Park Avenue
                      King of Prussia, Pennsylvania 19406
                                 (610) 992-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                           Richard J. Busis, Esquire
                               Cozen and O'Connor
                               1900 Market Street
                        Philadelphia, Pennsylvania 19103

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                            Proposed               Proposed
                                                                            Maximum                 Maximum
    Title of Each Class of              Amount to be Registered             Offering               Aggregate           Amount of
Securities to be Registered/(1)/                                     Price Per Security(1)     Offering Price(1)    Registration Fee

- ------------------------------------------------------------------------------------------------------------------------------------

11-1/8% Senior Subordinated
Notes due 2006....................           $200,000,000                    100%                $200,000,000            $68,966
====================================================================================================================================

(1) Estimated pursuant to Rule 457 solely for the purposes of calculating the registration fee.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, dated August 12, 1996
PROSPECTUS

                               Pierce Leahy Corp.
       Offer to Exchange its 11 1/8% Senior Subordinated Notes due 2006,
              which have been registered under the Securities Act,
 for any and all of its outstanding 11 1/8% Senior Subordinated Notes due 2006

      The Exchange Offer will expire at 5:00 p.m., New York City time, on
                   __________________, 1996, unless extended
                             ---------------------
      Pierce Leahy Corp., a New York corporation ("Pierce Leahy" or the
"Company"), hereby offers to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), up to $200,000,000 in aggregate principal amount of the Company's new 11 1/8% Senior Subordinated Notes due 2006 (the "Exchange Notes"), for $200,000,000 in aggregate principal amount of the Company's outstanding 11 1/8% Senior Subordinated Notes due 2006 (the "Original Notes"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes."

     The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof (other than as provided in the next paragraph) and issued free of any covenant restricting transfer absent registration and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of July 15, 1996 governing the Original Notes and the Exchange Notes (the "Indenture"). For a complete description of the terms of the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

     The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to July 15, 1999 at 110% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein), provided that at least $130,000,000 of the principal amount of the Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the Notes-- Optional Redemption."

     Upon a Change of Control (as defined herein), each holder of the Notes will be entitled to require the Company to purchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See "Description of the Notes--Change of Control Offer." In addition, the Company is obligated in certain instances to make an offer to repurchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales. See "Description of the Notes--Certain Covenants--Limitation on Certain Asset Sales."

     The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from July 23, 1996. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer."

     The Notes will be general unsecured obligations of the Company subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and senior in right of payment to any subordinated indebtedness of the Company. As of March 31, 1996, after giving effect to the offering of the Original Notes and the application of the net proceeds therefrom and the Transactions (as defined herein), the Company and its Canadian subsidiary would have had no Senior Indebtedness outstanding.

     See "Risk Factors" commencing on page 18 for a discussion of certain factors that should be considered by holders of the Notes.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is                , 1996
                             ---------------------

     The Original Notes were sold on July 23, 1996, in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption provided in the Securities Act. Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Original Notes. See "The Exchange Offer -- Purposes and Effects of the Exchange Offer." Each holder receiving Exchange Notes, other than a broker-dealer, will represent that the holder is not engaging in or intending to engage in a distribution of such Exchange Notes. Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Purposes and Effects of the Exchange Offer" and "Plan of Distribution." Broker-dealers may use this Prospectus, as amended or supplemented, in connection with resales of the Exchange Notes received in exchange for the Original Notes where such Original Notes were acquired by such broker-dealer as a result of market making activities or other such trading.

     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange. The Company will accept for exchange any and all validly tendered Notes not withdrawn prior to 5:00 p.m., New York City time, on _____________, 1996 unless extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer --Conditions." Notes may be tendered only in integral multiples of $1,000. The Company will pay all expenses incident to the Exchange Offer.

     The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the Exchange Notes on any securities exchange. To the extent that any Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System which is publicly available through the Commission's Web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of the Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, whether or not the Company is subject to filing requirements under Section 13 or 15(d) of the Exchange Act, and so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and will send the Trustee copies of the financial information, documents and reports that would have been required to be filed with the Commission pursuant to the Exchange Act.

     The principal address of the Company is 631 Park Avenue, King of Prussia, Pennsylvania 19406, telephone number 610-992-8200.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this Prospectus. Except as otherwise indicated by the context, references to "Pierce Leahy" and the "Company" include Pierce Leahy Corp. and its consolidated subsidiary. Unless otherwise indicated, the market information in this Prospectus includes the information with respect to the pending acquisition described under "Business--Acquisition History and Growth Strategy."


                                  The Company

     Pierce Leahy is the largest archive records management company in North America, as measured by its 34 million cubic feet of records currently under management. The Company operates a total of 105 records management facilities of which 93 are in the United States, serving 44 local markets, including the 15 largest U.S. markets. In addition, the Company operates 12 records management facilities in five of Canada's six largest markets. The Company provides records management services to a diversified group of over 15,000 customer accounts in a variety of industries including financial services, manufacturing, transportation, healthcare and law. The Company believes it is the most technologically advanced records management company in the industry by virtue of its Pierce Leahy User Solution(R) (PLUS(R)) computer system. The PLUS(R) system fully integrates the Company's records management, data retrieval and billing functions on a centralized basis through the use of proprietary, real time software. Management believes the PLUS(R) system allows the Company to efficiently manage records in multiple markets for national customers, rapidly integrate acquisitions of records management companies and maintain a low-cost operating structure. The Company's pro forma revenues and EBITDA (as defined herein) for the year ended December 31, 1995 were $121.6 million and $34.7 million, respectively.

     Pierce Leahy is a full-service provider of records management and related services, enabling customers to outsource their data and records management functions. The Company offers storage for all major media, including paper (which has typically accounted for approximately 95% of the Company's storage revenues), computer tapes, optical discs, microfilm, video tapes and X-rays. In addition, the Company provides next day or same day records retrieval and delivery, allowing customers prompt access to all stored material. The Company also offers a wide range of other data management services, including customer records management programs, imaging services and records management consulting services. The Company's storage and related services are typically provided pursuant to annual or multi-year contracts that include recurring monthly storage fees, which continue until such records are permanently removed (for which the Company charges a fee), and additional charges for services such as retrieval on a per unit basis. In 1995, revenues from storage and from service and storage material sales accounted for 58% and 42% of the Company's total revenues, respectively.

     From 1991 to 1995, Pierce Leahy's revenues and EBITDA grew at compound annual growth rates of 14.4% and 19.4%, respectively, as a result of internal growth in cubic feet from new and existing customers (which averaged 13.9% per annum, net of permanent removals of existing customer records) and acquisitions of other records management companies. The Company's productivity has concurrently improved as measured by (i) cubic footage under management per employee increasing from 18,702 at the end of 1991 to 24,521 at the end of 1995 and (ii) EBITDA as a percentage of total revenues increasing from 21.2% in 1991 to 24.8% in 1995. The Company believes that growth through acquisitions results in operating improvements as redundant operating expenses are eliminated. This is evidenced by the Company's pro forma 1995 EBITDA as a percentage of total revenues which equalled 28.5% as compared to 24.8% on an actual basis.

     The Company believes that it benefits from several positive industry fundamentals, including (i) the diversified and recurring nature of storage and service revenues, (ii) the ability of larger records management companies to achieve economies of scale in both labor and real estate costs, (iii) the continued trend toward corporate outsourcing of records management functions,
(iv) low maintenance capital expenditure requirements, (v) the historically non-cyclical nature of the records management industry and (vi) the ongoing consolidation of records management companies. The Company derives the majority of its revenues from monthly fees charged for the storage of records. The recurring nature of these revenues, which are derived from a diversified, stable customer base (none of which accounted for more than 3% of total revenues during 1995) and require relatively little direct ongoing labor and marketing expenses, contributes significantly to the Company's EBITDA. As the Company's volume of records under management grows, the substantial investments made in its PLUS(R) system and centralized support functions are amortized over a larger base of business, creating economies of scale. These operating efficiencies, coupled with the Company's entry into new markets, allow the Company to take advantage of the trend by larger companies with multiple locations to outsource their records management functions. The Company's capital expenditures are primarily growth related and are comprised substantially of new shelving and other expenditures related to storing and servicing new records. Pierce Leahy has not experienced a reduction of its business as a result of economic downturns, in fact, management believes that the outsourcing of records management may accelerate during such times as a result of increased customer focus on noncore operating costs. Finally, management believes the Company is well positioned to continue to participate in the industry consolidation due to its ability to rapidly and efficiently integrate in-market and new market acquisitions as a result of its PLUS(R) system and centralized corporate administrative functions.

     The Records Management Industry

     According to a 1994 study by the Association of Commercial Record Centers (the "ACRC"), an industry trade group with over 500 members, approximately 2,800 companies offer records storage and related services in North America. The Company believes that only 25% of the potential market outsources its records management functions and that approximately 75% is still "unvended," or internally managed. The Company estimates that the North American vended records management industry generates annual revenues in excess of $1.0 billion. Management believes that only four companies offer records storage and services on a national basis in the United States and only two companies do so in Canada. Other industry participants operate regionally, or more typically, in single markets.

     According to industry sources, an estimated four trillion documents are created each year in the United States, many of which must be retained and remain accessible for many years. Saved documents, or records, generally fall into two categories: active and inactive. Active records refer to information that is frequently referenced and usually stored on-site by the originator. Inactive records are not needed for frequent access, but must be retained for future reference, legal requirements or regulatory compliance. Inactive records, which the Company estimates comprise approximately 80% of all records, are the principal focus of the records management industry. Management is not aware of any definitive information about the size or nature of the North American market (vended and unvended, active and inactive). Estimates of such numbers and percentages contained in this Prospectus have been developed by the Company from internal sources and reflect the Company's current estimates; however, no assurance can be given regarding the accuracy of such estimates.

     The Company believes that the records management industry is characterized by the following trends:

     . Increasing Production of Paper. Increasingly widespread technologies such as facsimiles, copiers, personal computers, laser printers and advanced software packages have enabled organizations to create, copy and distribute documents more easily and broadly. In spite of new "paperless" technologies (including the Internet and "e-mail"), information remains predominantly paper based, and such technologies have actually promoted the desire for hard copies of such electronic information.

     . Expanded Record Keeping Needs. While technology has augmented the growth of paper generation, several external forces and concerns have played an important role in organizations' decisions to store and retain access to records. For example, the continued growth of regulatory requirements and the proliferation of litigation has resulted in increased volumes and lengthened holding periods of documents. Retained records are also remaining in storage for extended periods of time because the process of determining which records to destroy is time consuming and often more costly in the short-term than continued storage.

     . Movement Towards Outsourcing. Outsourcing of internal records management functions represents the largest single source of new business for records management companies. The Company believes that as more organizations become aware of the advantages of professional records management, such as net cost reductions and enhanced levels of service, the records management industry will continue to gain a growing portion of the unvended segment.

     . Industry Consolidation. The records management industry is undergoing a period of consolidation as larger, better capitalized industry participants acquire smaller regional or single-market participants. Management believes that this trend is driven by larger records management companies' desire to add to their revenue base quickly and cost effectively, achieve broader market presence and realize economies of scale, especially with respect to labor, real estate and management information expenses. Industry consolidation also provides private owners of smaller records management companies the ability to obtain liquidity.

     Business Strategy

        Pierce Leahy's business strategy is to become the preferred provider of records management services in each of its markets by offering premium services while maintaining a low-cost operating structure. The Company seeks to expand its business in current and new markets through increased business from existing customers, the addition of new customers and acquisitions of other records management companies. The Company expects to continue its growth and enhance its market position by implementing its strategy based on the following elements:

     . Pursuing National and Unvended Customers. The Company focuses its sales and marketing efforts on pursuing large regional and national accounts, typically through multi-year contracts, where the Company believes its national presence and sophisticated systems provide it with a competitive advantage. The greatest source of potential business is from large organizations which are currently managing their records internally. These organizations are increasingly outsourcing such noncore activities, enabling their management to focus on their core business and to reduce capital requirements.

     . Remaining a Low-Cost Operator. The Company strives to offer premium services to its customers while remaining a low-cost operator through achieving economies of scale in real estate, labor, transportation, management information and administrative expenses. The Company believes that it is one of the few records management companies with the size and resources to realize significant economies of scale in these areas.

     . Using Sophisticated Centralized Systems. The Company believes that its proprietary PLUS(R) system is the most technologically advanced computer system in the industry. The PLUS(R) system coordinates the storage of records and related services in each of its facilities on a real time basis. PLUS(R), in tandem with a centralized customer service organization and local field support personnel, enables the Company to provide a high and consistent level of service (24 hours a day, seven days a week) to its customers in a cost-effective manner.

     . Enhancing Facility Efficiency. The PLUS(R) system allows the Company to enhance the efficiency of its facilities while reducing fixed and operating costs and maintaining high customer service levels. PLUS(R) provides the Company with a real time inventory tracking system, using sophisticated bar-coding technology, designed to pinpoint the exact dlocation of any individual customer's records within any facility in North America. This system eliminates the need to designate permanent locations for an individual customer's records within a facility, enabling records to be stored wherever space is available and to be positioned within the Company's facilities based on retrieval frequency, thereby reducing labor costs.

     Acquisition and Growth Strategy

        Pierce Leahy believes that the consolidation trend occurring in the North American records management industry will continue and that acquisitions will remain an important part of the Company's growth strategy. Acquisitions provide the Company with the ability to expand and achieve additional economies of scale. Since 1991, the Company has successfully completed and integrated 18 acquisitions, totaling approximately 7.7 million cubic feet of records at the time of acquisition. From July 1994 through December 31, 1995, approximately $45 million (including purchase price, capital expenditures and related integration costs) was invested in eight acquisitions, which produced an incremental $10.6 million of EBITDA on a full-year or annualized basis during the first year following acquisition. In each of these acquisitions, staffing levels were immediately reduced with further reductions typically taking place in the following months as general and administrative functions were integrated into the Company's corporate organization.

     The Company's centralized organizational structure and management information systems are essential elements for both the successful integration of acquired records management operations and the ability of the Company to achieve economies of scale. The rapid conversion of an acquired company's records into the PLUS(R) system and the integration of all corporate functions (order processing, accounting, payroll, etc.) into Pierce Leahy's corporate organization in an efficient, standardized process allows the Company to realize immediate cost savings as a result of reduced labor and overhead costs and improved facility utilization.

     The Company targets potential acquisitions in both its existing markets (in-market) and in new markets which it is not yet servicing. In-market acquisitions typically provide the highest degree of operating leverage since in addition to eliminating redundant overhead, such as overlapping delivery runs, an acquired company's storage facility can, when possible, be consolidated into an existing Company facility within the same market area. New market acquisitions allow the Company to both expand its business generally and enhance its ability to serve national customer accounts.

     In order to accommodate its growth strategy, the Company has made significant new facility investments during the last twelve months, substantially increasing the Company's available storage capacity in its Northeast region. During 1995, the Company purchased a storage facility in New Jersey with 12 million cubic feet of storage capacity and leased (with an option to purchase) a storage facility in Massachusetts with five million cubic feet of storage capacity. The addition of these facilities provides the Company with substantial excess storage capacity and is expected to satisfy the Company's facility expansion requirements in its Northeast region for several years.

     Ownership and Management

        Pierce Leahy is the successor company to L. W. Pierce Co., Inc., which was founded in 1957 by Leo W. Pierce, Sr. The Company is headquartered in King of Prussia, Pennsylvania, and is a closely held corporation owned by members of the Pierce family. Since 1984, the Company has been led by its President,
J. Peter Pierce, the son of the Company's founder. The members of the Company's management team who are not current shareholders participate in a stock option plan.


                                The Transactions

     In connection with the offering of the Original Notes, the Company effected a series of transactions (collectively referred to as the "Transactions") to
(i) repay its existing credit facility and enter into the Credit Facility (as defined herein), (ii) consummate the purchase of a pending acquisition,
(iii) purchase certain real estate interests in properties currently leased or subleased by the Company from entities affiliated with the Pierce family and
(iv) redeem 100 shares of Class A Common Stock (as defined herein) from Leo W. Pierce, Sr. See "The Transactions."

     The principal purposes of the Transactions were to (i) provide the Company with a capital structure that will facilitate the continued growth of the Company's records management operations, (ii) enhance the Company's financial flexibility and (iii) eliminate certain related party real estate transactions.

                                                            The Exchange Offer
Purpose of the Exchange Offer.....................   The Original Notes were sold in a transaction exempt from the registration requirements of the Securities Act by the Company on July 23, 1996 to CIBC Wood
                                                     Gundy Securities Corp. (the "Initial Purchaser"). In connection therewith, the
                                                     Company executed and delivered, for the benefit of the holders of the Original
                                                     Notes, an Exchange Offer Registration Rights Agreement dated July 23, 1996 (the
                                                     "Registration Rights Agreement"), which is filed as an exhibit to the
                                                     Registration Statement of which this Prospectus is a part, providing for, among other things, the Exchange Offer so that the Exchange Notes will be freely transferable by the holders thereof without registration or any prospectus delivery requirements under the Securities Act, except that a "dealer" or any of its "affiliates" as such terms are defined under the Securities Act, who exchanges Original Notes held for its own account will be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such Original Notes. See "The Exchange Offer--Purposes and Effects of the Exchange Offer" and "Plan of Distribution."

The Exchange Offer................................   The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Original Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the
                                                     Expiration Date. There is $200,000,000 aggregate principal amount of Original
                                                     Notes outstanding. The Original Notes and the Exchange Notes are collectively referred to herein as the "Notes." The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registration under the Securities Act and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration
                                                     Rights Agreement, which rights will terminate upon the consummation of the
                                                     Exchange Offer. See "The Exchange Offer."

                                                     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

                                                     Based on an interpretation by the staff of the Securities and Exchange
                                                     Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the
                                                     Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule

                                                     405 under the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Registration Rights Agreement.....................   The Original Notes were sold by the Company on July 23, 1996 to the Initial
                                                     Purchaser pursuant to a Purchase Agreement dated as of July 17, 1996 by and between the Company and the Initial Purchaser (the "Purchase Agreement").
                                                     Pursuant to the Purchase Agreement, the Company and the Initial Purchaser
                                                     entered into a Registration Rights Agreement dated as of July 23, 1996 (the
                                                     "Registration Rights Agreement") which grants the holders of the Original Notes certain exchange and registration rights. See "The Exchange Offer --
                                                     Termination of Certain Rights." This Exchange Offer is intended to satisfy such rights, which terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes.

Expiration Date...................................   The Exchange Offer will expire at 5:00 p.m., New York City time, on
                                                     _____________, 1996, unless the Exchange Offer is extended by the Company in its reasonable discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the Exchange Notes
and Original Notes................................   Interest on the Exchange Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor or (ii) if the Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on the Notes, from July 23, 1996. Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

Conditions to the
Exchange Offer....................................   The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions. The Exchange
                                                     Offer is not conditioned upon any minimum aggregate principal amount of
                                                     Original Notes being tendered for exchange. The Company reserves the right to terminate

                                                     or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

Procedures for Tendering
Original Notes....................................   Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the exchange agent
                                                     (the "Exchange Agent") at the address set forth herein. Original Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Original Notes to the Exchange Agent's account at The
                                                     Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule
                                                     405 of the Securities Act, of the Company. Each broker or dealer that receives
                                                     Exchange Notes for its own account in exchange for Original Notes, where such
                                                     Original Notes were acquired by such broker or dealer as a result of market-
                                                     making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See
                                                     "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners.................................   Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his
                                                     Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery Procedures....................   Holders of Original Notes who wish to tender their Original Notes and whose
                                                     Original Notes are not immediately available or who cannot deliver their
                                                     Original Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange

                                                     Agent prior to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in the "Exchange Offer --
                                                     Guaranteed Delivery Procedures."

Acceptance of the Original Notes and
Delivery of the Exchange Notes....................   Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Original Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The
                                                     Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange
                                                     Offer --Terms of the Exchange Offer."

Withdrawal Rights.................................   Tenders of Original Notes may be withdrawn at any time prior to the Expiration
                                                     Date. See "The Exchange Offer -- Withdrawal of Tenders."

Certain Federal Income Tax
Considerations....................................   For a discussion of certain federal income tax considerations relating to the exchange of the Exchange Notes for the Original Notes, see "Certain Federal
                                                     Income Tax Considerations."

Exchange Agent....................................   United States Trust Company of New York is serving as the Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer --Exchange Agent."

Effect on Holders of
the Original Notes................................   As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the
                                                     Company will have fulfilled one of the covenants contained in the Registration
                                                     Rights Agreement and, accordingly, there will be no increase in the interest rate on the Original Notes pursuant to the applicable terms of the Registration
                                                     Rights Agreement due to the Exchange Offer. Holders of the Original Notes who
                                                     do not tender their Original Notes will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of July 15, 1996, among the Company and United States Trust Company of New York, as trustee (the
                                                     "Trustee"), relating to the Original Notes and the Exchange Notes (the
                                                     "Indenture"), except for any rights under the Indenture or the Registration
                                                     Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Original Notes pursuant to, the Exchange Offer. All untendered Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.


Use of Proceeds...................................   There will be no cash proceeds to the Company from the exchange pursuant to the
                                                     Exchange Offer.


                                                                 The Notes

The Exchange Notes................................   The Exchange Offer applies to $200,000,000 aggregate principal amount of the
                                                     Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting their transfer pursuant to the Securities
                                                     Act, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights
                                                     Agreement, which rights will terminate upon consummation of the Exchange Offer.
                                                     The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under, and be entitled to the benefits of, the
                                                     Indenture. See "Description of the Notes" for further information and for definitions of certain capitalized terms used below.

Issuer............................................   Pierce Leahy Corp.

Maturity Date.....................................   July 15, 2006.

Interest Rate.....................................   The Notes will bear interest at a rate of 11-1/8% per annum.

Interest Payment Dates............................   Interest will be payable semiannually on each January 15 and July 15, commencing January 15, 1997 and will accrue from July 23, 1996, the issue date of the Original Notes.

Ranking...........................................   The Notes will be general unsecured obligations of the Company subordinate in right of payment to all existing and future Senior Indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.
                                                     As of March 31, 1996, after giving effect to the offering of the Original Notes and the Transactions, the Company and its Canadian subsidiary would have had no
                                                     Senior Indebtedness outstanding.

Guarantees by Future Subsidiaries.................   The Notes will be unconditionally guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally (the "Guarantees"), by all future direct and indirect domestic Restricted Subsidiaries of the Company having either assets or shareholders' equity in excess of $5,000 (the "Guarantors"). Any such
                                                     Guarantees will be subordinated to all Senior Indebtedness of the respective
                                                     Guarantors. No Guarantees will be effective on the date of issuance of the
                                                     Notes. The Notes will be secured by a subordinated pledge of a portion of the capital stock of the Company's Canadian subsidiary. See "Description of the


                                                     Notes--Certain Covenants--Limitation on Creation of Subsidiaries."

Mandatory Redemption..............................   There will be no mandatory redemption requirements with respect to the Notes.

Optional Redemption...............................   The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to July 15, 1999 at a redemption price equal to 110% of the principal amount thereof plus accrued interest to the redemption date with the Net
                                                     Proceeds of one or more Public Equity Offerings, provided that at least
                                                     $130,000,000 principal amount of Notes issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

Change of Control.................................   In the event of a Change of Control, the Company will be required to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes--Change of Control Offer." There can
                                                     be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding Senior Indebtedness to pay the required purchase price for all Notes tendered by holders upon a Change of Control.

Asset Sale Proceeds...............................   The Company will be obligated in certain instances to make offers to repurchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales. See "Description of the
                                                     Notes--Certain Covenants--Limitation on Certain Asset Sales."

Certain Covenants.................................   The Indenture contains covenants for the benefit of the holders of the Notes that, among other things, restrict the ability of the Company and any
                                                     Restricted Subsidiaries (as defined herein) to: (i) incur additional
                                                     Indebtedness; (ii) pay dividends and make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transactions with affiliates; (viii) enter into sale and leaseback transactions; (ix) merge or consolidate the Company or any
                                                     Guarantors; and (x) transfer and sell assets. These covenants are subject to a number of important exceptions, including the allowance of Permitted Tax
                                                     Distributions (as defined herein) as a result of the Company's status as a
                                                     Subchapter S corporation. See "Description of the Notes--Certain Covenants."



                                  Risk Factors

     Prospective purchasers of the Notes should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in evaluating the Notes and the Company.

                Summary Historical and Pro Forma Financial Data

     The following summary historical and pro forma financial data, insofar as it relates to each of the five years in the period ended December 31, 1995, has been derived from the audited consolidated financial statements, including the consolidated balance sheets at December 31, 1994 and 1995 and the related consolidated statements of operations for each of the three years in the period ended December 31, 1995 and the notes thereto appearing elsewhere in this Prospectus. The summary historical and pro forma consolidated statement of operations and balance sheet data as of and for the three months ended March 31, 1996 and summary historical statement of operations data for the three months ended March 31, 1995 have been derived from unaudited consolidated financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the entire year.

     The following summary pro forma statement of operations data and other data give effect to, among other things, the Transactions, as if they had occurred on January 1, 1995. The following unaudited pro forma condensed consolidated balance sheet data give effect to, among other things, the Transactions, as if they had occurred on March 31, 1996. The Transactions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma information should be read in conjunction with the Company's consolidated financial statements and the notes thereto, as of December 31, 1995 and for the three years in the period ended December 31, 1995, appearing elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the results that would have occurred had the Transactions been completed on the dates indicated or the Company's actual or future results or financial position. The summary historical and pro forma consolidated statement of operations, balance sheet and other data should be read in conjunction with the information contained in the Company's consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Result of Operations," "Selected Historical and Pro Forma Consolidated Statement of Operations, Balance Sheet and Other Data" and "Pro Forma Financial Data" included elsewhere herein.

                Summary Historical and Pro Forma Financial Data

                             (dollars in thousands)

                                                                                                        Three Months
                                                                                                            Ended
                                                      Year Ended December 31,                             March 31,
                             ----------------------------------------------------------------   ----------------------------------
                                                                                    Pro Forma                          Pro Forma
                              1991       1992       1993       1994       1995       1995(a)      1995       1996       1996(a)
                            --------   --------   --------   --------   --------   ---------    --------   --------   -----------
Statement of Operations
 Data:
Revenues
  Storage  ................ $ 33,195   $ 37,633   $ 42,122   $ 47,123   $ 55,501   $ 75,143     $ 12,732   $ 16,969    $ 18,358
  Service and storage
   material sales..........   22,437     25,202     31,266     35,513     39,895     46,452        9,490     12,730      13,529
                            --------   --------   --------   --------   --------   --------     --------   --------    --------
Total revenues  ...........   55,632     62,835     73,388     82,636     95,396    121,595       22,222     29,699      31,887


Cost of sales, excluding
 depreciation and
   amortization  ..........   37,145     39,702     45,391     49,402     55,616     67,292       13,118     17,406      17,759
Selling, general and
 administrative  ..........    6,693      9,012     11,977     15,882     16,148     19,596        4,026      4,856       5,324
Depreciation and
 amortization  ............    5,783      5,734      6,888      8,436      8,163     10,959        1,990      2,572       2,939
Consulting payments to
 related parties (b)  .....      --        --         --          500        500        500          125        125         125
                            --------   --------   --------   --------   --------   --------     --------   --------     -------
   Operating income .......    6,011      8,387      9,132      8,416     14,969     23,248        2,963      4,740       5,740
Interest expense  .........    6,677      6,388      6,160      7,216      9,622     23,686        1,928      2,846       5,921
                            --------   --------   --------   --------   --------   --------     --------   --------    --------
Income (loss) before
extraordinary loss  .......     (666)     1,999      2,972      1,200      5,347       (438)       1,035      1,894        (181)
                            --------   --------   --------   --------   --------   --------     --------   --------    --------
Extraordinary loss(c)  ....      --        --        9,174      5,991      3,279      3,279          --         --          --
                            --------   --------   --------   --------   --------   --------     --------   --------    --------
Net income (loss).......... $   (666)  $  1,999   $ (6,202)  $ (4,791)  $  2,068   $ (3,717)    $  1,035   $  1,894    $   (181)
                            ========   ========   ========   ========   ========   ========     ========   ========    ========
Other Data:
EBITDA(d)  ................ $ 11,794   $ 14,121   $ 16,020   $ 17,352    $23,632   $ 34,707     $  5,078   $  7,437     $ 8,804
EBITDA margin  ............    21.2%      22.5%      21.8%      21.0%      24.8%      28.5%        22.9%      25.0%       27.6%

Capital expenditures(e)  .. $  3,521   $  5,565   $  5,827   $  6,352    $16,288        --      $  1,535   $  3,553         --
Cubic feet of storage
 under management
 at end of period (000s)...   13,858     16,248     19,025     22,160     29,523     32,264       23,549     31,088      33,279

Ratio of EBITDA to
 interest expense (f) .....      --         --         --         --         --       1.52x          --         --        1.54x
Ratio of total debt to
 EBITDA  ..................      --         --         --         --         --       5.78x          --         --          --
Ratio of net debt to
 EBITDA  ..................      --         --         --         --         --       4.98x          --         --          --
Ratio of earnings to fixed
 charges(g)  ..............      --      1.21x       1.30x      1.11x      1.37x        --         1.34x      1.45x         --



                                                 As of December 31,                          As of March 31, 1996
                               -------------------------------------------------------     --------------------------
                                                                                                         Pro Forma
                                  1991           1992       1993       1994      1995        Actual     As Adjusted(h)
                              --------       --------   --------   --------   --------      --------   ----------------
Balance Sheet Data:
Cash and cash equivalents..   $    332       $    461   $    528   $    358   $    722      $    474   $       27,949
Working capital (deficit)..    (10,402)       (11,656)    (9,143)    (5,202)    (8,139)       (6,595)          22,201
Total assets ..............     59,726         65,869     74,621     79,746    131,328       138,628          201,973
Total debt (including
 redeemable warrants)......     52,695         55,027     69,736     77,683    120,071       127,261          200,727
Net debt (net of cash
 balance)  ................     52,363         54,566     69,208     77,325    119,349       126,787          172,778
Shareholders' deficit......    (11,006)        (9,028)   (14,508)   (19,341)   (18,201)      (17,867)         (29,237)


                                           (see footnotes on the following page)

            Notes to Summary Historical and Pro Forma Financial Data

       (a) Gives effect to (i) acquisitions completed in 1995 and 1996 year to date, (ii) the redemption of certain warrants and (iii) the offering of the Original Notes, the Transactions and the application of the net proceeds from the sale of the Notes, as if each had occurred as of January 1, 1995. See "Use of Proceeds" and "Pro Forma Financial Data." In connection with the Transactions, the Company expects to incur non-recurring charges of approximately $5.3 million in the quarter in which the offering of the Original Notes is consummated. Such charges are not reflected in the Pro Forma Condensed Consolidated Statement of Operations. See "Risk Factors--Non-Recurring Charges; Expected Loss in Third Quarter of 1996."

       (b) Represents aggregate payments made to eight Pierce family members.

       (c) Represents loss on early extinguishment of debt due to refinancings in 1993, 1994 and 1995. Amounts include write-off of unamortized deferred financing costs and discount, along with prepayment penalties and other costs. A similar charge will occur in the quarter in which the debt is repaid ($2.0 million assuming the debt is repaid in the third quarter), which has not been reflected in the Pro Forma Condensed Consolidated Statement of Operations. See "Risk Factors-- Non-Recurring Charges; Expected Loss in Third Quarter of 1996."

       (d) "EBITDA" is defined as net income (loss) before interest expense, taxes, depreciation and amortization, consulting payments to related parties and extraordinary items. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP"). While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a criteria in evaluating records management companies. Moreover, substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flows.

       (e) Capital expenditures for 1995 are comprised of $7.2 million for new shelving, $5.1 million for new facility purchases and related improvements, $1.6 million for data processing, $1.5 million for leasehold and building improvements and $0.9 million for the purchase of transportation, warehouse and office equipment. Of the total 1995 capital expenditures, approximately $2.5 million was for maintenance capital expenditures.

       (f) Excludes non-cash amortization of deferred financing fees of $0.9 million and $0.2 million in pro forma 1995 and the three months ended March 31, 1996, respectively.

       (g) The earnings for the year ended December 31, 1991 and the pro forma year ended December 31, 1995 and the three months ended March 31, 1996 were inadequate to cover fixed charges by $0.7 million, $0.4 million and $0.2 million, respectively.

       (h) Gives effect to the following, as if they each had occurred as of March 31, 1996: (i) the acquisitions completed after March 31, 1996;
           (ii) the redemption of certain warrants; and (iii) the offering of the Original Notes, the Transactions and the application of the net proceeds from the sale of the Notes. See "Use of Proceeds" and "Pro Forma Financial Data."

                                  RISK FACTORS

          Prospective purchasers of the Notes should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before making an investment in the Notes.

       High Level of Indebtedness and Leverage

          The Company is highly leveraged due to the substantial indebtedness it has incurred primarily to finance acquisitions and expand its operations. The Company and its Canadian subsidiary had approximately $200.7 million of pro forma debt as of March 31, 1996 after giving effect to the Transactions and the offering of the Original Notes. Moreover, as of March 31, 1996, the Company had pro forma shareholders' deficit of $29.2 million after giving effect to the Transactions and the offering of the Original Notes. Subject to the restrictions in the Indenture and the Credit Facility and any other indebtedness that may be incurred in the future, the Company expects to incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

          The Company experienced net losses in three of the last five fiscal years, although it has generated cash flow from operations in excess of debt service requirements in each of such years. Management believes, based upon current operations and internal growth at historical rates, that the Company's cash flow from operations and available borrowings under the Credit Facility will be sufficient to meet its anticipated requirements for capital expenditures, working capital and future debt service requirements during the term of the Notes. There can be no assurance, however, that the Company will continue to generate cash flows at levels sufficient to meet these requirements. The Company's ability to meet its debt service obligations will be dependent upon its future performance (including the performance of any acquired businesses) which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flows to service its indebtedness, it may be forced to adopt an alternative strategy that may include actions such as slowing or terminating the Company's acquisition program, reducing or delaying capital expenditures, selling assets, refinancing all or a portion of its existing indebtedness or obtaining additional financing. There can be no assurance that such actions would be possible or successful, particularly in view of the Company's high level of indebtedness.

          The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial part of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain needed additional financing in the future may be limited; (iii) the Company's leveraged position and covenants contained in the Indenture and the Credit Facility (or any replacement thereof) could limit its ability to expand and make capital improvements and acquisitions; and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures, and limit its flexibility in reacting to changes in its industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company.

       Subordination of the Notes; No Guarantees

          The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes will also be structurally subordinated to all existing and future liabilities of the Company's subsidiaries, other than non-Senior Indebtedness of any subsidiaries of the Company that may in the future become Guarantors. Substantially all of the Company's assets (including the stock of the Company's subsidiary) are pledged to secure the Company's obligations under the Credit Facility. In addition, under the Indenture, provided certain incurrence tests are met, the Company will be able to borrow additional Senior Indebtedness. In the event of a bankruptcy, liquidation or reorganization of the Company or in the event that any default in payment of, or the acceleration of, any debt occurs, holders of Senior Indebtedness will be entitled to payment in full from the proceeds of all assets of the Company prior to any payment of such proceeds to the holders of the Notes. In addition, the Company may not make any principal or interest payments in respect of the Notes if any payment default exists with respect to Senior Indebtedness or any other default on Designated Senior Indebtedness (as defined in the Indenture) occurs and the maturity of such indebtedness is accelerated, or in certain circumstances prior to such acceleration for a specified period of time, unless, in any case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Consequently, there can be no assurance that the Company will have sufficient funds remaining after such payments to make payments to the holders of the Notes. See "Description of the Notes--Subordination" and "Description of the Notes--Certain Covenants--Limitation on Additional Indebtedness."

          The Company's operations in Canada are conducted through a subsidiary in which the Company has a 99% equity interest. See "The Company." The Notes are obligations exclusively of the Company. The Canadian subsidiary is a separate and distinct legal entity which has not guaranteed the Notes. However, the Notes will be secured by a subordinated pledge of a portion of the capital stock of such subsidiary. The subsidiary has no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make any funds available therefor. Moreover, the payment of dividends and the making of loan advances to the Company by its Canadian subsidiary is contingent upon the earnings of such subsidiary.

       Non-Recurring Charges; Expected Loss in Third Quarter of 1996

          In connection with the Transactions, the Company will incur non-recurring charges of approximately $5.3 million in the third quarter of 1996. These charges relate to the accounting for the Real Estate Transactions, as hereinafter defined (approximately $2.8 million), the acceleration of certain deferred financing charges currently being amortized in connection with the Company's previous credit facility which was refinanced (approximately $2.0 million) and the establishment of an annual pension for Leo W. Pierce, Sr. and his spouse (approximately $0.5 million). As a result of these charges, the Company expects to incur a net loss for the third quarter of 1996.

       Risks Associated with Acquisitions

          The Company has pursued and intends to continue to pursue acquisitions of records management businesses as a key component of its growth strategy. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements, diversion of management time and attention and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any acquisition will depend in part on the Company's ability to integrate effectively the acquired records management business into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may utilize a substantial portion of the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that the pending acquisition or other future acquisitions, if completed, will be successful. See "Business--Acquisition History and Growth Strategy."

          The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of results that may be achieved for any subsequent quarter or for a full fiscal year.

       Restrictive Debt Covenants

          The Credit Facility contains a number of covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain assets, create liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. The Credit Facility also requires the Company to comply with certain financial ratios and tests, under which the Company will be required to achieve certain financial and operating results. The ability of the Company to comply with such provisions may be affected by events beyond its control. A breach of any of these covenants would result in a default under the Credit Facility. In the event of any such default, depending on the actions taken by the lenders under the Credit Facility, the Company could be prohibited from making any payments on the Notes. In addition, such lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be due and payable. As a result of the priority and security afforded the Credit Facility, there can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding under the Credit Facility and the Notes. Any refinancing of the Credit Facility is likely to contain similar restrictive covenants. See "Description of Credit Facility."

       Competition

          The Company faces competition from one or more competitors in all geographic areas where it operates. The Company believes that competition for customers is based on price, reputation for reliability and quality and scope of service. As a result of this competition and the decline in the commercial real estate market in the early 1990s, the records management industry has for the past several years experienced downward pricing pressures. Should a further downward trend in pricing occur or continue for an extended period of time, it could have a material adverse effect on the Company's results of operations. The Company also competes for acquisition candidates. Some of the Company's competitors possess greater financial and other resources than the Company. If any such competitor were to devote additional resources to the records storage business and/or such acquisition candidates or to focus its strategy on the Company's markets, the Company's results of operations could be adversely affected.

          The Company also faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource. See "Business--The Records Management Industry" and "Business--Competition."

       Alternative Technologies

          The substantial majority of the Company's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies currently include computer media, imaging, microfilming, audio/video tape, film, CD-Rom and optical disc. None of these technologies has replaced paper as the principal means for storing information. However, there can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect the Company's business.

       Change of Control

          In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the date of the purchase. A Change of Control under the Indenture will result in a default under the Credit Facility. The exercise by the holders of the Notes of their right to require the Company to repurchase the Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that in the event of a Change of Control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for all Notes tendered by holders upon a Change of Control. See "Description of the Notes--Change of Control"; "Description of Credit Facility."

       Dependence on Key Personnel

          The Company's business depends upon the efforts, abilities and expertise of its executive officers and other key employees, including in particular, J. Peter Pierce, the Company's President and Chief Executive Officer. The

       Company has no employment contracts with any of its executive officers. There can be no assurance that the Company will be able to retain such officers, the loss of any of whom could have a material adverse effect upon the Company. See "Management."

       Fraudulent Conveyance Considerations

          The incurrence by the Company of the indebtedness evidenced by the Notes to finance the Real Estate Transactions and the Stock Redemption (as defined herein) is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that the payments were made with the intent of hindering, delaying or defrauding creditors or that the Company received less than a reasonably equivalent value or fair consideration for those payments and, at the time they were made, the Company either
       (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay them as they matured or became due, the court could void those payments or take other action detrimental to the holders of the Notes. If a court were to determine that the payments to be financed with the proceeds of the offering of the Original Notes were incurred in a fraudulent transfer under the foregoing standards, a fraudulent conveyance claim could also be asserted with respect to the Notes.

          The measure of insolvency for purposes of a fraudulent conveyance will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the fair market value of its assets at such time or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature.

       Environmental Matters

          The Company owns or leases approximately 6.8 million square feet of facilities. Under various federal, state, local and foreign environmental laws, regulations and ordinances ("environmental laws"), the Company's properties and operations may subject it to liability for the costs of investigation, removal or remediation of soil and groundwater, on or off-site, contaminated by hazardous substances and other contaminants or hazardous materials such as petroleum products ("hazardous materials"), as well as damages to natural resources. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or business thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such materials, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell, rent or use such property or to borrow using such property as collateral. The owner or operator of contaminated property also may be subject to statutory and common law claims by third parties based on any damages and costs resulting from off-site migration of the contamination.

          Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") in buildings. Such laws may impose liability for improper handling and release of ACMs and third parties may seek to recover from owners or operators of real estate for personal injury associated with exposure to such materials. Certain facilities operated by the Company contain ACMs.

          Certain of the properties formerly or currently owned or operated by the Company were previously used for industrial or other purposes that involved the use or storage of hazardous materials or the generation and disposal of hazardous wastes, and the use of underground storage tanks ("USTs") for hazardous materials. The Company has from time to time conducted certain environmental investigations, and remedial activities have been performed, at certain of its former and current properties, but an in-depth environmental review of each of the properties and related operations has not been conducted by or on behalf of the Company. In connection with its former and current ownership or operation of certain properties and businesses, the Company may be subject to environmental liability as discussed above and as more specifically described under "Business--Environmental Matters."

          The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous materials or otherwise under any environmental laws applicable to the Company in connection with any of its present or former properties or operations other than as described under "Business--Environmental Matters." However, no assurance can be given that there are no environmental conditions for which the Company might be liable in the future or that future regulatory action, or compliance with future environmental laws, will not require the Company to incur costs with respect to its properties or operations that could have a material adverse effect on the Company's financial condition or results of operations.

       Casualty

          The Company currently maintains and intends to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that it now owns or leases or that it may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis. In the future, should uninsured losses or damages occur, the Company could lose both its investment in and anticipated profits from the affected property and may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such material loss could materially adversely affect the Company. See "Business--Insurance."

       Absence of Public Market

          There is no existing trading market for the Notes, and the Company does not intend to list any Notes on any securities exchange. Although the Company has been advised that the Initial Purchaser currently intends to make a market in the Notes, the Initial Purchaser is not obligated to do so and may discontinue any such market making at any time without notice. In addition, any market making activities in the Original Notes may be limited during the pendency of the Exchange Offer. There can be no assurance that an active trading market for the Notes will develop, or, if it develops, that it will continue. Future trading prices for the Notes will depend on many factors, including, among other things, the Company's operating results, the market for similar securities and changes in prevailing interest rates. See "Description of the Notes -- Registration Rights."

       Consequences of Failure to Exchange Original Notes

          The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer."

                               THE EXCHANGE OFFER

       Purposes and Effects of the Exchange Offer

          The Original Notes were sold by the Company on July 23, 1996 (the "Issue Date") to the Initial Purchaser pursuant to a Purchase Agreement dated as of July 17, 1996 (the "Purchase Agreement"). As a condition to the sale of the Original Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on the Issue Date. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 45 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 135 days after the Issue Date and (iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, keep the Exchange Offer open for at least 30 days (or a longer period if required by law) and deliver to the Exchange Agent Exchange Notes in the same aggregate principal amount at maturity as the Original Notes that were tendered by holders thereof pursuant to the Exchange Offer. Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below for such period of 180 days after the Expiration Date. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the Registration Rights Agreement (including certain indemnification rights and obligations). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

          The Company is generally not required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

          With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Original Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such

       Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

       Terms of the Exchange Offer

          Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer; provided, however, that Original Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

          The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to the certain rights of holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

          Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from July 23, 1996. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from July 23, 1996. Original Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.

          As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Original Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depository" or "DTC"). Only a registered holder of the Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

          Holders of the Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

          The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company.

          If any tendered Original Notes are not accepted for exchange because of an invalid tender, or due to the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense to the tendering holders thereof (or in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account of such holder maintained at the Depository), as promptly as practicable after the expiration or termination of the Exchange Offer.

          Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

       Expiration Date; Extensions; Termination

          The term "Expiration Date" shall mean 5:00 p.m., New York City time on _______________, 1996 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

          In order to extend the Exchange Offer the Company will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

          The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, (iii) if any conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "-- Certain Conditions of the Exchange Offer."

          If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the Exchange Notes for, any Original Notes, or is unable to accept for exchange of, or issue Exchange Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Original Notes tendered, and such Original Notes may not be withdrawn except as otherwise provided below in "-- Withdrawal of Tenders." The adoption by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the Exchange Notes, for any Original Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Original Notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

       Procedures for Tendering

          Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "The Exchange Offer -- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer of such Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

          Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

          The tender by a holder which is not withdrawn prior to the Expiration Date will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

          Any beneficial owner of the Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed assignment from the registered holder. The transfer of registered ownership may take considerable time.

          If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Original Notes) or if delivery of the Exchange Notes is to be made to a person other than the registered holder, such Original Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such Original Notes with the signature on the Original Notes or the bond power guaranteed by an Eligible Institution (as defined below).

          Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of the foregoing, an "Eligible Institution").

          If the Letter of Transmittal or any Original Notes or assignments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

          The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Original Notes.

          All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

          While the Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

          By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

       Return of Notes

          If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depository) as promptly as practicable.

       Book-Entry Transfer

          The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

       Guaranteed Delivery Procedures

          Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes (if available) and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

          Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

       Withdrawal of Tenders

          Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

          To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers (if applicable) and principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

       Certain Conditions to the Exchange Offer

          Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (d) any governmental approval which the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have not been obtained.

          If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "The Exchange Offer -- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

          Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

          The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's reasonable discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

       Termination of Certain Rights

          All rights under Registration Rights Agreement (including registration rights) of holders of the Original Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Notes by broker-dealers for a period of 180 days from the date on which the Registration Statement is declared effective and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 180 days from the date on which the Registration Statement is declared effective. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       Exchange Agent

          United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. All questions and requests for assistance as well as all correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

By Hand:                                                  By Overnight Courier:
United States Trust Company                                United States Trust
of New York                                                      Company
111 Broadway, Lower Level                                      of New York
New York, NY 10005                                         770 Broadway, 13th
Attention:  Corporate Trust                                       Floor
                                                           New York, NY 10003
By Mail:                                                  Attention:  Corporate
(insured or registered                                            Trust
recommended)                                                 Services Window
United States Trust Company
of New York
P.O. Box 843
Peter Cooper Station
New York, NY 10276
Attention:  Corporate Trust


                              Facsimile Transmission:
                                         (212) 420-6152
                                   (For Eligible
                                 Institutions Only)

                               Confirm by Telephone:
                                         (800) 548-6565



          Requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent.

       Fees and Expenses

          The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

          The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

          The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

          The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes, or Original Notes for principal amounts not tendered or acceptable for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holders of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Original Notes.

       Accounting Treatment

          The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

       Consequence of Failure to Exchange

          Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

          The Original Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                                  THE COMPANY

          Pierce Leahy is the largest archive records management company in North America, as measured by its 34 million cubic feet of records currently under management in 105 facilities throughout North America. The Company provides extensive records management services to a diversified group of over 15,000 customer accounts in a variety of industries including financial services, manufacturing, transportation, healthcare and law.

          Pierce Leahy's operations date to 1957 when its predecessor company, L.W. Pierce Co., Inc., was founded to provide filing systems and related equipment to companies in the Philadelphia area. L. W. Pierce Co., Inc. expanded primarily through internal growth until 1990 when it acquired Britannia Security Group, Inc. (doing business as Leahy Business Archives), which approximately doubled the size of the Company. The Company was formed at that time from the consolidation of the predecessor company with Leahy Business Archives.

          Since its incorporation in 1990, the Company has elected to be taxed as a corporation under Subchapter S (a "Subchapter S corporation") of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has made, and intends to continue to make, distributions to its shareholders to pay their tax obligations as a result of the Company's status as a Subchapter S corporation. Such distributions will not be restricted by the terms of the Notes.

          The Company's Canadian business is operated by Pierce Leahy Command Company ("PLC Command"), a Nova Scotia unlimited liability company. As a result of the Company's status as a Subchapter S corporation, all of the capital stock of PLC Command is owned by two limited partnerships. Two separate corporations owned by J. Peter Pierce are the general partner of each partnership, respectively, and the Company has a 99% limited partnership interest in each partnership. Accordingly, the Company has an indirect 99% equity interest in PLC Command.

          The principal executive offices of the Company are located at 631 Park Avenue, King of Prussia, Pennsylvania 19406, and its telephone number is
       (610) 992-8200.


                                THE TRANSACTIONS

          In connection with the offering of the Original Notes, the Company effected a series of transactions described below (collectively referred to as the "Transactions"):

          (i) the repayment of the amounts outstanding under the Company's previous credit facility ($146.1 million) and entering into the Credit Facility. See "Description of Credit Facility";

          (ii) the consummation of the purchase of a records management company in the San Diego market for $3.5 million;

          (iii) in order to eliminate or reduce certain related party rental expenses, the Company purchased from two partnerships owned by members of the Pierce family (the "Pierce Family Partnerships") six facilities located in the following locations which are currently leased by the Company from the Pierce Family Partnerships: Atlanta, Georgia; Chester, New York; Folcroft, Pennsylvania; Sharon Hill, Pennsylvania (two properties); and Midland, Texas. The purchase prices for five of these six properties were based on independent valuations prepared by various subsidiaries of Cushman & Wakefield, Inc. and the purchase price of the Midland, Texas property was based on the recent acquisition price for such property. In addition, the Company had been subleasing from one of the Pierce Family Partnerships 16 other facilities at a cost in excess of the amount being paid by such Pierce Family Partnership to the owner of the property. The Company purchased the leasehold interests from such Pierce Family Partnership, thereby reducing the Company's rental expense. In addition, one of the Pierce Family Partnerships had minority interests in five of the properties currently leased by the Company, which interests were purchased by the

       Company. The total purchase price for all of the above transactions (the "Real Estate Transactions") was $14.8 million, and the purchase of the real property and leasehold interests from the Pierce Family Partnerships will reduce the Company's annual rental expense by $2.0 million; and

          (iv) the redemption of 100 shares of Class A Common Stock from Leo W. Pierce, Sr. (representing 1% of the Company's Common Stock and approximately 19% of Mr. Pierce's beneficial holdings) for an aggregate price of $1.45 million (the "Stock Redemption").

                                USE OF PROCEEDS

          The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, the terms of which are identical to the Exchange Notes. The Original Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

          The net proceeds to the Company from the sale of the Original Notes was or will be used to finance the Transactions and for general corporate purposes, including acquisitions. The anticipated sources and uses of funds from the sale of the Original Notes are set forth below (dollars in thousands).

Source of proceeds:
  Offering of Original Notes...................................     $200,000
                                                                    ========
Uses of proceeds:
  Retirement of existing Credit Facility -- U.S. ..............     $123,988 (a)
  Retirement of existing Credit Facility -- Canadian...........       22,128 (a)
  Real Estate Transactions.....................................       14,841
  Stock Redemption.............................................        1,450
  Pending acquisition..........................................        3,500
  General corporate purposes...................................       25,593
  Estimated fees and expenses..................................        8,500
                                                                    --------
       Total uses of proceeds..................................     $200,000
                                                                    ========
- --------------

       (a) Based on actual outstanding indebtedness as of the closing of the sale of the Original Notes.

                                 CAPITALIZATION

          The following table sets forth the capitalization of the Company (i) as of March 31, 1996 and (ii) as adjusted to give effect to the sale of the Original Notes, the Transactions, the redemption of certain warrants and the accrual of a pension obligation for Leo W. Pierce, Sr. as if they had occurred as of March 31, 1996. This table should be read in conjunction with the information contained in "Use of Proceeds" as well as the Company's consolidated financial statements and notes thereto included elsewhere herein (U.S. dollars in thousands):


                                                          As of March 31, 1996
                                                        ------------------------
                                                        Actual       As Adjusted
                                                        ------       -----------

       Cash on hand................................     $    474        $ 27,949
                                                        ========        ========

       Existing Credit Facility -- U.S. (a)........     $102,575        $     --
       Existing Credit Facility -- Canadian(a).....       21,334              --
       Credit Facility -- U.S. ....................           --              --
       Credit Facility -- Canadian.................           --              --
       Original Notes .............................           --         200,000
       Redeemable warrants.........................        2,625              --
       Other indebtedness..........................          727             727
                                                        --------         -------
           Total debt..............................      127,261         200,727

       Shareholders' deficit.......................     (17,867)        (29,237)
                                                        --------        --------
            Total capitalization...................     $109,394        $171,490
                                                        ========        ========
- --------------

       (a) Does not include approximately $21.4 million of additional U.S. borrowings and $0.8 million of additional Canadian borrowings since March 31, 1996.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENT OF
                   OPERATIONS, BALANCE SHEET AND OTHER DATA

          The following selected consolidated statement of operations, balance sheet and other data as of December 31, 1991, 1992, 1993, 1994 and 1995, and for the years then ended, have been derived from the Consolidated Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The report of Arthur Andersen LLP with respect to the Company's Consolidated Financial Statements for the years ended December 31, 1993, 1994 and 1995 appears elsewhere in this Prospectus. The selected consolidated statement of operations, balance sheet and other data as of March 31, 1995 and 1996, and for the three months then ended, is derived from the unaudited Consolidated Financial Statements of the Company which, in management's opinion, includes all material adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for a full year.

          The following selected pro forma statement of operations data and other data give effect to, among other things, the Transactions and the offering of the Original Notes, as if they had occurred on January 1, 1995. The following unaudited pro forma condensed consolidated balance sheet data give effect to, among other things, the Transactions and the offering of the Original Notes, as if they had occurred on March 31, 1996. The Transactions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma information should be read in conjunction with the Company's consolidated financial statements and the notes thereto, as of December 31, 1995 and for the three years in the period then ended, appearing elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the results that would have occurred had the Transactions and the offering of the Original Notes been completed on the dates indicated or the Company's actual or future results or financial position.

          The information set forth below should be read in conjunction with the Pro Forma Condensed Consolidated Financial Statements, the Company's Consolidated Financial Statements and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

    SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS,
                          BALANCE SHEET AND OTHER DATA

                             (dollars in thousands)



                                                                               Year Ended December 31,
                                                      ----------------------------------------------------------------------------
                                                                                                                    Pro Forma
                                                         1991         1992         1993       1994       1995        1995(a)
                                                      ----------  -------------  ---------  ---------  ---------  ----------------
Statement of Operations Data:
Revenues
        Storage..................................       $ 33,195       $ 37,633   $ 42,122   $ 47,123    $55,501      $ 75,143
        Service and storage material sales.......         22,437         25,202     31,266     35,513     39,895        46,452
                                                        --------       --------   --------   --------    -------      --------
          Total revenues.........................         55,632         62,835     73,388     82,636     95,396       121,595

Cost of sales, excluding depreciation and
        amortization............................          37,145         39,702     45,391     49,402     55,616        67,292
Selling, general and administrative.............           6,693          9,012     11,977     15,882     16,148        19,596
Depreciation and amortization...................           5,783          5,734      6,888      8,436      8,163        10,959
Consulting payments to related parties (b).....               --             --         --        500        500           500
                                                        --------       --------   --------   --------    -------      --------
        Operating income........................           6,011          8,387      9,132      8,416     14,969        23,248

Interest expense................................           6,677          6,388      6,160      7,216      9,622        23,686
                                                        --------       --------   --------   --------    -------      --------
        Income (loss) before extraordinary loss.            (666)         1,999      2,972      1,200      5,347          (438)

Extraordinary loss(c)...........................              --             --      9,174      5,991      3,279         3,279
                                                        --------       --------   --------   --------    -------      --------
        Net income (loss).......................        $   (666)      $  1,999   $ (6,202)  $ (4,791)   $ 2,068      $ (3,717)
                                                        ========       ========   ========   ========    =======      ========

Other Data:
EBITDA(d).......................................        $ 11,794       $ 14,121   $ 16,020   $ 17,352    $23,632      $ 34,707
EBITDA margin...................................           21.2%          22.5%      21.8%      21.0%      24.8%         28.5%

Capital expenditures(e).........................        $  3,521       $  5,565   $  5,827   $  6,352    $16,288            --
Cubic feet of storage under management
        at end of period (000s).................          13,858         16,248     19,025     22,160     29,523        32,264

Ratio of EBITDA to interest expense (f).........              --             --         --         --         --         1.52x
Ratio of total debt to EBITDA...................              --             --         --         --         --         5.78x
Ratio of net debt to EBITDA.....................              --             --         --         --         --         4.98x
Ratio of earnings to fixed charges(g)...........              --          1.21x      1.30x      1.11x      1.37x            --


                                                                                Three Months
                                                                                   Ended
                                                                                  March 31,
                                                                 ---------------------------------------------
                                                                                                   Pro Forma
                                                                 1995               1996              1996(a)
                                                               --------           --------         -----------
Statement of Operations Data:
Revenues
   Storage......................................               $ 12,732           $ 16,969           $ 18,358
   Service and storage material sales...........                  9,490             12,730             13,529
                                                               --------           --------            -------
      Total revenues............................                 22,222             29,699             31,887

Cost of sales, excluding depreciation and
   amortization.................................                 13,118             17,406             17,759
Selling, general and administrative.............                  4,026              4,856              5,324
Depreciation and amortization...................                  1,990              2,572              2,939
Consulting payments to related parties (b)......                    125                125                125
                                                               --------           --------            -------
        Operating income........................                  2,963              4,740              5,740

Interest expense................................                  1,928              2,846              5,921
                                                               --------           --------            -------
    Income (loss) before extraordinary loss.....                  1,035              1,894               (181)
Extraordinary loss(c)...........................                     --                 --                 --
                                                               --------           --------            -------
        Net income (loss).......................               $  1,035           $  1,894            $  (181)
                                                               ========           ========            =======
Other Data:
EBITDA(d).......................................               $  5,078           $  7,437            $ 8,804
EBITDA margin...................................                  22.9%              25.0%              27.6%

Capital expenditures(e).........................               $  1,535           $  3,553                 --
Cubic feet of storage under management
   at end of period (000s)......................                 23,549             31,088             33,279

Ratio of EBITDA to interest expense (f).........                     --                 --              1.54x
Ratio of total debt to EBITDA...................                     --                 --                 --
Ratio of net debt to EBITDA.....................                     --                 --                 --
Ratio of earnings to fixed charges(g)...........                  1.34x              1.45x                 --


                                                                       As of December 31,
                                                        -----------------------------------------------------
                                                         1991        1992        1993       1994        1995
                                                        ------      ------      ------     ------      ------
Balance Sheet Data:
Cash and cash equivalents.......................        $   332     $   461     $  528     $  358      $  722
Working capital (deficit).......................        (10,402)    (11,656)    (9,143)    (5,202)     (8,139)
Total assets....................................         59,726      65,869     74,621     79,746     131,328
Total debt (including redeemable warrants)......         52,695      55,027     69,736     77,683     120,071

Net debt (net of cash balance)..................         52,363      54,566     69,208     77,325     119,349

Shareholders' deficit...........................        (11,006)     (9,028)   (14,508)   (19,341)    (18,201)



                                                           As of March 31, 1996
                                                        ----------------------------
                                                                       Pro Forma
                                                         Actual      As Adjusted(h)
                                                        --------    ----------------
Balance Sheet Data:
Cash and cash equivalents.......................         $  474           $ 27,949
Working capital (deficit).......................         (6,595)            22,201
Total assets....................................        138,628            201,973
Total debt (including redeemable warrants)......        127,261            200,727
Net debt (net of cash balance)..................        126,787            172,778
Shareholders' deficit...........................        (17,867)           (29,237)

                                           (see footnotes on the following page)

      Notes to Selected Historical and Pro Forma Consolidated Statement
                  of Operations, Balance Sheet and Other Data

       (a) Gives effect to (i) acquisitions completed in 1995 and 1996 year to date, (ii) the redemption of certain warrants and (iii) the offering of the Original Notes, the Transactions, and the application of the net proceeds from the sale of the Notes, as if each had occurred as of January 1, 1995. See "Use of Proceeds" and "Pro Forma Financial Data." In connection with the Transactions, the Company expects to incur non-recurring charges of approximately $5.3 million in the quarter in which the offering of the Original Notes is consummated. Such charges are not reflected in the Pro Forma Condensed Consolidated Statement of Operations. See "Risk Factors--Non-Recurring Charges; Expected Loss in Third Quarter of 1996."

       (b) Represents aggregate payments made to eight Pierce family members.

       (c) Represents loss on early extinguishment of debt due to refinancings in 1993, 1994 and 1995. Amounts include write-off of unamortized deferred financing costs and discount, along with prepayment penalties and other costs. A similar charge will occur in the quarter in which the debt is repaid ($2.0 million assuming the debt is repaid in the third quarter), which has not been reflected in the Pro Forma Condensed Consolidated Statement of Operations. See "Risk Factors-- Non-Recurring Charges; Expected Loss in Third Quarter of 1996."

       (d) "EBITDA" is defined as net income (loss) before interest expense, taxes, depreciation and amortization, consulting payments to related parties and extraordinary items. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a criteria in evaluating records management companies. Moreover, substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flows.

       (e) Capital expenditures for 1995 are comprised of $7.2 million for new shelving, $5.1 million for facility purchases and related improvements, $1.6 million for data processing, $1.5 million for leasehold and building improvements and $0.9 million for the purchase of transportation, warehouse and office equipment. Of the total 1995 capital expenditures, approximately $2.5 million was for maintenance capital expenditures.

       (f) Excludes non-cash amortization of deferred financing fees of $0.9 million and $0.2 million in pro forma 1995 and the three months ended March 31, 1996, respectively.

       (g) The earnings for the year ended December 31, 1991 and the pro forma year ended December 31, 1995 and the three months ended March 31, 1996 were inadequate to cover fixed charges by $0.7 million, $0.4 million and $0.2 million, respectively.

       (h) Gives effect to the following, as if they each had occurred as of March 31, 1996: (i) the acquisitions completed after March 31, 1996;
           (ii) the redemption of certain warrants; and (iii) the offering of the Original Notes, the Transactions and the application of the net proceeds from the sale of the Notes. See "Use of Proceeds" and "Pro Forma Financial Data."

                            PRO FORMA FINANCIAL DATA

          The pro forma condensed consolidated balance sheet as of March 31, 1996 gives effect to, among other things, the Transactions, as if they occurred on March 31, 1996. The unaudited pro forma condensed consolidated statement of operations and other data for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to, among other things, the Transactions, as if they occurred on January 1, 1995. The Transactions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the Company's consolidated financial statements and notes thereto, as of December 31, 1995 and for each of the three years in the period ended December 31, 1995, appearing elsewhere in this Prospectus.

                               PIERCE LEAHY CORP.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996
                             (dollars in thousands)

                                                         Completed      Redemption                Offering and    Pro Forma
                                                        and Pending         of           Pro          Other           As
                                             Actual    Acquisition(a)   Warrants(b)     Forma    Transactions(c)   Adjusted
                                            ---------  --------------  -------------  ---------  ---------------  ----------
ASSETS
CURRENT ASSETS:
   Cash...................................  $    474      $    850       $     --     $  1,324       $ 26,625      $ 27,949
   Accounts receivable....................    15,724           500             --       16,224             --        16,224
   Inventories............................       654            50             --          704             --           704
   Prepaid expenses and other.............     1,612           150             --        1,762             --         1,762
                                            --------      --------       --------     --------       --------      --------
      Total current assets................    18,464         1,550             --       20,014         26,625        46,639
PROPERTY AND EQUIPMENT, net...............    77,110         9,225             --       86,335          7,008        93,343
OTHER ASSETS, primarily intangibles.......    43,054        12,025             --       55,079          6,912        61,991
                                            --------      --------       --------     --------       --------      --------
                                            $138,628      $ 22,800       $     --     $161,428       $ 40,545      $201,973
                                            ========      ========       ========     ========       ========      ========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Current portion of long-term debt and
    noncompete obligations................  $  2,175      $     --       $     --     $  2,175       $ (1,870)     $    305
     Accounts payable.....................     4,682           100             --        4,782             --         4,782
     Accrued expenses.....................     8,980           650             --        9,630            499        10,129
     Deferred revenues....................     9,222            --             --        9,222             --         9,222
                                            --------      --------       --------     --------       --------      --------
        Total current liabilities.........    25,059           750             --       25,809         (1,371)       24,438
LONG-TERM DEBT AND
 NONCOMPETE OBLIGATIONS...................   122,461        22,050          2,625      147,136         53,286       200,422
DEFERRED RENT.............................     2,856            --             --        2,856             --         2,856
DEFERRED INCOME TAXES.....................     3,494            --             --        3,494             --         3,494
REDEEMABLE WARRANTS.......................     2,625            --         (2,625)          --             --            --
SHAREHOLDERS' DEFICIT.....................   (17,867)           --             --      (17,867)       (11,370)      (29,237)
                                            --------      --------       --------     --------       --------      --------
                                            $138,628      $ 22,800       $     --     $161,428       $ 40,545      $201,973
                                            ========      ========       ========     ========       ========      ========

         The accompanying notes are an integral part of this statement.

                               PIERCE LEAHY CORP.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996
                             (dollars in thousands)

       (a) Represents the balance sheets for the businesses acquired by the Company after March 31, 1996 (File Box, Inc. and Security Archives, Inc.) and the pending acquisition (see "Business--Acquisition History and Growth Strategy"), after application of the purchase method of accounting. Expected total purchase price is $22,050, including transaction costs.

       (b) Represents the redemption of warrants issued in connection with a prior financing.

       (c) Reflects the sale of $200,000 of Original Notes and the use of the proceeds to repay existing indebtedness of $123,909, the acquisitions closed after March 31, 1996 for $18,550, the pending acquisition for $3,500, the redemption of warrants for $2,625, estimated transaction costs and expenses of $8,500, the Stock Redemption for $1,450, and the Real Estate Transactions for $14,841, resulting in net cash available for operations of $26,625. Since the Real Estate Transactions involve land, buildings and joint venture interests purchased from the Pierce Family Partnerships, for financial reporting purposes, the assets will be recorded at their depreciated cost of $7,008 and the $5,069 excess of the purchase price over the depreciated basis will be charged to shareholders' deficit. The debt refinancing will result in the write-off of unamortized deferred financing costs in the period in which the repayment occurs ($2,107 as of March 31, 1996, estimated to be $1,986 if the repayment occurs in the third quarter). In addition, payments to the Pierce Family Partnerships of $2,764 for certain leases and $499 for an accrual of a pension obligation due to Leo W. Pierce, Sr. will be charged to expense.

                               PIERCE LEAHY CORP.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (dollars in thousands)

                                                                                             Adjustments
                                                                                                from
                                                Completed       Adjustments                   Offering         Pro Forma
                                               and Pending         from           Pro         and Other            As
                                    Actual    Acquisition(a)   Acquisitions      Forma      Transactions        Adjusted
                                    -------   --------------   -------------    --------    -------------      ----------
REVENUES.......................... $ 95,396      $ 26,199          $     --     $121,595        $     --        $121,595
                                   --------      --------          --------     --------        --------        --------
OPERATING EXPENSES:
 Cost of sales, excluding
   depreciation and amortization..   55,616        15,248            (1,556) (b)  69,308          (2,016) (f)     67,292
  Selling, general and
   administrative.................   16,148         6,848            (3,400) (c)  19,596              --          19,596
  Depreciation and amortization...    8,163         1,906               634  (d)  10,703             256  (f)     10,959
  Consulting payments to related
   parties........................      500            --                --          500              --             500
                                   --------      --------          --------     --------        --------        --------

     Total operating expenses.....   80,427        24,002            (4,322)     100,107          (1,760)         98,347
                                   --------      --------          --------     --------        --------        --------
     Operating income.............   14,969         2,197             4,322       21,488           1,760          23,248
INTEREST EXPENSE..................    9,622           454             3,681  (e)  13,757           9,929  (g)     23,686
                                   --------      --------          --------     --------        --------        --------
    Income (loss) before
      extraordinary loss..........    5,347         1,743               641        7,731          (8,169)           (438)
EXTRAORDINARY LOSS................    3,279            --                --        3,279              --           3,279
                                   --------      --------          --------     --------        --------        --------
NET INCOME (LOSS)................. $  2,068      $  1,743          $    641     $  4,452         $(8,169)       $ (3,717)
                                   ========      ========          ========     ========        ========        ========

         The accompanying notes are an integral part of this statement.

                               PIERCE LEAHY CORP.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                             (dollars in thousands)

                                                                                                       Adjustments
                                                     Completed         Adjustments                    from Offering      Pro Forma
                                                    and Pending            from            Pro          and Other            As
                                          Actual   Acquisition(a)      Acquisitions       Forma       Transactions        Adjusted
                                          -------  --------------    ----------------    -------    -----------------    ----------
REVENUES................................  $29,699      $ 2,188           $     --        $31,887          $    --         $31,887
                                          -------      -------           --------        -------          -------          -------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation
   and amortization......................   17,406         991               (133) (b)    18,264             (505)(f)      17,759
 Selling, general and administrative....    4,856          683               (215) (c)     5,324               --           5,324
 Depreciation and amortization..........    2,572          197                106  (d)     2,875               64  (f)      2,939
 Consulting payments to related
  parties...............................      125           --                 --            125               --             125
                                          -------      -------            -------        -------          -------         -------
    Total operating expenses............   24,959        1,871               (242)        26,588             (441)         26,147
                                          -------      -------            -------        -------          -------         -------
    Operating income....................    4,740          317                242          5,299              441           5,740
INTEREST EXPENSE........................    2,846            6                582  (e)     3,434            2,487 (g)       5,921
                                          -------      -------            -------        -------          -------         -------
    Income (loss) before
     extraordinary loss.................    1,894          311               (340)         1,865           (2,046)           (181)
EXTRAORDINARY LOSS......................       --           --                 --             --               --              --
                                          -------      -------            -------        -------          -------         -------
NET INCOME (LOSS).......................  $ 1,894      $   311              $(340)       $ 1,865          $(2,046)        $  (181)
                                          =======      =======            =======        =======          =======         =======

         The accompanying notes are an integral part of this statement.

                               PIERCE LEAHY CORP.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                             (dollars in thousands)

       (a) Represents the historical results of operations of acquisitions completed in 1995 and 1996 for periods prior to their acquisition by the Company and the results of operations of the pending acquisition. See "Business--Acquisition and Growth Strategy."
       (b) Pro forma adjustments have been made to reduce cost of sales by $1,556 in 1995 and $133 for the three months ended March 31, 1996, to eliminate specific expenses that would not have been incurred had the completed and pending acquisitions occurred as of January 1, 1995. Such cost savings relate to (i) the termination of certain employees due to the integration and consolidation of the operations and (ii) a reduction in warehouse rent expense related to facilities the Company has or will vacate or negotiated changes in lease terms.
       (c) Pro forma adjustments for the year ended December 31, 1995 and for the three months ended March 31, 1996 have been made to reduce selling, general and administrative expenses by $3,400 and $215, respectively, to eliminate specific expenses that would not have been incurred had the completed and pending acquisitions occurred as of January 1, 1995. Such cost savings relate to the termination of certain employees and a reduction in computer and certain other operating costs. Additional cost savings that the Company expects to realize through the integration of the acquisitions into the Company's operations have not been reflected.
       (d) A pro forma adjustment has been made to reflect additional depreciation and amortization expense based on the fair market value of the assets acquired, as if the completed and pending acquisitions had occurred as of January 1, 1995. Property and equipment are depreciated over five to 40 years, goodwill is amortized over 30 years and covenants not to compete are amortized over four to five years on a straight-line basis. Such depreciation and amortization may change upon the final appraisal of the fair market value of the net assets acquired.
       (e) Represents interest expense on debt incurred to finance the completed and pending acquisitions of $3,681 in 1995, using an effective annual interest rate of 9.33%, and $582 for the three months ended March 31, 1996, using an effective annual interest rate of 9.58%.
       (f) Reflects the purchase of land and buildings as part of the Real Estate Transactions from the Pierce Family Partnerships that previously leased such facilities to the Company. In addition, the Company will pay $2,764 to one of the Pierce Family Partnerships to assume such Partnership's position in certain leases with third-parties. These operating leases with third-parties were "passed through" to the Company with a mark-up. Rent expense of $2,016 in 1995 and $505 for the three months ended March 31, 1996 has been eliminated based on these proposed transactions. Depreciation expense of $256 in 1995 and $64 for the three months ended March 31, 1996 has been recorded based on the depreciated cost of the buildings and improvements to be acquired ($6,382 at the assumed purchase date), using an estimated remaining useful life of 25 years. The $2,764 payment to assume leases will result in a one-time charge in the statement of operations in the quarter in which the Real Estate Transactions are consummated, and has not been reflected in the Pro Forma Condensed Consolidated Statement of Operations. These pro forma statements also do not include the accrual for a pension obligation due Leo W. Pierce, Sr. See "Risk Factors--Non-Recurring Charges; Expected Loss in Third Quarter of 1996."
       (g) Reflects interest expense on the $200,000 proceeds from the sale of the Original Notes, at 11/1//8%, and amortization of deferred debt issuance costs, which costs are expected to be approximately $8,500, offset by the elimination of interest expense on the indebtedness that will be repaid with a portion of the proceeds of the offering of the Original Notes. The repayment of such indebtedness will result in the write-off of deferred financing costs of approximately $1,986 in the statements of operations in the quarter in which the repayment occurs and has not been reflected in the Pro Forma Condensed Consolidated Statement of Operations. See "Risk Factors--Non-Recurring Charges; Expected Loss in Third Quarter of 1996." Pro forma adjusted interest expense represents the interest on the $200,000 of Original Notes (including the amortization of deferred financing costs) and the unpaid existing indebtedness which will not be repaid, along with certain costs under the Credit Facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with the Selected Historical and Pro Forma Consolidated Statement of Operations, Balance Sheet and Other Data and the Consolidated Financial Statements and the Notes thereto and the other financial and operating information included elsewhere in this Prospectus.

       General

          The Company is the largest archive records management company in North America, as measured by its 34 million cubic feet of records currently under management. The Company's operations date to 1957 when its predecessor company, L.W. Pierce Co., Inc., was founded to provide filing systems and related equipment to companies in the Philadelphia area. The Company expanded primarily through internal growth until 1990, when it acquired Leahy Business Archives which effectively doubled its size. Since 1991, the Company has pursued an expansion strategy combining growth from new and existing customers with the completion and successful integration of 18 acquisitions.

          The Company has experienced significant growth in its revenues and EBITDA as a result of its successful expansion and acquisition strategy, which has been facilitated by the implementation of the PLUS(R) system. During the four-year period ended December 31, 1995, revenues increased from $55.6 million to $95.4 million, representing a compound annual growth rate of 14.4%. The Company has also made substantial investments in its facilities and management information systems, the benefits of which are now being realized through economies of scale and increased operating efficiencies. The Company's EBITDA as a percentage of total revenues improved from 21.2% in 1991 to 24.8% in 1995, while EBITDA increased from $11.8 million to $23.6 million, over the same period, representing a compound annual growth rate of 19.4%. As the Company's volume of business grows, the Company believes its substantial investment in infrastructure will be amortized over a larger base of business, creating further economies of scale.

          The following table illustrates the growth in stored cubic feet from existing customers, new customers and acquisitions from 1991 through 1995 and for the three-month period ended March 31, 1996:

              Net Additions of Cubic Feet of Storage by Category
                           (cubic feet in thousands)

                            Year Ended December 31,
                            -----------------------

                                                                                  Three Months
                                                                                      Ended
                                                                                    March 31,
                                     1991     1992     1993     1994      1995        1996
                                    -------  -------  -------  -------  ---------   ---------
Additions of Cubic Feet:
   Existing Customer Accounts(a)..     950    1,101    1,166    1,657     722(b)      371(b)
   New Customer Accounts(c).......     376      995    1,494    1,038     2,018       644
   Acquisitions...................      __      294      117      440     4,623       550
                                    ------   ------   ------   ------    ------    ------
  Total...........................   1,326    2,390    2,777    3,135     7,363     1,565
   % Increase.....................      11%      17%      17%      16%       33%      *
Breakdown of % Increase:
   Existing Customer Accounts(a)..       8%       8%       7%       9%        3%      *
   New Customer Accounts(c).......       3%       7%       9%       5%        9%
   Acquisition....................       0%       2%       1%       2%       21%      *
                                    ------   ------   ------   ------    ------    ------
   Total..........................      11%      17%      17%      16%       33%      *
Cubic Feet Under Management:
   Beginning of Period............  12,532   13,858   16,248   19,025    22,160    29,523
   End of Period..................  13,858   16,248   19,025   22,160    29,523    31,088

- --------------
*   Not applicable
(a) Net of permanent removals.
(b) Includes effects of a records destruction program for a major customer recommended by the Company pursuant to a consulting agreement.
(c) For the first twelve months after the establishment of an account, records added to such account are classified as additions to new customer accounts in the period in which they are received.


        Revenues

    The Company's revenues consist of storage revenues (58.2% of total revenues in 1995), and related service and storage material sales revenues (41.8% of total revenues in 1995). The Company provides records storage and related services under annual or multi-year contracts that typically provide for recurring monthly storage fees which continue until such records are permanently removed (for which the Company charges a service fee) and service charges based on activity with respect to such records. The Company's current average monthly storage rate is approximately $0.175 per cubic foot (or $2.10 per year). Permanent removal fees range from $2.00 to $5.75 per cubic foot. Since there are relatively little direct on-going marketing, labor or capital expenditures associated with storing a box of records, recurring storage fees contribute significantly to EBITDA.

    While the Company's total revenues have increased at a compound annual growth rate of 14.4% from 1991 to 1995, total revenue per annual average cubic foot during such period has declined 10.0% from $4.22 to $3.80.* The decline is attributable to (i) increases in sales to large volume accounts under long-term contracts with discounted rates, which generate lower revenue per cubic foot, but typically generate increased operating income, (ii) renegotiation of contracts with existing customers to provide for longer term contracts at lower rates, and (iii) industry-wide pricing pressures (based in large part on reductions related to the cost of commercial real estate since the late 1980s). Declines in revenues per cubic foot have been more than offset by improvements in operating efficiencies and greater productivity as demonstrated by the increase in EBITDA and EBITDA as a percentage of total revenues over the same period.

        Operating Expenses and Productivity

          Operating expenses consist primarily of cost of sales, selling, general and administrative expenses, and depreciation and amortization. Cost of sales are comprised mainly of wages and benefits, facility occupancy costs, equipment costs and supplies. The major components of selling, general and administrative expenses are management, administrative, marketing and data processing wages and benefits and also include travel, communication and data processing expenses, professional fees and office expenses.

          In recent years, the Company has undertaken several steps to reduce operating expenses, particularly labor and facility occupancy costs, which are its two highest cost components. From 1991 to 1995, annual operating expenses (before depreciation, amortization and consulting payments) per average annual cubic foot declined 13.9% from $3.32 to $2.86. *

          The installation of the PLUS(R) system (which took approximately five years and over $8 million to develop and implement) has significantly reduced the Company's labor requirements by streamlining administrative and warehouse work processes, thereby reducing the labor required to process customer orders. The PLUS(R) system also has increased the speed at which the Company can obtain labor efficiencies when acquiring new records management companies, which in conjunction with the Company's centralized corporate administrative functions, has generally enabled the Company to integrate several acquisitions sites concurrently and to reduce the workforce of acquired businesses by at least 20%.


          The following table illustrates the Company's improvement in labor productivity from 1991 to 1995:


                         Analysis of Labor Productivity


                                                                               December 31
                                                        ------------------------------------------------------
                                                                                                     Pro Forma
                                                           1991     1992     1993     1994     1995   1995(a)
                                                        -------  -------  -------  -------  -------  ---------
         Cubic Feed Under Management Per Employee(b)..   18,702   19,961   23,033   24,405   24,521     25,525
         EBITDA Per Employee(c).......................  $15,916  $18,174  $19,537  $20,014  $22,379    $27,458
         Number of Employees at End of Period.........      741      814      826      908    1,204      1,264

       --------------
       (a) Pro forma cubic feet under management is equal to (i) cubic feet of records under management as of December 31, 1995, plus (ii) cubic feet of records under management on the closing of each acquisition consummated during 1996, plus (iii) the number of cubic feet of records expected to be added upon the closing of the pending acquisition. Pro forma number of employees equals (a) the actual number of employees as of the end of 1995, plus (b) the number of employees added as a result of the 1996 acquisitions, plus (c) the number of employees expected to be added upon the closing of the pending acquisition, less (d) the number of employees from (b) and
           (c) that were eliminated in the Company's pro forma calculations. See Note (2) to Notes to Pro Forma Condensed Consolidated Statement of Operations. Pro forma EBITDA gives effect to the 1996 acquisitions, the pending acquisition, the offering of the Original Notes, the Transactions and the application of the net proceeds from the sale of the Notes, as if each had occurred as of January 1, 1995. See "Use of Proceeds" and "Pro Forma Financial Data."
       (b) Based on end of period cubic footage under management and end of period number of employees.
       (c) Based on the average of the number of employees at the beginning and end of period.
      ------------------------
           *For periods through 1994, average cubic feet is the average of cubic feet at the beginning and the end of the period; for periods beginning on or after January 1, 1995, average cubic feet is the average of the cubic feet at the end of each month in such period.

          The Company is consolidating certain individual warehouses into larger, more efficient regional facilities, which generate economies of scale in both labor and occupancy costs. The majority of the Company's available storage capacity is in two new facilities located in Massachusetts and New Jersey. These facilities have high storage densities (cubic feet of storage capacity divided by square footage) which allow the Company to allocate its fixed real estate costs over a larger revenue base and increase its storage capacity per employee. The Massachusetts and New Jersey facilities, when fully occupied, will have over 17 million cubic feet of combined storage capacity, and as a result, warehouse utilization has declined to approximately 59% from historical levels of between 70% and 80%. The added capacity is expected to satisfy the Company's growth requirements in its Northeast region for several years.

          In addition to the reduction in rental expense expected to result from the Real Estate Transactions, the Company has attempted to reduce administrative expenses as it grows. During 1995, the Company implemented a new medical plan which reduced its health care expenditures per employee by over 30% annually while maintaining comparable coverage levels. The Company also reduced its telephone rates through a competitive bid process and is reviewing other areas for cost savings.

          The Company's depreciation and amortization charges result primarily from the capital-intensive nature of its business and the acquisitions the Company has completed. The principal components of depreciation relate to shelving, facilities and leasehold improvements, equipment for new facilities and computer systems. Amortization primarily relates to goodwill, deferred financing costs and noncompetition agreements arising from acquisitions and client acquisition costs. The Company has accounted for all of its acquisitions under the purchase method. Since the purchase price for records management companies is usually substantially in excess of the fair market value of their assets, these purchases have given rise to significant goodwill and, accordingly, significant levels of amortization. Although amortization is a non-cash charge, it does decrease reported net income. Accordingly, as the Company expands by making such acquisitions, amortization charges will increase, thereby continuing to affect net income negatively.

        Capital Expenditure Requirements

          The majority of the Company's capital expenditures are related to expansion. The largest single component is the purchase of shelving which is directly related to the addition of new records. Shelving costs total approximately $2.00 per cubic foot on a fully installed basis. Shelving has a relatively long life and rarely needs to be replaced. Most of the Company's storage facilities (both in number and square feet) are leased, but the Company will purchase facilities on an opportunistic basis. New facilities (leased or purchased) require certain improvements such as installation of lighting and security systems and other storage related modifications. The Company's data processing capital expenditures are also largely related to growth. As new facilities are added, on-site computer enhancements are needed.

          In 1995, over 80% of total capital expenditures of $16.3 million was related to expansion items. Capital expenditures consisted of $7.2 million for new shelving, $5.1 million for new facility purchases and related improvements, $1.6 million for data processing, $1.5 million for leasehold and building improvements, and $0.9 million for the purchase of transportation, warehouse and office equipment. Of the total 1995 capital expenditures, approximately $2.5 million was for maintenance capital expenditures.

          Since the majority of the Company's capital expenditures are growth related, the Company has the ability to adjust a major component of its use of funds by slowing its rate of growth. Under a slow growth strategy, the Company's capital expenditures would be significantly reduced, as minimal additional shelving and other expansionary capital expenditures would be required. The Company capitalizes, as client acquisition costs, certain costs related to new, large multi-year storage contracts. Client acquisition costs totaled $2.9 million during 1995 and included sales commissions and certain client move-in costs. Client acquisition costs are amortized over six years, the average initial contract term.

        Extraordinary Losses

          To provide capital to fund its growth oriented business strategy, the Company has incurred substantial indebtedness. The Company has completed several expansions of its credit facilities, primarily utilizing bank and insurance company debt, which have resulted in one-time charges including the repurchase of warrants, prepayment penalties and the write-off of deferred financing costs aggregating $18.4 million from 1993 to 1995. Similarly, the Company will recognize one-time charges in 1996 from the write-off of deferred financing costs in connection with the repayment of the existing indebtedness in the quarter in which such indebtedness is repaid ($2.0 million assuming the indebtedness is repaid in the third quarter). See "Risk Factors--Non-Recurring Charges; Expected Loss in Third Quarter of 1996."

       Results of Operations

          The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of operations, expressed as a percentage of revenue. There can be no assurance that the trends in revenue growth or operating results shown below will continue in the future.

                                                                                  Three Months
                                             Years Ended December 31,            Ended March 31,
                                             ------------------------            ---------------
                                               1993     1994      1995            1995    1996
                                             -------   -------   ------          ------   ------
Revenues:
   Storage..............................       57.4%     57.0%     58.2%          57.3%    57.1%
   Service and storage material sales...       42.6%     43.0%     41.8%          42.7%    42.9%
                                             ------    ------    ------          -----    -----

      Total revenues....................      100.0%    100.0%    100.0%         100.0%   100.0%

Cost of sales, excluding depreciation
 and amortization.......................       61.9%     59.8%     58.3%          59.0%    58.6%
Selling, general and administrative.....       16.3%     19.2%     16.9%          18.1%    16.4%
Depreciation and amortization...........        9.4%     10.2%      8.6%           9.0%     8.7%
Consulting payments to related
 parties................................          0%      0.6%      0.5%           0.6%     0.4%
                                             ------    ------    ------          -----    -----
   Operating income.....................       12.4%     10.2%     15.7%          13.3%    15.9%


Interest expense........................        8.4%      8.7%     10.1%           8.7%     9.6%
                                             ------    ------    ------          -----    -----
   Income (loss) before extraordinary
    loss................................        4.0%      1.5%      5.6%           4.6%     6.3%
Extraordinary loss......................       12.5%      7.2%      3.4%             0%       0%
                                             ------    ------    ------          -----    -----
   Net income (loss)....................       (8.5%)    (5.7%)     2.2%           4.6%     6.3%
                                             ======    ======    ======          =====    =====
   EBITDA...............................       21.8%     21.0%     24.8%          22.9%    25.0%
                                             ======    ======    ======          =====    =====

        Three Months Ended March 31, 1996 Compared to Three Months Ended March 31, 1995

          Storage revenues increased from $12.7 million in the three months ended March 31, 1995 to $17.0 million in the three months ended March 31, 1996, an increase of $4.3 million or 33.9%. Service and storage material sales revenues increased from $9.5 million in the three months ended March 31, 1995 to $12.7 million in the three months ended March 31, 1996, an increase of $3.2 million or 33.7%.

          Total revenues increased from $22.2 million in the three months ended March 31, 1995 to $29.7 million in the three months ended March 31, 1996, an increase of $7.5 million or 33.8%. Six acquisitions completed from February 1995 to March 1996 accounted for $5.4 million or 72.0% of such increase in total revenues. The balance of the revenue growth resulted from net increases in cubic feet stored from existing customers and from sales to new customers, partially offset by the reduction of records of a major customer pursuant to a records destruction program recommended by the Company pursuant to a consulting agreement.

          The monthly average cubic feet of storage increased approximately 32.9% for the first three months of 1996 as compared to the first three months of 1995, from approximately 22.8 million cubic feet to approximately 30.3 million cubic feet.

          Cost of sales (excluding depreciation and amortization) increased from $13.1 million in the three months ended March 31, 1995 to $17.4 million in the three months ended March 31, 1996, an increase of $4.3 million or 32.8%, but decreased slightly as a percentage of total revenues from 59.0% in 1995 to 58.6% in 1996. The $4.3 million increase resulted primarily from an increase in cubic feet stored from internal growth and acquisitions. The decrease as a percentage of total revenues was due primarily to operating efficiencies partially offset by the effect of the severe winter weather in 1996 as compared to 1995.

          Selling, general and administrative expenses increased from $4.0 million in the three months ended March 31, 1995 to $4.9 million in the three months ended March 31, 1996, an increase of $0.9 million or 22.5%, but decreased as a percentage of total revenues from 18.1% in 1995 to 16.4% in 1996. The $0.9 million increase was due primarily to increases in administrative staffing, including increases due to acquisitions.

          As a result of the foregoing factors, EBITDA increased from $5.1 million in the three months ended March 31, 1995 to $7.4 million in the three months ended March 31, 1996, an increase of $2.3 million or 45.1%, and increased as a percentage of total revenues from 22.9% in 1995 to 25.0% in 1996.

          Depreciation and amortization expenses increased from $2.0 million in the three months ended March 31, 1995 to $2.6 million in the three months ended March 31, 1996, an increase of $0.6 million or 30.0%, but decreased as a percentage of total revenues from 9.0% in 1995 to 8.6% in 1996. Depreciation and amortization expenses continued to increase primarily as a result of the Company's acquisitions and capital investments for shelving, improvements to records management facilities, information systems and client acquisition costs.

          Interest expense increased from $1.9 million in the three months ended March 31, 1995 to $2.8 million in the three months ended March 31, 1996. This increase was due primarily to increased levels of indebtedness, primarily to finance acquisitions, as well as higher interest rates. The Company's future interest expense may increase significantly as a result of the higher interest rate on the Notes offered hereby and additional indebtedness the Company may incur to finance possible future growth.

          As a result of the foregoing factors, net income increased from $1.0 million in the three months ended March 31, 1995 to $1.9 million in the three months ended March 31, 1996, an increase of $0.9 million or 90%, and increased as a percentage of total revenues from 4.6% in 1995 to 6.3% in 1996.

        Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

          Storage revenues increased from $47.1 million in 1994 to $55.5 million in 1995, an increase of $8.4 million or 17.8%. Service and storage material sales revenues increased from $35.5 million in 1994 to $39.9 million in 1995, an increase of $4.4 million or 12.4%.

          Total revenues increased from $82.6 million in 1994 to $95.4 million in 1995, an increase of $12.8 million or 15.5%. Almost one-half of the total revenue growth resulted from sales to new customers and increases in cubic feet stored from existing customers, partially offset by the reduction of records of a major customer pursuant to a records destruction program recommended by the Company pursuant to a consulting agreement. Five acquisitions completed from February 1995 to October 1995 accounted for $6.6 million (or 51.6%) of the increase.

          The annual average cubic feet stored increased from approximately 20.6 million in 1994 to approximately 25.1 million in 1995, an increase of 21.8%. The percentage increase in average cubic feet stored was greater than that of total revenues for the reasons discussed in the second paragraph under "--General--Revenues" above.

          Cost of sales (excluding depreciation and amortization) increased from $49.4 million in 1994 to $55.6 million in 1995, an increase of $6.2 million or 12.6%, but decreased as a percentage of total revenues from 59.8% in 1994 to 58.3% in 1995. The $6.2 million increase was due primarily to increases in storage volume and the associated cost of additional storage capacity. The decrease as a percentage of total revenues was due primarily to increased operating and storage efficiencies, in part reflecting the full implementation of the PLUS(R) system during the first quarter of 1995.

          Selling, general and administrative expenses increased from $15.9 million in 1994 to $16.1 million in 1995, an increase of $0.2 million or 1.3%, and decreased as a percentage of total revenues from 19.2% in 1994 to 16.9% in 1995. The decrease as a percentage of total revenues was due to operating efficiencies and the implementation of programs to control and reduce certain administrative expenses.

          As a result of the foregoing factors, EBITDA increased from $17.4 million in 1994 to $23.6 million in 1995, an increase of $6.2 million or 35.6%, and increased as a percentage of total revenues from 21.0% in 1994 to 24.8% in 1995. The increase as a percentage of total revenues reflected growth in the Company's business, economies of scale and increased operating efficiencies.

          Depreciation and amortization expenses decreased from $8.4 million in 1994 to $8.2 million in 1995, a decrease of $0.2 million or 2.4%, and decreased as a percentage of total revenues from 10.2% in 1994 to 8.6% in 1995. This decrease, both in dollars and as a percentage of total revenues, was due primarily to the Company's revision of the estimated useful lives of certain long-term assets, effective January 1, 1995, to more accurately reflect the estimated economic lives of the related assets and to be more in conformity with industry practices. The aggregate effect of adopting these revised lives was to decrease amortization and depreciation expense by approximately $4.9 million. This change more than offset what would have been an increase in depreciation charges resulting from capital expenditures for shelving and improvements to records management facilities and information systems and the amortization of goodwill from the Company's acquisitions.

          Interest expense increased from $7.2 million in 1994 to $9.6 million in 1995, an increase of $2.4 million or 33.3%, due primarily to higher levels of indebtedness. The Company recorded extraordinary losses of $6.0 million in 1994 and $3.3 million in 1995 related to the early extinguishment of debt as a result of refinancing and expanding its existing credit agreement in 1994 and again in 1995.

          As a result of the foregoing factors, net income was $2.1 million in 1995 compared to a net loss of $4.8 million in 1994.

        Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

          Storage revenues increased from $42.1 million in 1993 to $47.1 million in 1994, an increase of $5.0 million or 11.9%. Service and storage material sales revenues increased from $31.3 million in 1993 to $35.5 million in 1994, an increase of $4.2 million or 13.4%.

          Total revenues increased from $73.4 million in 1993 to $82.6 million in 1994, an increase of $9.2 million or 12.5%. The substantial majority of the revenue growth resulted from sales to new customers and increases in cubic feet stored from existing customers. Four acquisitions completed from April to October 1994 accounted for $1.0 million (or 10.9%) of the increase.

          The annual average cubic feet stored increased from approximately 17.6 million in 1993 to approximately 20.6 million in 1994, an increase of 17.1%. The percentage increase in cubic feet stored was greater than that of total revenues for the reasons discussed in the second paragraph under "--General--Revenues" above.

          Cost of sales (excluding depreciation and amortization) increased from $45.4 million in 1993 to $49.4 million in 1994, an increase of $4.0 million or 8.8%, but decreased as a percentage of total revenues from 61.9% in 1993 to 59.8% in 1994. The $4.0 million increase was due primarily to increases in storage volume and the cost of additional storage capacity. The decrease as a percentage of total revenues was due primarily to increased storage efficiencies.

          Selling, general and administrative expenses increased from $12.0 million in 1993 to $15.9 million in 1994, an increase of $3.9 million or 32.5%, and increased as a percentage of total revenues from 16.3% in 1993 to 19.2% in 1994. The increase in such expenses was due primarily to increased staffing principally related to the Company's investment in its corporate and sales infrastructure, the cost of converting its facilities to the PLUS(R) system, and the need to operate duplicate information systems in this period.

          As a result of the foregoing factors, EBITDA increased from $16.0 million in 1993 to $17.4 million in 1994, an increase of $1.4 million or 8.8%, but decreased as a percentage of total revenues from 21.8% in 1993 to 21.0% in 1994.

          Depreciation and amortization expenses increased from $6.9 million in 1993 to $8.4 million in 1994, an increase of $1.5 million or 21.7%, and increased as a percentage of total revenues from 9.4% in 1993 to 10.2% in 1994. This increase, both in dollars and as a percentage of total revenues, was due primarily to an increase in depreciation charges resulting from capital expenditures for shelving and improvements to records management facilities and information systems and amortization of goodwill resulting from acquisitions.

          Interest expense increased from $6.2 million in 1993 to $7.2 million in 1994, an increase of $1.0 million or 16.1%, due primarily to increased levels of indebtedness. The Company incurred an extraordinary loss in 1994 of $6.0 million related to the early extinguishment of debt and cancellation of warrants when it refinanced and expanded its existing credit facility in 1994 as compared to a $9.2 million extraordinary loss in 1993 for the same reasons.

          As a result of the foregoing factors, the net loss decreased from $6.2 million in 1993 to $4.8 million in 1994, a decrease of $1.4 million and decreased from 8.5% of total revenues to 5.7% of total revenues.

       Liquidity and Capital Resources

          The Company's primary sources of capital have been cash flows from operations and borrowings under various revolving credit facilities and other senior indebtedness. Historically, the Company's primary uses of capital have been acquisitions, capital expenditures and client acquisition costs.

        Capital Investments

          For 1993, 1994 and 1995 and the three months ended March 31, 1996, capital expenditures were $5.8 million, $6.4 million, $16.3 million and $3.6 million, respectively, and client acquisition costs were $2.8 million, $1.9 million, $2.9 million and $1.1 million, respectively. Capital expenditures for 1995 were comprised of $7.2 million for new shelving, $5.1 million for new facility purchases and related improvements, $1.6 million for data processing, $1.5 million for leasehold and building improvements and $0.9 million for the purchase of transportation, warehouse and office equipment. In each period, the largest component of capital expenditures was for the purchase and installation of shelving to store additional records. The Company's Canadian subsidiary has entered into an agreement to purchase a facility in Montreal for approximately Cdn $5.15 million (approximately U.S. $3.8 million). The Canadian subsidiary is expected to finance the purchase through a combination of mortgage financing and borrowings under the Canadian portion of the Credit Facility.

          Excluding the Transactions, the Company expects capital expenditures for 1996 will approximate $25.0 million, including $3.8 million for the purchase of the Montreal facility and $6.0 million to exercise an option to purchase a storage facility currently being leased by the Company. The Company expects client acquisition costs for 1996 will approximate $4.0 million. The non-real estate 1996 estimated capital expenditures are primarily growth related and, like estimated client acquisition costs, are based on assumed continued growth of the Company's business consistent with levels for the first quarter of 1996. There can be no assurance that the Company's business will continue to grow at such rate, and for any variance there will be a corresponding change in growth-related capital expenditures. The Company expects to fund such expenditures with cash flows from existing operating activities and by borrowings under the Credit Facility.

        Recent and Pending Acquisitions

          In order to capitalize on industry consolidation opportunities, the Company has actively pursued acquisitions since the beginning of 1993, which has significantly impacted liquidity and capital resources through the investment of approximately $68.4 million in acquisitions. The Company has historically financed its acquisitions with borrowings under its credit agreements and with cash flows from existing operating activities.

        Sources of Funds

          Net cash provided by operating activities totaled $8.0 million, $11.0 million, $17.5 million and $2.5 million for 1993, 1994 and 1995 and the three months ended March 31, 1996, respectively. The $3.0 million increase from 1993 to 1994 is primarily accounted for by a $1.4 million increase in EBITDA, which was partially offset by a $1.0 million increase in interest expense and no increase in working capital in 1994 as compared to an increase in working capital of $3.2 million in 1993. The $6.5 million increase from 1994 to 1995 is primarily comprised of a $6.2 million increase in EBITDA and a $3.4 million decrease in working capital, partially offset by a $2.4 million increase in interest expense.

          Net cash flows provided by financing activities were $5.8 million, $2.8 million, $34.2 million and $5.6 million for 1993, 1994 and 1995 and the three months ended March 31, 1996, respectively. In 1993, the Company entered into a $75.0 million credit agreement which allowed it to refinance its existing indebtedness, cancel the warrants issued in connection with the acquisition of Leahy Business Archives in 1990 and provided for working capital. In 1994, the credit agreement was expanded to $120.0 million and included a substantial acquisition facility. In 1995, the credit agreement was expanded to $170.0 million, including a substantial acquisition facility, and provided funds for the acquisition of PLC Command in Canada.

          The Company entered into the Credit Facility on August __, 1996 which provides $100.0 million in U.S. dollar borrowings and Cdn $35.0 million in Canadian dollar borrowings. The Credit Facility contains a number of financial and other covenants restricting the Company's ability to incur additional indebtedness and make certain types of expenditures. Covenants in the Indenture governing the Notes will restrict borrowings under the Credit Facility. See

       "Description of Credit Facility" and "Description of the Notes--Certain Covenants--Limitation on Additional Indebtedness."

          As a Subchapter S corporation, the Company does not pay federal income taxes. However, the Company does make distributions to its shareholders to allow them to pay federal and state taxes related to the Company's taxable income. As of December 31, 1995, the shareholders for federal tax purposes had net operating loss carryforwards of approximately $18.5 million. Consequently, there have been minimal distributions to shareholders for tax payments in recent years.

        Future Capital Needs

            The Company's ability to generate cash adequate to fund its needs depends primarily on the results of its operations and the availability of financing. Management believes that cash flow from operations in conjunction with borrowings under the Credit Facility and the net proceeds from the sale of the Original Notes will be adequate for its operations and the execution of its near-term acquisition strategy. However, there can be no assurance that the Company will not require additional sources of financing or that the terms acceptable for any future financing, if required, would be favorable to the Company.

                                    BUSINESS

       General

          Pierce Leahy is the largest archive records management company in North America, as measured by its 34 million cubic feet of records currently under management. The Company operates a total of 105 records management facilities of which 93 are in the United States, serving 44 local markets, including the 15 largest U.S. markets. In addition, the Company operates 12 records management facilities in five of Canada's six largest markets. The Company provides records management services to a diversified group of over 15,000 customer accounts in a variety of industries including financial services, manufacturing, transportation, healthcare and law. The Company believes it is the most technologically advanced records management company in the industry by virtue of its Pierce Leahy User Solution (PLUS(R)) computer system. The PLUS(R) system fully integrates the Company's records management, data retrieval and billing functions on a centralized basis through the use of proprietary, real time software. Management believes the PLUS(R) system allows the Company to efficiently manage records in multiple markets for national customers, rapidly integrate acquisitions of records management companies and maintain a low-cost operating structure.

          Pierce Leahy is a full-service provider of records management and related services, enabling customers with the ability to outsource their data and records management functions. The Company offers storage for all major media, including paper (which has typically accounted for approximately 95% of the Company's storage revenues), computer tapes, optical discs, microfilm, video tapes and X-rays. In addition, the Company provides next day or same day records retrieval and delivery, allowing customers prompt access to all stored material. The Company also offers a wide range of other data management services, including customer records management programs, imaging services and records management consulting services. The Company's storage and related services are typically provided pursuant to annual or multi-year contracts that include recurring monthly storage fees, which continue until such records are permanently removed (for which the Company charges a fee), and additional charges for services such as retrieval on a per unit basis. In 1995, revenues from storage and from service and storage material sales accounted for 58% and 42% of the Company's total revenues, respectively.

          The Company believes that it benefits from several positive industry fundamentals, including (i) the diversified and recurring nature of storage and service revenues, (ii) the ability of larger records management companies to achieve economies of scale in both labor and real estate costs, (iii) the continued trend toward corporate outsourcing of records management functions, (iv) low maintenance capital expenditure requirements, (v) the historically non-cyclical nature of the records management industry and (vi) the ongoing consolidation of records management companies. The Company derives the majority of its revenues from monthly fees charged for the storage of records. The recurring nature of these revenues, which are derived from a diversified, stable customer base (none of which accounted for more than 3% of total revenues during 1995) and require relatively little direct ongoing labor and marketing expenses, contributes significantly to the Company's EBITDA. As the Company's volume of records under management grows, the substantial investments made in its PLUS(R) system and centralized support functions are amortized over a larger base of business, creating economies of scale. These operating efficiencies, coupled with the Company's entry into new markets, allow the Company to take advantage of the trend by larger companies with multiple locations to outsource their records management functions. The Company's capital expenditures are primarily growth related and are comprised substantially of new shelving and other expenditures related to storing and servicing new records. Pierce Leahy has not experienced a reduction of its business as a result of economic downturns, in fact, management believes that the outsourcing of records management may accelerate during such times as a result of increased customer focus on noncore operating costs. Finally, management believes the Company is well positioned to continue to participate in the industry consolidation due to its ability to rapidly and efficiently integrate in-market and new market acquisitions as a result of its PLUS(R) system and centralized corporate administrative functions.

       The Records Management Industry

          According to a 1994 study by the ACRC, an industry trade group with over 500 members, approximately 2,800 companies offer records storage and related services in North America. The Company believes that only 25% of the potential market outsources its records management functions and that approximately 75% is still "unvended," or internally managed. The Company estimates that the North American vended records management industry generates annual revenues in excess of $1.0 billion. Management believes that only four companies offer records storage and services on a national basis in the United States and only two companies do so in Canada. Other industry participants operate regionally, or more typically, in single markets.

          According to industry sources, an estimated four trillion documents are created each year in the United States, many of which must be retained and remain accessible for many years. Saved documents, or records, generally fall into two categories: active and inactive. Active records refer to information that is frequently referenced and usually stored on-site by the originator. Inactive records are not needed for frequent access, but must be retained for future reference, legal requirements or regulatory compliance. Inactive records, which the Company estimates comprise approximately 80% of all records, are the principal focus of the records management industry. Management is not aware of any definitive information about the size or nature of the North American market (vended and unvended, active and inactive). Estimates of such numbers and percentages contained in this Prospectus have been developed by the Company from internal sources and reflect the Company's current estimates; however, no assurance can be given regarding the accuracy of such estimates.

          The Company believes that the records management industry is characterized by the following trends:

          Increasing Production of Paper. Increasingly widespread technologies such as facsimiles, copiers, personal computers, laser printers and advanced software packages have enabled organizations to create, copy and distribute documents more easily and broadly. In spite of new "paperless" technologies (including the Internet and "e-mail"), information remains predominantly paper based, and such technologies have actually promoted the desire for hard copies of such electronic information.

          Expanded Record Keeping Needs.   While technology has augmented the
       growth of paper generation, several external forces and concerns have played an important role in organizations' decisions to store and retain access to records. For example, the continued growth of regulatory requirements and the proliferation of litigation has resulted in increased volumes and lengthened holding periods of documents. Retained records are also remaining in storage for extended periods of time because the process of determining which records to destroy is time consuming and often more costly in the short-term than continued storage.

          Movement Towards Outsourcing.   Outsourcing of internal records
       management functions represents the largest single source of new business for records management companies. The Company believes that as more organizations become aware of the advantages of professional records management, such as net cost reductions and enhanced levels of service, the records management industry will continue to gain a growing portion of the unvended segment. For example, it may be more cost effective for a company to store inactive records at an off-site facility rather than at a corporate headquarters where real estate costs can be substantially greater. Moreover, third party records management companies are able to create real estate and labor efficiencies relative to a single customer by spreading multiple customers' records storage needs over a single fixed cost base.

          Industry Consolidation.   The records management industry is
       undergoing a period of consolidation as larger, better capitalized industry participants acquire smaller regional or single-market participants. Management believes that this trend is driven by larger records management companies' desire to add to their revenue base quickly and cost effectively, achieve broader market presence and realize economies of scale, especially with respect to labor, real estate and management information expenses. Industry consolidation also provides private owners of smaller records management companies the ability to obtain liquidity.

       Business Strategy

          Pierce Leahy's business strategy is to become the preferred provider of records management services in each of its markets by offering premium services while maintaining a low-cost operating structure. The Company seeks to expand its business in current and new markets through increased business from existing customers, the addition of new customers and acquisitions of other records management companies. The Company expects to continue its growth and enhance its market position by implementing its strategy based on the following elements:

          Pursuing National and Unvended Customers.   The Company focuses its
       sales and marketing efforts on pursuing large regional and national accounts, typically through multi-year contracts, where the Company believes its national presence and sophisticated systems provide it with a competitive advantage. The greatest source of potential business is from large organizations which are currently managing their records internally. These organizations are increasingly outsourcing such noncore activities, enabling their management to focus on their core business and to reduce capital requirements. For example, during the first four months of 1996, the Company entered into 14 contracts, each to manage initially at least 10,000 cubic feet of records, including four contracts for at least 100,000 cubic feet of records.

          Remaining a Low-Cost Operator. The Company strives to offer premium services to its customers while remaining a low-cost operator through achieving economies of scale in real estate, labor, transportation, management information and administrative expenses. The Company believes that it is one of the few records management companies with the size and resources to realize significant economies of scale in these areas.

          Using Sophisticated Centralized Systems.   The Company believes that
       its proprietary PLUS(R) system is the most technologically advanced computer system in the industry, and allows the Company to maintain a centralized management approach to its business. All customer calls are fielded by one of the Company's two centralized customer service departments located at the Company's U.S. and Canadian corporate headquarters which can take customer calls 24 hours a day, seven days a week. Routine pick-up and delivery requests are dispatched directly by customer service representatives to local facilities as directed by PLUS(R). All billing functions are also handled centrally by PLUS(R) system software. The Company's centralized customer service and billing functions eliminate the need for redundant functions at individual facilities. PLUS(R), in tandem with a centralized order processing organization and local field support personnel, enables the Company to provide a high and consistent level of service (24 hours a day, seven days a week) to its customers in a cost-effective manner.

          Although PLUS(R) is centralized so that the customer has real-time access to the database, the system offers local management flexibility in meeting a customer's needs. Through a variety of pre-programmed options, local management can customize the system to enhance its utility to different types of customers. For example, PLUS(R) offers (i) specialized inventory reporting formats (e.g., by insurance policy, law case file number or mortgage file), (ii) specialized invoicing (e.g., to local division with information reporting to the customer's corporate office, and vice versa, and departmental invoicing), (iii) pre-set inventory review dates based on the assigned retention period for a particular class of document and (iv) authorized users with security passwords.

          Enhancing Facility Efficiency. The PLUS(R) system allows the Company to enhance the efficiency of its facilities while reducing fixed and operating costs and maintaining high customer service levels. PLUS(R) provides the Company with a real time inventory tracking system, using sophisticated bar-coding technology, designed to pinpoint the exact location of any individual customer's records within any facility in North America. This system eliminates the need to designate permanent locations for an individual customer's records within a facility, enabling records to be stored wherever space is available and to be positioned within the Company's facilities based on retrieval frequency, thereby reducing labor costs.

   The system also provides the local archive manager a number of pre-programmed options for managing the archive workforce (e.g., where to shelve new boxes in a labor efficient manner, the sequence in which to perform non-rush deliveries), as well as providing management comprehensive labor productivity and warehouse utilization data to monitor archive efficiency.

Acquisition History and Growth Strategy

   Pierce Leahy believes that the consolidation trend occurring in the North American records management industry will continue and that acquisitions will remain an important part of the Company's growth strategy. Acquisitions provide the Company with the ability to expand and achieve additional economies of scale. Since 1991, the Company has successfully completed and integrated 18 acquisitions, totaling approximately 7.7 million cubic feet of records at the time of acquisition. From July 1994 through December 31, 1995, approximately $45 million (including purchase price, capital expenditures and related integration costs) was invested in eight acquisitions, which produced an incremental $10.6 million of EBITDA on a full-year or annualized basis during the first year following acquisition. In each of these acquisitions, staffing levels were immediately reduced with further reductions typically taking place in the following months as general and administrative functions were integrated into the Company's corporate organization.

   The following table summarizes the market or markets for each acquisition since 1990 and its date of acquisition:

                                                                                              Date of
             Acquisition                           Market                                     Acquisition
             -----------                           ------                                     -----------
             Leahy Business Archives               Multiple*                                  February 1990
             Muhlenhaupt Records                   Long Island                                April 1992
              Management
             Arcus Data                            New York                                   July 1992
             File Away                             Baltimore/Washington, D.C.                 July 1992
             Taylor Document                       Richmond                                   August 1992
             Data Management of                    Nashville                                  April 1993
              Tennessee
             Command Records                       Chicago                                    June 1994
             Fidelity Archives                     Philadelphia                               July 1994
             ProFilers                             Jacksonville                               October 1994
             Fileminders                           Jacksonville                               October 1994
             Vital Archives                        New York                                   February 1995
             Bestway Archival                      Miami                                      May 1995
              Services
             Curtis Archives                       Seattle                                    August 1995
             Command Records Service               Canada**                                   October 1995
             AMK Documents                         Phoenix                                    October 1995
             Brambles (Ottawa                      Ottawa                                     March 1996
              Division)
             The File Cabinet                      Atlanta                                    March 1996
             File Box                              Austin                                     April 1996
             Security Archives                     Dallas                                     May 1996

- --------------
 * Los Angeles, Houston, New York, New Jersey, Boston, Connecticut, Chicago, Dallas and Miami/Ft. Lauderdale.
**  Toronto, Montreal, Vancouver, Ottawa and Calgary.

   The Company has signed an agreement to purchase a records management company in the San Diego area for approximately $3.5 million.

   The Company's centralized organizational structure and management information systems are essential elements for both the successful integration of acquired records management operations and the ability of the Company to achieve economies of scale. The rapid conversion of an acquired company's records into the PLUS(R) system and the integration of all corporate functions (order processing, accounting, payroll, etc.) into Pierce Leahy's corporate organization in an efficient, standardized process allows the Company to realize immediate cost savings as a result of reduced labor and overhead costs and improved facility utilization.

   The Company targets potential acquisitions in both its existing markets (in-market) and in new markets which it is not yet servicing. In-market acquisitions typically provide the highest degree of operating leverage since in addition to eliminating redundant overhead, such as overlapping delivery runs, an acquired company's storage facility can, when possible, be consolidated into an existing Company facility within the same market area. New market acquisitions allow the Company to both expand its business generally and enhance its ability to serve national customer accounts.

Description of Services

   Pierce Leahy's records management services are focused on storage, retrieval and data management of hard copy documents.

 Storage

   Storage revenues have averaged 58% of total revenues during the Company's last five fiscal years. Nearly all of the Company's storage fees are derived from hard copy storage. During 1995, Pierce Leahy generated 93% of its storage revenues from hard copy storage and 7% from vault storage for special items such as computer tapes, X-rays, films or other valuable items. Storage charges typically are billed monthly on a per cubic foot basis.

   The Company tracks all of its records stored in cartons, from initial pick-up through permanent removal, with the use of the PLUS(R) system. Bar-coded boxes are packed by the customer and transported by the Company's transportation department to the appropriate facility where they are scanned and placed into storage at the locations designated by PLUS(R). At such time, the Company's data input personnel enter the data twice (i.e., double key verifying) to enhance the integrity of the information entered into the system.

   The Company offers secure, climate-controlled facilities for the storage of non-paper forms of media such as computer tapes, optical discs, microfilm, video tapes and X-rays. These types of media often require special facilities due to the nature of the records. The Company's storage fees for non-paper media are higher than for typical paper storage. The Company also provides ancillary services for non-paper records in the same manner as it provides for its hard copy storage operations.

 Service and Product Sales

   The Company's principal services include adding records to storage, temporary removal of records from storage, replacing temporarily removed records and permanent withdrawals from storage or destruction of records. Pick-up and delivery of customer records can be tailored to a customer's specific needs and range from standard next-day service (requests received by 3:30 p.m. are delivered or picked up the next day) to emergency service (typically within three hours or less). Pick-up and delivery operations are supported by the Company's fleet of over 300 owned or leased vehicles. The Company charges for pick-up and delivery services on a per-unit basis depending on the immediacy of delivery requested.

   A small percentage of the Company's customers manage their records on a file by file basis, allowing the customer direct access and traceability of a specific file (rather than on a box by box basis). The Company provides data entry services to such customers to input the file by file listings into the PLUS(R) system.

   All of the Company's services are centrally coordinated by the PLUS(R) system, permitting the Company to cost-effectively provide its customers with a high level of service. The centralized order entry system allows (i) efficient workload balancing as the daily "peak" call-in periods can be spread over three time zones, (ii) centralized quality control monitoring to increase delivery of consistent and high-quality service, and (iii) the employment of Spanish-speaking customer service representatives whose language skills can serve any of the Company's U.S. customers, primarily for its markets in Florida, Texas and California, and French-speaking representatives serving Canada.

   The Company also offers a records destruction service, which provides customers with a secure, controlled program to periodically review and remove records which no longer need to be retained. Although boxes destroyed no longer generate monthly storage fees, the Company charges for the destruction of records and increases its available shelving space as a result. The Company believes its ability to manage destruction programs for customers efficiently also enhances its ability to attract large accounts.

   In addition to providing traditional storage, customers may contract with Pierce Leahy to manage their on-site records or file services center. Such management services generally include providing Company personnel and/or the Company's Recordminder(R) PC-based file management software program to manage the customer's active files (including records storage and tracking) at the customer's facilities, supplemented by off-site storage at the Company's facilities. Pierce Leahy also provides consulting and other services on an individualized basis, including advisory work for customers setting up in-house records management systems. In addition, the Company sells cardboard boxes and other storage containers to its customers.

Management Information Systems

   The Company believes that PLUS(R), its core management information system, is the most sophisticated records management system in the industry, and provides the Company with a significant customer service and cost advantage in attracting and retaining major national accounts in multiple cities and acquiring other records management companies. The PLUS(R) system, together with the Company's Recordminder(R) program (a PC-based file management program which a customer can pay to utilize on-site at its own facilities), enables the Company to offer its customers full life cycle records management, from file creation to destruction, and coordinates inventory control, order entry, billing, material sales, service activity, accounts receivable and management reporting on a centralized basis. PLUS(R) utilizes database technology, proprietary software and extensive bar coding in a flexible, enterprise-wide, client/server environment.

   During 1993, the Company completed an extensive two and one-half year development program and began to install the PLUS(R) system in each of its facilities. The Company invested approximately $8 million in developing PLUS(R), primarily in conjunction with Andersen Consulting, together with input from Hewlett Packard, Racal, Progress and Symbol Technologies. Company-wide installation of PLUS(R) was completed during the first quarter of 1995.

   Implementation of the PLUS(R) system has improved the Company's operating efficiency by streamlining a number of its daily work processes:

 . PLUS(R) allows the Company to locate each unit of a customer's records, regardless of location, through an enterprise-wide, shared database and to centrally receive and dispatch pick-up and delivery orders to the appropriate location for processing. Management believes that no other records management system in the industry offers such real time access for multi-market locations.

 . The PLUS(R) system reduces the number of employees required to handle the inbound/outbound movement of boxes through the use of sophisticated algorithms which allow archive employees to process multiple customer requests in an efficient manner.

 . PLUS(R) facilitates the integration of acquired records management companies in an efficient, standardized process. By converting the acquired company's records into the PLUS(R) system, Pierce Leahy is able to reduce the labor and overhead costs associated with the acquisition, resulting in immediate cost savings.

 . The PLUS(R) system assists the Company in efficiently utilizing its storage space by eliminating the need for permanent locations for individual records. At any one time, approximately 2% of total cubic feet of records managed by Pierce Leahy are temporarily returned to customers, freeing up storage space which PLUS(R) enables the Company to use productively. When a box is temporarily returned to a customer, a new box may be placed in the original box's location. Upon return of the original box to the facility, PLUS(R) automatically assigns the box a new location.

   PLUS(R) offers several additional features which enhance the Company's customer support functions. The system is continuously updated when any account activity is undertaken, providing customers with real time access to information regarding box location and retrievals. The PLUS(R) system is flexible and allows Pierce Leahy to design and implement customized records management solutions for various industries utilizing a set of standardized options. The PLUS(R) system's on-line customer support network allows certain customers to place orders for both records storage and retrieval directly from their own in-house terminals resulting in a more efficient system of records management. PLUS(R) can also perform sophisticated searches to locate inventory items even when the customer does not have the specific number of the box it is seeking.

Sales and Marketing

   During the past four years, the Company has invested significant effort in developing its sales and marketing department, which is comprised of 50 employees in the United States and Canada. Sales representatives are trained to sell a "total systems approach," in which a customer's records management requirements are surveyed and evaluated in order to determine the file management system which best meets the customer's needs. Sales representatives are instructed to offer recommendations on how to implement a system responsive to a particular customer's needs. Since the beginning of 1992, the Company's sales representatives secured over 2,400 new customer accounts comprising over six million cubic feet of new records.

   The Company's sales and marketing department is divided into four regions:
Northeast; South; West; and Canada. The Company's Vice President, Sales and Marketing directs four regional sales managers who are each responsible for one of the regions. Each regional sales manager has at least four years experience with the Company. The sales force is primarily compensated on a commission basis with incentives tied to the Company's sales goals. The Company also uses telemarketing, direct response and print advertising to assist in its marketing programs.

Customers

   The Company serves a diversified group of over 15,000 customers accounts in a variety of industries, including financial services, manufacturing, transportation, healthcare and law. The Company tracks customer accounts, which are based on billing invoices. Accordingly, depending on how billings have been arranged at the request of a customer, one customer may have multiple customer accounts. None of the Company's customers accounted for more than 4% of the Company's total revenues during any of the last three years. The Company services all types of customers from small to medium size companies (such as professional groups and law firms that often are located in one market) to large Fortune 500-type companies that have operations in multiple locations. Larger companies with multiple locations that have performed their own records management services to date are a principal focus for new customers by the Company. The Company believes that its presence in multiple markets in conjunction with the PLUS(R) system enable it to provide the sophisticated file management services frequently required by such customers on a regional or national basis.

   The Company typically enters into contracts with customers which provide for an initial term of one or more years and provide for annual renewals thereafter (with either party having the right to terminate the contract). Customers are generally charged monthly storage fees until their records are destroyed or permanently removed, for which fees are charged. In addition, services such as file retrieval are separately charged. During 1995, less than 2% of cubic feet of records under management by the Company were permanently removed (other than as part of an organized records destruction program). The Company believes this relatively low attrition rate is due to a number of factors, including satisfaction with the Company's services as well as the effort and expense of transferring records to another service provider or back in-house.

Facilities

   The Company operates a total of 105 records management facilities of which 93 are in the United States, serving 44 local markets, including the 15 largest U.S. markets, and 12 facilities in Canada serving five major markets. Of the 6.8 million square feet of floor space in the Company's records storage facilities, approximately 40% and 60% are in owned and leased facilities, respectively. The Company's facilities are located as follows:

                                                           Records Management


                     Location                                  Facilities
        United States

              Arizona.......................................       3
              California....................................       7
              Connecticut...................................       7
              Florida.......................................       7
              Georgia.......................................       4
              Illinois......................................       3
              Maryland......................................       2
              Massachusetts.................................       7
              Michigan......................................       1
              New Jersey....................................      11
              New York......................................       4
              North Carolina................................       4
              Pennsylvania..................................       8
              Tennessee.....................................       2
              Texas.........................................      15
              Virginia......................................       3
              Washington....................................       5
                                                                 ---
                  Total U.S.................................      93
                                                                 ---
        Canada
              Calgary.......................................       2
              Montreal......................................       3
              Ottawa........................................       2
              Toronto.......................................       4
              Vancouver.....................................       1
                                                                 ---
                  Total Canada..............................      12
                                                                 ---

                  Total.....................................     105
                                                                 ===

   In order to accommodate its growth strategy, the Company has made significant new facility investments during the last twelve months, substantially increasing the Company's available storage capacity in its Northeast region. During 1995, the Company purchased a storage facility in New Jersey with 12 million cubic feet of storage capacity and leased (with an option to purchase) a storage facility in Massachusetts with five million cubic feet of storage capacity. The addition of these facilities provides the Company with substantial excess storage capacity and is expected to satisfy the Company's facility expansion requirements in its Northeast region for several years.

Competition

   The Company believes it competes with three other large multi-market companies in the U.S. and one in Canada, as well as a large number of local and regional concerns. The Company believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. Management believes that, except for Iron Mountain Incorporated, all of these competitors have records management revenues significantly lower than those of the Company. The Company believes that the trend towards consolidation in the industry will continue and the Company also faces competition in identifying attractive acquisition candidates. In addition, the Company faces competition from the internal document handling capability of its current and potential customers.

   The substantial majority of the Company's revenues are derived from the storage of paper records and from related services. Alternative technologies for generating, capturing, managing, transmitting and storing information has been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-Rom and optical disc. Management believes that conversion of paper documents into these smaller storage media is currently not cost-effective for inactive records.

Employees

   As of March 31, 1996, the Company had 1,204 employees, including 166 employees in Canada. None of the Company's employees is covered by a collective bargaining agreement. Management considers its employee relations to be good.

Insurance

   The Company carries comprehensive property insurance with insurers which it believes to be reputable and in amounts which it believes to be appropriate, covering replacement costs of real and personal property. Subject to certain limitations and deductibles, such policies also cover extraordinary expenses associated with business interruption and damage or loss from flood or earthquakes (in certain geographic areas), and losses at the Company's facilities up to $20.5 million.

Environmental Matters

   The Company's properties and operations may be subject to liability under various environmental laws, regardless of fault, for the investigation, removal or remediation of soil or groundwater, on or off-site, resulting from the release or threatened release of hazardous materials, as well as damages to natural resources. The owner or operator of contaminated property may also be subject to claims for damages and remediation costs from third parties based upon the migration of any hazardous materials to other properties.

   At certain of the properties owned or operated by the Company, petroleum products or other hazardous materials, are or were stored in USTs. Some formerly used USTs have been removed; others were abandoned in place. All of the USTs are registered, as required, under applicable law. The Company also is aware of the presence in some of its facilities of ACMs, but believes that no action is presently required to be taken as a result of such material.

   At the Company's recently acquired New Jersey facility, certain contamination has been discovered resulting from operations of the prior owner thereof. The prior owner, which has agreed to be responsible for the cost of such remediation, is completing remediation of the property under a consent order with the New Jersey Department of Environmental Protection ("NJDEP"). The prior owner has posted a $1.1 million letter of credit with the NJDEP which expires in 1997. The Company has purchased an environmental liability insurance policy covering the cleanup costs to the Company, if any, resulting from any on- or off-site environmental condition existing at the time of the Company's acquisition of this property, with a $250,000 deductible and policy limits of $4 million per occurrence/$8 million in the aggregate, provided the claim first arises during the term of the policy, which is August

10, 1995 through August 11, 1998.

   The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material noncompliance, liability or claim under environmental laws applicable to the Company other than as described above. No assurance can be given that there are no environmental conditions for which the Company may be liable in the future or that future regulatory action, or compliance with future environmental laws, will not require the Company to incur costs that could have a material adverse effect on the Company's financial condition or results of operations.

Legal Proceedings

   The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of Management, no material legal proceedings are pending to which the Company, or any of its property, is subject.

                                   MANAGEMENT

Executive Officers and Directors

   Set forth below is certain information regarding the Company's directors, executive officers and other significant management personnel:


                        Name                            Age                                        Position
                        ----                            ---                                        --------
                  Leo W. Pierce, Sr..................... 77                 Chairman of the Board
                  J. Peter Pierce....................... 50                 President, Chief Executive Officer and Director
                  Douglas B. Huntley.................... 36                 Vice President, Chief Financial Officer and Director
                  Joseph A. Nezi........................ 49                 Vice President, Sales and Marketing
                  David Marsh........................... 48                 Vice President, Chief Information Officer
                  Ross M. Engelman...................... 32                 Vice President, Operations--South
                  J. Michael Gold....................... 37                 Vice President, Operations--Northeast
                  Christopher J. Williams............... 37                 Vice President, Operations--West
                  Leo W. Pierce, Jr..................... 51                 Vice President, Contracts Administration and
                                                                            Director
                  Michael J. Pierce..................... 46                 Vice President, Equipment Sales and Distribution
                                                                            Group and Director
                  Raul A. Fernandez..................... 46                 Vice President, Information Services
                  Joseph P. Linaugh..................... 46                 Vice President, Treasurer
                  Lisa G. Goldschmidt................... 28                 General Counsel
                  Alan B. Campell....................... 45                 Director
                  Delbert S. Conner..................... 66                 Director

   Leo W. Pierce, Sr. has served as Chairman of the Board of the Company since its formation in 1957. Mr. Pierce served as the Chief Executive Officer of the Company from formation to January 1995 and as its President from formation to January 1984. Prior to forming the Company, Mr. Pierce was a sales representative for Lefebure Corporation and an accountant for Price Waterhouse. Mr. Pierce holds a B.A. degree from St. John's University.

   J. Peter Pierce has served as President and Chief Executive Officer of the Company since January 1995 and has been a director since the early 1970s. Mr. Pierce served as President and Chief Operating Officer of the Company from January 1984 to January 1995, prior to which time he served in various other capacities with the Company, including as Vice President of Operations, General Manager of Connecticut, New York and New Jersey and Sales Executive. Mr. Pierce attended the University of Pennsylvania and served in the United States Marine Corps.

   Douglas B. Huntley has served as Chief Financial Officer since January 1994 and a director of the Company since September 1994. From May 1993 until December 1993, Mr. Huntley served as Assistant to the President of the Company. From August 1989 to March 1993, he was an Executive Advisor and a Project Manager of Rockwell International in connection with a multi-billion dollar NASA contract. Prior thereto, Mr. Huntley was an accountant for Deloitte Haskin & Sells. Mr. Huntley holds a B.S. degree from Bucknell University and an M.B.A. from the University of Pennsylvania, Wharton School of Business and is a Certified Public Accountant.

   Joseph A. Nezi has served as Vice President, Sales and Marketing of the Company since September 1991. From July 1990 to September 1991, Mr. Nezi was the Vice President, Sales and Marketing of Delaware Valley Wholesale Florist where he was responsible for the sales and marketing of a firm with $30 million of sales. Prior thereto, Mr. Nezi was the President and General Manager of Pomerantz and Company following 17 years in various sales positions of increasing responsibility with Xerox. Mr. Nezi holds a B.A. degree from Villanova University.

   David Marsh has served as Vice President and Chief Information Officer of the Company since January 1995 and was Assistant to the President of the Company from November 1994 to December 1994. From August 1986 to May 1994, Mr. Marsh was Manager--Corporate Relations for the Massachusetts Institute of Technology where he was responsible for the management and development of MIT's relationships with U. S. and European information technology, communications and service companies. Mr. Marsh holds a B.S. degree from University of Salford, U.K. and S.M. degrees in Management and Nuclear Engineering from MIT.

   Ross M. Engelman has served as Vice President, Operations--South since October 1994. From June 1993 to October 1994, Mr. Engelman was Vice President, Information Systems and from September 1991 to June 1993, he was Assistant to the President of the Company. From August 1985 to September 1991, Mr. Engelman was a management consultant with Andersen Consulting. Mr. Engelman holds a B.S.E. degree from the University of Pennsylvania, Wharton School of Business.

   J. Michael Gold has served as Vice President, Operations--Northeast of the Company since June 1993. Prior thereto, Mr. Gold was Vice President, Operations from February 1992 to June 1993, Vice President, New York Metropolitan Region from January 1990 to February 1992 and General Manager of the New Jersey Archive from April 1985 to February 1989. Prior to joining the Company, Mr. Gold was the Budget Administration Manager for SmithKline Beecham. Mr. Gold holds a B.A. degree from Villanova University.

   Christopher J. Williams has served as Vice President, Operations--West since June 1993. From February 1992 to June 1993, Mr. Williams was the Company's Vice President, Information Services. Prior thereto, Mr. Williams held a number of additional positions with the Company since he joined it in 1980, including most recently as General Manager of the New York Archive and Regional Vice President
- --New England. Mr. Williams holds a B.S. degree from Western New England College.

   Leo W. Pierce, Jr. has served as Vice President, Contract Administration of the Company since January 1990 and as a director since the early 1970s. Mr. Pierce has been affiliated with the Company since its inception in various capacities, including as manager of the Philadelphia Archive and Vice President, Facilities Management. Mr. Pierce holds a B.A. degree from LaSalle University.

   Michael J. Pierce has served as Vice President, Equipment Sales and Distribution Group of the Company since February 1990 and as a director since the early 1970s. Mr. Pierce has been affiliated with the Company since its inception in various sales capacities. Mr. Pierce attended Temple University and served in the United States Army.

   Raul A. Fernandez has served as Vice President, Information Systems of the Company since February 1990. From March 1988 to February 1990, Mr. Fernandez was Director of Information Systems. Prior to joining the Company, Mr. Fernandez was employed by RCA Pictures Division and Sperry-Unisys as District Manager. Mr. Fernandez holds a B.A. degree from Kings College.

   Joseph P. Linaugh has served as Vice President and Treasurer of the Company since January 1994. From January 1990 to December 1993, Mr. Linaugh served as Vice President, Chief Financial Officer and a director of the Company. Prior to joining the Company, Mr. Linaugh worked in various financial positions with private and publicly held companies and for Laventhol & Horwath in public accounting. Mr. Linaugh holds a B.S. degree from LaSalle University and is a Certified Public Accountant.

   Lisa G. Goldschmidt has served as General Counsel of the Company since October 1995. From September 1992 to October 1995, Ms. Goldschmidt was an attorney at Reed Smith Shaw & McClay. Ms. Goldschmidt holds a B.A. and a J.D. degree from the University of Pennsylvania.

   Alan B. Campell has served as a director of the Company since September 1994. Mr. Campell is one of the founders of Campell Vanderslice Furman, an investment banking firm, and has been a Managing Director of the firm since its formation in 1986. Prior thereto, Mr. Campell was a Vice President at Chase Manhattan Bank, N.A. Mr. Campell holds a B.A. degree from Brown University and an M.A. from the University of Southern California.

   Delbert S. Conner has served as a director of the Company since September 1990. Since May 1995, Mr. Conner has served as the Vice Chairman of USCO Distribution Services, Inc. on a semi-retired basis. From January 1994 through April 1995, he was the Vice Chairman of USCO on a full-time basis and its President and Chief Executive Officer from February 1983 to December 1993. Mr. Conner holds a B.S. degree from Bryant College.

   Messrs. J. Peter Pierce, Leo W. Pierce, Jr. and Michael J. Pierce are brothers. Leo W. Pierce, Sr. is their father. For purposes of the above biographical information, the Company includes L. W. Pierce Company, Inc., the predecessor to Pierce Leahy. See "The Company."

Board Committees

   The Company's Board of Directors appointed a Compensation Committee in September 1994. The Compensation Committee is comprised of Leo W. Pierce, Sr.,
J. Peter Pierce and Alan B. Campell. The Compensation Committee recommends to the Board both salary levels and bonuses for the officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and serves as the committee responsible for administrating the Company's non-qualified stock option plan. Until September 1994, the Compensation Committee's functions were exercised by the Board of Directors.

   All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. Mr. Conner also receives $3,500 for each meeting of the Board of Directors which he attends. No other director receives separate compensation for services rendered as a director.

Executive Compensation

   The following table sets forth the compensation received by the Company's Chief Executive Officer and the five other highest paid executive officers (together with the Chief Executive Officer, the "Named Executive Officers") for services to the Company in 1995.

                           Summary Compensation Table

                                                                                               Long-Term
                                                                                              Compensation
                                                  Annual Compensation                            Awards
                                         ------------------------------------------------     ------------
                                                                                 Other          Securities
               Name and                                                          Annual         Underlying       All Other
          Principal Position                     Salary         Bonus         Compensation       Options       Compensation
       ------------------------                 --------      ----------      ------------      ----------    ---------------

J. Peter Pierce........................         $186,800      $93,400              --              --          $6,680(a)
        President and Chief Executive
        Officer
Ross M. Engelman.......................          130,422       65,000              --              85           4,938(b)
        Vice President,
        Operations--South
J. Michael Gold........................          129,905       65,000              --              85           3,416(c)
        Vice President,
        Operations--Northeast
Douglas B. Huntley.....................          129,520       65,000              --              85           4,802(d)
        Vice President and
        Chief Financial Officer
Joseph A. Nezi.........................          133,020       97,841(e)           --              85           5,739(f)
        Vice President,
        Sales and Marketing
Christopher J. Williams................          129,905       65,000              --              85           4,810(g)
        Vice President,
        Operations--West

(a) Included in such amount is $2,310 representing an employer match under the 401(k) Plan (as defined herein), $1,371 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Pierce and $3,000 representing contributions made by the Company under the Profit Sharing Plan (as defined herein).
(b) Included in such amount is $2,107 representing an employer match under the 401(k) Plan, $98 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Engelman and $2,608 representing contributions made by the Company under the Profit Sharing Plan.
(c) Included in such amount is $700 representing an employer match under the 401(k) Plan, $119 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Gold and $2,598 representing contributions made by the Company under the Profit Sharing Plan.
(d) Included in such amount is $2,093 representing an employer match under the 401(k) Plan, $119 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Huntley and $2,590 representing contributions made by the Company under the Profit Sharing Plan.
(e) Includes $32,842 paid as commissions.
(f) Included in such amount is $2,310 representing an employer match under the 401(k) Plan, $438 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Nezi and $3,000 representing contributions made by the Company under the Profit Sharing Plan.
(g) Included in such amount is $2,066 representing an employer match under the 401(k) Plan, $125 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Williams and $2,598 representing contributions made by the Company under the Profit Sharing Plan.

Option Grants in 1995

   The following table sets forth certain information concerning stock options granted to the Named Executive Officers during 1995.

                             Option Grants in 1995

                                                  Individual Grants
                                ----------------------------------------------------
                                                                                                      Potential
                                                                                                      Realizable
                                Number of        % of Total                                            Value at
                               Securities         Options                                           Assumed Annual
                               Underlying        Granted to       Exercise                          Rates of Stock
                                Options         Employees in        Price        Expiration       Price Appreciation
          Name                 Granted (a)          1995           (Share)          Date          For Option Term(b)
          ----                 -----------      ------------      ---------      ----------      ---------------------
                                                                                                    5%          10%
                                                                                                 --------     --------
J. Peter Pierce................     --                --              --             --             --           --
Ross M. Engelman...............     85                15           $5,406             *          $288,983     $732,341
J. Michael Gold................     85                15            5,406             *           288,983      732,341
Douglas B. Huntley.............     85                15            5,406             *           288,983      732,341
Joseph A. Nezi.................     85                15            5,406             *           288,983      732,341
Christopher J. Williams........     85                15            5,406             *           288,983      732,341

- --------------
*   The options have no specified expiration date.
(a) All options were granted under the Plan (as defined herein) and are for the purchase of shares of Class B Common Stock of the Company. The options vest in five equal annual installments commencing on the first anniversary of the date of grant, and vested options become exercisable on the earlier of ten years from the date of grant or the date the Company is no longer a Subchapter S corporation. The Company may make loans with respect to vested options. See "--Stock Incentive Plan."
(b) Illustrates the value that might be received upon exercise of options immediately prior to the assumed expiration of their term at the specified compounded rates of appreciation based on the market price for the Class B Common Stock when the options were granted. There is no established trading market for the Class B Common Stock and, accordingly, the market price is based upon the formula set forth in the Plan. Since the options granted to the Named Executive Officers do not have a specified expiration date, for purposes of calculating the assumed appreciation, the options have been deemed to expire ten years from the date of grant.

Stock Option Exercises and Holdings

    The following table sets forth the value of options held by each of the Named Executives at December 31, 1995. None of the Named Executives exercised any options during 1995.


                                          Aggregated Option Exercises in 1995 and
                                             Option Values at December 31, 1995

                                                                      Number of Unexercised                  Value of Unexercised
                                                                            Options at                     In-the-Money Options at
                                                                       December 31, 1995(a)                  December 31, 1995(b)
                                                                    --------------------------            --------------------------
                                        Shares
             Name                     Acquired on       Value
             ----                      Exercise        Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
                                       --------        --------     -----------     -------------     -----------     -------------
J. Peter Pierce.......................     --             --             --                --               --                 --
Ross M. Engelman......................     --             --             --                85               --             $68,255
J. Michael Gold.......................     --             --             --                85               --              68,255
Douglas B. Huntley....................     --             --             --                85               --              68,255
Joseph A. Nezi........................     --             --             --                85               --              68,255
Christopher J. Williams...............     --             --             --                85               --              68,255

(a) All options are for the purchase of shares of Class B Common Stock.
(b) There is no established market for the Class B Common Stock and, accordingly, the values are based on the exercise price of options granted on January 1, 1996 in accordance with the formula set forth in the Plan.

Compensation Committee Interlocks and Insider Participation

   Alan B. Campell, a member of the Compensation Committee of the Board of Directors, is a managing director of Campell Vanderslice Furman ("CVF"), an investment banking firm that has provided investment banking services to the Company since 1992. Mr. Campell became a director of the Company in 1994. During 1993, 1994 and 1995, the Company paid CVF $1.5 million, $0.8 million and $0.7 million, respectively, with respect to investment banking services. In addition, CVF earned investment banking fees $0.7 million for advisory services in connection with the Transactions and the offering of the Original Notes.

Stock Incentive Plan

   The Company established a Nonqualified Stock Option Plan (the "Plan") in September 1994 to provide incentives to Key Employees (defined below) who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The Plan is administered by the Compensation Committee of the Board of Directors.

   The Plan provides for the issuance of non-qualified stock options to "Key Employees," defined as employees of the Company who are members of a select group of management or highly compensated employees. As of May 31, 1996, there were 13 Key Employees. Under the Plan, options exercisable for an aggregate of 1,141 shares of Class B Common Stock are available for grant. The exercise price per share of Class B Common Stock of options granted under the Plan shall be equal to or greater than the fair market value of the Class B Common Stock as of the last day of the calendar quarter coinciding with or immediately preceding the date of the grant. Options granted under the Plan become exercisable, to the extent they are vested, at the earlier of the tenth anniversary of the date of grant or the date the Company is no longer a Subchapter S Corporation.

   The Board, in its sole discretion, may direct the Company to make a loan to a Key Employee whose Vested Percentage (defined below) with respect to one or more stock options is at least 60%. The maximum amount of any such loan shall be 25% of the amount which would be payable to the Key Employee had he terminated employment other than on account of death or total and permanent disability as of the date of the loan as set forth in the following paragraph. Vested Percentage is based upon the options vesting in five equal annual installments commencing on the first anniversary of the date of grant; provided, however, that 100% shall be deemed to be vested in the case of a Key Employee who terminates employment on account of death or total and permanent disability.

   If a Key Employee's employment is terminated for any reason, each stock option which has not been exercised shall terminate; provided, however, that if a Key Employee terminates employment after the Class B Common Stock has become readily tradeable in an established securities market, other than pursuant to a termination for cause, his option shall not expire until the end of the 90-day period following the date of termination. Upon termination of employment (other than for cause or when the Class B Common Stock is tradeable in an established securities market), the Company is required to pay the Key Employee the Vested Percentage of the value of any options held by the Key Employee. The value of the options for this purpose is equal to the aggregate fair market value of the underlying shares (determined by a formula set forth in the Plan), less (i) the principal amount of any outstanding loans pursuant to the Plan and (ii) the aggregate exercise price of the underlying shares.

401(k) Plan; Profit Sharing Plan

   The Company has a savings and investment plan under Section 401(k) of the Code (the "401(k) Plan") and a profit sharing plan also under Section 401(k) (the "Profit Sharing Plan"). The 401(k) Plan covers substantially all full-time employees over the age of 20 1/2 and with more than 1,000 hours of service. Participants in the 401(k) Plan may elect to defer a specified percentage of their compensation into the 401(k) Plan on a pre-tax basis. The Company is required to make matching contributions under the 401(k) Plan equal to 25% of the employee's contributions up to a maximum of 2% of the employee's annual compensation. The contributions to the 401(k) Plan by a participant vest immediately. Participants earn a vested right to their matching contributions in increasing amounts over a period of five years, commencing after three full years of employment. After seven years of service, the participant's right to his or her matching contribution is fully vested. Thereafter, the participant may receive a distribution of the entire value of his or her account upon termination of employment or upon retirement, disability or death.

   The Profit Sharing Plan covers substantially all full-time employees over the age of 21 with more than 1,000 hours of service. The Company may make discretionary profit sharing contributions in amounts as the Board of Directors of the Company may determine. The Company's contributions under the Profit Sharing Plan have historically ranged from 2-3% of a participant's annual eligible income. Participants are not permitted to contribute to the Profit Sharing Plan directly. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years, commencing after three full years of employment. After seven years of service, the participant's right to his or her profit sharing contribution is fully vested. Thereafter, the participant may receive a distribution of the entire value of his or her account upon termination of employment or upon retirement, disability or death.


                             CERTAIN TRANSACTIONS

   The Company leases six facilities from the Pierce Family Partnerships and subleases 16 properties from one of the Pierce Family Partnerships. The leases and subleases were entered into during the period from March 1980 to April 1995. The aggregate rental payments for the leases and subleases were $7,036,000, $7,658,000 and $8,201,000 in 1993, 1994 and 1995, respectively. Pursuant to the
Real Estate Transactions, the Company purchased for $14.8 million all of the interests of the Pierce Family Partnerships in such properties as well as minority interests in five other properties currently leased by the Company.

   The Company also leases from four separate limited partnerships its corporate headquarters in King of Prussia, Pennsylvania and its facilities in Suffield, Connecticut, Orlando, Florida and Charlotte, North Carolina. J. Peter Pierce, the Company's President and Chief Executive Officer, is the general partner of three of the limited partnerships and members of the Pierce family and certain other officers of the Company and their affiliates own substantial limited partnership interests in each of the four limited partnerships. The lease on the Company's corporate headquarters expires on April 30, 2003, without any renewal options. The leases for the Suffield, Orlando and Charlotte facilities terminate on December 31, 1996, October 31, 2004 and August 31, 2001, respectively. Each of such leases contains two five-year renewal options. The aggregate rental payments by the Company for such properties during 1993, 1994 and 1995 were $327,000, $531,000 and $773,000, respectively.

   The Company believes that the terms of its leases with the related parties are as favorable to the Company as those generally available from unaffiliated third parties. There are no plans by the Company to lease additional facilities from officers, directors or other affiliated parties.

   In May 1996, the Company repaid a note in the amount of $80,000 to the Company's Chairman, Leo W. Pierce, Sr., which was entered into in December 1993. As part of the Transactions, the Company intends to redeem 100 shares of Class A Common Stock from Mr. Pierce for an aggregate price of $1.45 million. The Company previously undertook to pay $60,000 per year for a five-year period to Mr. Pierce's spouse upon his death. The Company intends to replace this arrangement by providing an annual pension in the amount of $96,000 to Mr. Pierce and then to his spouse, if she survives him.

   The Company has entered into a consulting agreement with Maurice Cox, Jr., a shareholder of the Company, to provide consulting services to the Company through 2004 for an annual payment of $40,000.

   In December 1994, the Company loaned $60,000 to J. Michael Gold, its Vice President, Operations--Northeast, of which the entire principal amount, together with interest accruing at a rate of 8.875%, was outstanding as of June 30, 1996.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of August 1, 1996, information as to the Company's stock beneficially owned by (i) each director of the Company, (ii) each Named Executive Officer, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's Class A Common Stock, the only class of voting stock outstanding.

                                                        Class A                  Class B
                                                    Common Stock             Common Stock
                                            ------------------------   ------------------------
                                                                                                  Percentage of      Percentage
                                                                                                   Beneficial        of Voting
                                                         Percent of                 Percent of    Ownership of     Power of all
                                              No. of      Class A        No. of      Class B       all Common         Common
                 Name(a)                    Shares(b)      Shares      Shares(b)      Shares          Stock            Stock
                 -------                    ---------      ------      ---------      ------          -----            -----
Leo W. Pierce, Sr. (c)...................      410          45.6%            20          *             4.2%             45.6%
J. Peter Pierce (d)......................       90          10.0          1,480        16.4%          15.9              10.0
Leo W. Pierce, Jr. (e)...................       90          10.0          1,300        14.4           14.0              10.0
Michael J. Pierce (f)....................       70           7.8          1,265        14.1           13.5               7.8
Mary E. Pierce...........................       50           5.6          1,265        14.1           13.3               5.6
Barbara P. Quinn (g).....................       50           5.6          1,255        13.9           13.2               5.6
Constance P. Buckley (h).................       50           5.6          1,255        13.9           13.2               5.6
Maurice Cox, Jr. (i).....................       90          10.0          1,160        12.9           12.6              10.0
Alan B. Campell..........................       --            --             --          --             --                --
Delbert S. Conner........................       --            --             --          --             --                --
Ross M. Engelman.........................       --            --             --          --             --                --
J. Michael Gold..........................       --            --             --          --             --                --
Douglas B. Huntley.......................       --            --             --          --             --                --
Joseph A. Nezi...........................       --            --             --          --             --                --
Christopher J. Williams..................       --            --             --          --             --                --
All Directors and Executive Officers as
   a Group (12 persons)..................      660          73.3%         4,065        45.2%          47.7%             73.3%

- --------------
*   Less than one percent.
(a) The address of all persons in this table who are shown to beneficially own 5% or more of the Class A Common Stock, unless otherwise specified, is c/o Pierce Leahy Corp., 631 Park Avenue, King of Prussia, Pennsylvania 19406.
(b) As used in this table, "beneficial ownership" means sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed for any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.
(c) Includes 10 shares of Class B Common Stock held by Mr. Pierce's wife.
(d) Includes 340 shares of Class B Common Stock held for the benefit of Mr. Pierce's children.
(e) Includes 213 shares of Class B Common Stock held for the benefit of Mr. Pierce's children.
(f) Includes 100 shares of Class B Common Stock held for the benefit of Mr. Pierce's child.
(g) Includes 523 shares of Class B Common Stock held for the benefit of Ms. Quinn's children.
(h) Includes 144 shares of Class B Common Stock held for the benefit of Ms. Buckley's children.
(i) The address of Mr. Cox is 731 E. Manoa Road, Havertown, Pennsylvania 19083. Includes 10 shares of Class A Common Stock and 320 shares of Class B Common Stock held by Mr. Cox's wife and 120 shares held by or for the benefit of Mr. Cox's children.

Shareholders Agreement

   The Company and its shareholders, with the exception of Leo W. Pierce, Sr. (collectively, with the exclusion of Mr. Pierce, the "Shareholders"), are parties to a buy/sell agreement which imposes certain restrictions on the issuance and transfer of the Company's stock. Transfers of the Company's stock during a Shareholder's lifetime may only be made to (i) lineal descendants of Mr. Pierce and his wife, (ii) any trust for the benefit of any such lineal descendant, provided that at least one trustee of such trust at all times is a lineal descendant of Mr Pierce and his wife or (iii) to the spouse of a lineal descendant of Mr. Pierce and his wife as custodian under a Uniform Transfers to Minors Act for a lineal descendant of Mr. Pierce and his wife who has not attained age 21 (collectively, "Permitted Transferees"). Shareholders are permitted to make testamentary transfers to Permitted Transferees or to any trust for the benefit of a lineal descendant of Mr. Pierce and his wife, provided that at least one trustee of such trust at all times is a lineal descendant of Mr. Pierce and his wife.

   Within 270 days after a permitted testamentary transfer, the transferee may elect to require the Company to purchase all or any part of the stock that was acquired in such testamentary transfer. Upon the death of a Shareholder (other than in the event of a permitted testamentary transfer), commencement of bankruptcy or similar proceeding by or against a Shareholder, receipt by a Shareholder of a bona fide written offer from a person other than a Permitted Transferee to acquire all of the Shareholder's stock or a transfer or attempted transfer by a Shareholder of any of his stock in violation of the buy/sell agreement, the Company and the remaining Shareholders have the option to purchase all or any of the stock owned by the affected Shareholder; provided, however, that the Company is required to purchase any such stock not purchased under such options, to the extent not prohibited by law or agreement. The purchase price for such purchases is the agreed value, to be determined at least annually by a qualified third party appraiser selected by the Company, except that with respect to bona fide offers from third parties, the purchaser may elect either the offer price or the agreed value. The purchase of stock by the Company and/or remaining Shareholders following the death of a Shareholder or a permitted testamentary transfer shall be funded, to the extent available, with the proceeds of any life insurance policies received by the Company and/or remaining Shareholders on the deceased Shareholder or transferor, respectively. The Company currently maintains life insurance policies on the lives of various of the Shareholders with an aggregate death benefit of $3.75 million.

                         DESCRIPTION OF CREDIT FACILITY

   As of August , 1996, the Company entered into a new credit facility with Canadian Imperial Bank of Commerce ("CIBC" or "Agent") as the Agent. The credit facility (the "Credit Facility") is a senior secured revolving line of credit in an aggregate principal amount of $100 million in U.S. dollar borrowings and $35 million in Canadian dollar borrowings by the Company's Canadian subsidiary. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Facility which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

   The aggregate available commitment under the Credit Facility will be reduced incrementally on a quarterly basis, beginning September 30, 1999. The Credit Facility matures on June 30, 2002, unless previously terminated. Prior to any advance being made under the Credit Facility, the Company will be required to be in compliance with all financial and operating covenants. The lenders under the Credit Facility will be paid a commitment fee at a rate of 0.375% per annum on unused commitments, payable quarterly. In addition, the Agent will receive other customary fees.

   Borrowings under the U.S. Dollar portion of the Credit Facility will bear interest at a rate equal to, at the option of the Company, either (i) the base rate (which is based on as the Federal Funds rate or the prime rate most recently announced by the Agent) or (ii) LIBOR, in each case plus an applicable margin determined by reference to the ratio of Total Net Debt to EBITDA of the Company (as defined in the Credit Facility). Borrowings under the Canadian Dollar portion of the Credit Facility will also bear interest based on various methods plus an applicable margin.

   The obligations of the Company under the Credit Facility will be unconditionally guaranteed, jointly and severally, by all subsidiaries of the Company. The obligations of the Company and such guarantors under the Credit Facility will be secured primarily by a first priority pledge of the stock of all material subsidiaries of the Company and a first priority lien on all of the assets of the Company and such guarantors. In addition, the shareholders of the Company have pledged their stock as additional security for payment of all obligations under the Credit Facility. Recourse to the Company's shareholders will be limited to their stock. Obligations under the Canadian facility will be guaranteed by the Company.

   The Credit Facility contains, among other things, covenants restricting the ability of the Company and its subsidiaries to dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions, enter into transactions with affiliates and otherwise restrict corporate activities. The Credit Facility also contains the following financial covenants: minimum permitted fixed charge coverage ratio; maximum ratio of Total Net Debt to EBITDA; maximum ratio of Net Senior Debt to EBITDA; minimum ratio of EBITDA to Total Cash Interest Expense; and limitations on aggregate capital expenditures and acquisitions (as defined in the Credit Facility).

   Events of default under the Credit Facility include those usual and customary for facilities of this type, including among other things, default in the payment of principal and interest in respect of material amounts of indebtedness of the Company or its subsidiaries, any non-payment on indebtedness under the Credit Facility, a Change of Control (as defined in the Credit Facility), any material breach of the covenants, representations and warranties included in the Credit Facility and related documents, the institution of any bankruptcy proceedings and the failure of any security agreement related to the Credit Facility or lien granted thereunder to be valid and enforceable. Upon the occurrence and continuance of an event of default under the Credit Facility, the lenders may terminate their commitments to lend and declare the outstanding advances due and payable.

                            DESCRIPTION OF THE NOTES

   The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of July 15, 1996 (the "Indenture") between the Company and the United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

   The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and such definitions are incorporated herein by reference. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The form of the Exchange Notes and the Original Notes are identical in all material respects except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The Exchange Notes will not represent new indebtedness of the Company, will be entitled to the benefits of the same Indenture which governs the Original Notes and will rank pari passu with the Original Notes. Any provisions of the Indenture which require actions by or approval of a specified percentage of Original Notes shall require the approval of the holders of such percentage of principal amount of Original Notes and Exchange Notes, in the aggregate.

General

   The Notes are limited in aggregate principal amount to $200,000,000. The Notes are general unsecured obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company, except as otherwise provided herein.

   The Notes will be unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by each Restricted Subsidiary which guarantees payment of the Notes pursuant to the covenant described under "Limitation on Creation of Subsidiaries" (the "Guarantors").

   The Notes will not be guaranteed by the Company's Canadian subsidiary. However, the Notes are secured by a subordinated pledge of a portion of the capital stock of such Subsidiary.

Maturity, Interest and Principal

   The Notes will mature on July 15, 2006. The Notes will bear interest at a rate of 11 1/8% per annum from the date of original issuance until maturity. Interest is payable semi-annually in arrears on January 15 and July 15, commencing January 15, 1997, to holders of record of the Notes at the close of business on the immediately preceding January 1, and July 1, respectively. Interest on the Exchange Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor or (ii) if the Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on the Notes, from the Issue Date.

   The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods. Upon consummation of the Exchange Offer, such registration requirements will have been met and no Additional Interest will be payable with respect the Notes, except as set forth below. In the event that the Company does not exchange Exchange Notes for all Original Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 60 days after the date of this Prospectus or the Registration Statement of which this Prospectus forms a part ceases to be effective at any time prior to the consummation of the Exchange Offer (either such event, a "Registration Default"), the sole remedy available to holders of the Notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Notes will increase by 50 basis points; and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of the interest rate on the cover of this Prospectus. All Additional Interest will be payable to holders of the Notes in cash on the same original issue payment dates as the Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Notes will revert to the interest rate originally borne by the Notes (as shown on the cover of this Prospectus).

   The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, a copy of which will be available upon request to the Company.

Optional Redemption

   The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on July 15, of each year listed below:


         Year                                                   Percentage
         ----                                                   ----------
         2001...............................................      105.563%
         2002...............................................      103.708%
         2003...............................................      101.854%
         2004 and thereafter................................      100.000%

   Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time prior to July 15, 1999 at a redemption price equal to 110% of the aggregate principal amount so redeemed, plus accrued interest to the redemption date out of the Net Proceeds of one or more Public Equity Offerings; provided, that at least $130,000,000 of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

   In the event of redemption of fewer than all of the Notes, the Trustee shall select either on a pro rata basis or by lot or in such other manner as it shall deem fair and appropriate the Notes to be redeemed. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note, in a principal amount equal to the unredeemed portion thereof, will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

Subordination

   The indebtedness represented by the Notes is, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Indebtedness of the Company. As of March 31, 1996, after giving pro forma effect to the application of the net proceeds of the offering of the Original Notes, no Senior Indebtedness would have been outstanding.

   In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "Mergers and Consolidations") (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Company will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Company before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind on account of the Notes. In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness of the Company is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company, and creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover more, ratably, than the holders of the Notes.

   No payment or distribution of any assets or securities of the Company or any Restricted Subsidiary of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) may be made by or on behalf of the Company or any Restricted Subsidiary, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of the Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Company or any Restricted Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of Notes following the delivery by the representative of the holders of Designated Senior Indebtedness ("Representative") to the Trustee of written notice of (i) the occurrence of a Payment Default or (ii) the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness and the acceleration of the maturity of such Designated Senior Indebtedness in accordance with its terms, and, in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist or such acceleration has been rescinded or otherwise cured. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

   Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any assets or securities of the Company of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) may be made by or on behalf of the Company, including, without limitation, by way of set-off or otherwise, on account of the Notes, or for or on account of the purchase, redemption, defeasance or other acquisition of Notes, and neither the

Trustee nor any holder or owner of any Notes shall take or receive from the Company or any Restricted Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of the Notes, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (x) more than 179 days shall have elapsed since receipt of such written notice by the Trustee, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from such Representative, after which, in the case of clause (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provision of the Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Indenture, no event of default with respect to Designated Senior Indebtedness (other than a Payment Default) which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

   Each Guarantee will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the respective Guarantor, including obligations of such Guarantor with respect to the Credit Facility (including any guarantee thereof), and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of the Company.

   If the Company or any Guarantor fails to make any payment on the Notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

   A holder of Notes by his acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

Certain Covenants

   The Indenture contains, among others, the following covenants. Except as otherwise specified, all of the covenants described below will appear in the Indenture.

 Limitation on Additional Indebtedness

   The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) unless (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Company's total Indebtedness to the Company's Adjusted EBITDA is less than 6.0 to 1 if the Indebtedness is incurred prior to July 15, 2001 and 5.5 to 1 if the Indebtedness is incurred thereafter; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period ending at the end of the last fiscal quarter of such Person or business for which financial statements are available) to the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Company; and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

          Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness; provided, that the Company will not incur any Permitted Indebtedness, without meeting the Indebtedness incurrence provisions of the preceding paragraph, that ranks pari passu or junior in right of payment to the Notes and that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes.

          Notwithstanding the two preceding paragraphs, the Company will not permit any of its foreign Subsidiaries to incur any subordinated Indebtedness.

        Limitation on Restricted Payments

          The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared (except to the extent not made on the payment date) or made after the Issue Date does not exceed the sum of (1) 50% of the cumulative Consolidated Net Income of the Company subsequent to the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period) and (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be, and (3) $1,000,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

          Notwithstanding the foregoing, the provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock,
       (v) Permitted Tax Distributions, (vi) the Real Estate Transactions, (vii) the Stock Redemption, (viii) distributions or other payments to the Permitted Holders, whether or not pro rata, provided, however, that the aggregate amount of all such distributions or payments under this clause
       (viii) made in any one year does not exceed $700,000 or (ix) additional payments to the Permitted Holders or

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       employees of the Company for repurchases of stock or repurchases pursuant to the Nonqualified Stock Option Plan; provided, however, that the aggregate amount of all such payments under this clause (ix) does not exceed $2,000,000 in the aggregate, exclusive of amounts funded by insurance proceeds and, provided, further, that with respect to clauses
       (viii) and (ix) (other than with respect to payments funded by insurance proceeds) no Default or Event of Default shall have occurred and be continuing at the time of any such distribution or payment or will occur immediately after giving effect to any such distribution or payment; and, provided, further, that, in determining the aggregate amount of all Restricted Payments made subsequent to the Issue Date, all distributions or payments made pursuant to clauses (viii) and (ix) (exclusive of insurance proceeds) shall be included.

          Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

        Limitation on Other Senior Subordinated Debt

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both (i) subordinate in right of payment to any Senior Indebtedness of the Company or its Restricted Subsidiaries, as the case may be, and (ii) senior in right of payment to the Notes and the Guarantees, as the case may be. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes and the Guarantees, as the case may be, if it is not explicitly subordinate in right of payment to Senior Indebtedness at least to the same extent as the Notes and the Guarantees, as the case may be, are subordinate to Senior Indebtedness.

        Limitations on Investments

          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or (ii) an Investment that is made as a Restricted Payment in compliance with the "--Limitation on Restricted Payments" covenant, after the Issue Date.

        Limitations on Liens

          The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, in any case which secures Indebtedness pari passu with or subordinated to the Notes unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the holders of the Notes in the same collateral to the same extent as such subordinated Indebtedness is subordinated to the Notes.

        Limitation on Transactions with Affiliates

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Company or any of its Restricted Subsidiaries own a minority interest) or holder of 10% or more of the Company's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Company and its Wholly-Owned Subsidiaries; (ii) such Affiliate Transaction is solely between or among Wholly-Owned Subsidiaries of the Company; or (iii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted

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       Subsidiary, as the case may be, and the terms of such Affiliate
       Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties; provided, however, that the Company and its Restricted Subsidiaries may renew any then existing Affiliate Transaction through either a renewal option or upon expiration of an arrangement on substantially similar terms to those in effect immediately preceding such expiration. In any Affiliate Transaction involving an amount or having a value in excess of $1 million which is not permitted under clause (i) or
       (ii) above, the Company must obtain a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause
       (iii) above. In transactions with a value in excess of $3 million which are not permitted under clause (i) or (ii) above, the Company must obtain a written opinion as to the fairness from a financial point of view of such a transaction from an independent investment banking firm or recognized real estate firm (as the case may be).

          The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitations on Restricted Payments" contained herein, (ii) any transaction, approved by the Board of Directors of the Company in good faith, with an officer, director, employee or consultant of the Company or of any Subsidiary in his or her capacity as an officer, director, employee or consultant entered into in the ordinary course of business, including compensation, indemnity and employee benefit arrangements with any officer, director, employee or consultant of the Company or of any Subsidiary, or (iii) customary investment banking, underwriting, placement agent or financial advisor fees paid in connection with services rendered to the Company or any Subsidiary.

        Limitation on Creation of Subsidiaries

          The Company shall not create or acquire, nor permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than
       (i) a Restricted Subsidiary existing as of the date of the Indenture,
       (ii) a Restricted Subsidiary that is acquired or created after the date of the Indenture, or (iii) an Unrestricted Subsidiary; provided, however, that each Restricted Subsidiary organized under the laws of the United States or any State thereof or the District of Columbia acquired or created pursuant to clause (ii) shall, at the time it has either assets or shareholder's equity in excess of $5,000, execute a guarantee, in the form attached to the Indenture and reasonably satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee). See "Future Guarantees."

        Limitation on Certain Asset Sales

          The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined for Asset Sales other than eminent domain, condemnation or similar government proceedings in good faith by the Company's board of directors, and evidenced by a board resolution);
       (ii) not less than 85% of the consideration received by the Company or its Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments; and (iii) the Asset Sale Proceeds received by the Company or such Restricted Subsidiary are applied (a) first, to the extent the Company elects, or is required, to prepay, repay or purchase debt under any then existing Senior Indebtedness of the Company or any Restricted Subsidiary within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale; (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company or Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Company or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 270 days following the receipt of such Asset Sale Proceeds; and (c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed

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

       $10 million, the Company shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes for general corporate purposes. If the aggregate principal amount of Notes tendered pursuant to such Excess Proceeds Offer is more than the amount of the Available Asset Sale Proceeds, the Notes tendered will be repurchased on a pro rata basis or by such other method as the Trustee shall deem fair and appropriate.

          If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things: (1) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

        Limitation on Preferred Stock of Restricted Subsidiaries

          The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any Person (other than the Company or a Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "--Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued; provided, however, that any Restricted Subsidiary that guarantees the Notes pursuant to the covenant described under "Limitation on Creation of Subsidiaries" shall be permitted to issue Preferred Stock that is not Disqualified Capital Stock.

        Limitation on Capital Stock of Restricted Subsidiaries

          The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary (other than under the terms of the Credit Facility or under the terms of any Designated Senior Indebtedness) or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly-Owned Subsidiary of the Company. The foregoing restrictions shall not apply to an Asset Sale made in compliance with "Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenants described under "--Limitation on Additional Indebtedness" or "--Limitation on Preferred Stock of Restricted Subsidiaries."

        Limitation on Sale and Lease-Back Transactions

          The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Company, and (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

        Payments for Consent

          Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

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

       Change of Control Offer

          Within 30 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

          Within 30 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

          (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));

          (3) that any Note not tendered will continue to accrue interest;

          (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

          (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (9) the name and address of the Paying Agent.

          On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Notes or portions thereof or beneficial interests under a Global Note properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof or beneficial interests so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly (1) mail to each holder of Notes so accepted and (2) cause to be credited to the respective accounts of the holders under a Global Note of beneficial interest so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered and shall issue a Global Note equal in principal amount to any unpurchased portion of beneficial interest so surrendered;

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

       provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

          The Indenture requires that if the Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all obligations under or in respect of the Credit Facility or offer to repay in full all obligations under or in respect of the Credit Facility and repay the obligations under or in respect of the Credit Facility of each lender who has accepted such offer or (ii) obtain the requisite consent under the Credit Facility to permit the repurchase of the Notes as described above. The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "Events of Default" below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all of the obligations under or in respect of the Credit Facility or obtain requisite consents under the Credit Facility. Failure by the Company to make a Change of Control Offer when required by the Indenture constitutes a default under the Indenture and, if not cured within 60 days after notice, constitutes an Event of Default.

          The Indenture provides that, (A) if the Company or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Notes or (ii) Preferred Stock, and the Company or such Subsidiary is required to make a Change of Control Offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes and (B) the Company will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change of Control under the Indenture.

          In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Company to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

          The Company's ability to purchase the Notes will be limited by the Company's then available financial resources and, if such financial resources are insufficient, its ability to arrange financing to effect such purchases. There can be no assurance that the Company will have sufficient funds to repurchase the Notes upon a Change of Control or that the Company will be able to arrange financing for such purpose.

       Merger, Consolidation or Sale of Assets

          The Company will not and will not permit any Guarantor to consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company or the Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or to which the properties and assets of the Company or the Guarantor, as the case may be, are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after

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

       giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; provided, however, that a Guarantor may merge into the Company or another Guarantor without complying with this clause
       (iii).

          In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

       Future Guarantees

          The Notes will be guaranteed on a senior subordinated basis by the Guarantors. All payments pursuant to the Guarantees by the Guarantors will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor, to the same extent and in the same manner that all payments pursuant to the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

          The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

          A Guarantor will be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold, in each case in a transaction in compliance with the covenant described under "Limitation on Certain Asset Sales," or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with "Merger, Consolidation or Sale of Assets," and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

       Events of Default

          The following events are defined in the Indenture as "Events of Default":

          (i) default in payment of any principal of, or premium, if any, on the Notes;

          (ii) default for 30 days in payment of any interest on the Notes after such interest becomes due and payable;

          (iii) default by the Company or any Guarantor in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

          (iv) default in the payment at final maturity of principal in an aggregate amount of $3,000,000 or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or the acceleration of any such Indebtedness aggregating $3,000,000 or more which acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the

       Indenture;

          (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $3,000,000 (which are not paid or covered by third party insurance by financially sound insurers that have not disclaimed coverage) shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

          (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof.

          The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

          The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and (i) such amounts shall become immediately due and payable or (ii) if there are any amounts outstanding under or in respect of the Credit Facility such amounts shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Credit Facility or five business days after receipt by the Company and the representative of the holders of Senior Indebtedness under or in respect of the Credit Facility, of notice of the acceleration of the Notes; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

          The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

          No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

       Defeasance and Covenant Defeasance

          The Indenture provides the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose,

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       of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, which, in the case of defeasance only, must be based upon a private letter ruling concerning the Notes, a published ruling of the Internal Revenue Service or a change in applicable federal income tax law.

       Modification of Indenture

          From time to time, the Company, the Guarantors, if applicable, and the Trustee may, without the consent of holders of the Notes, modify, amend, waive or supplement the provisions of the Indenture or the Notes for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors, if applicable, and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify, amend, waive or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note,
       (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time before which no such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

          The consent of the holders is not necessary to approve the particular form of a proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

       Reports to Holders

          So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

       Compliance Certificate

          The Company will deliver to the Trustee on or before 100 days after the end of the Company's fiscal year and on or before 50 days after the end of each the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

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       The Trustee

          The Trustee under the Indenture is the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default which is continuing, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default which is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

       Transfer and Exchange

          Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

          The Original Notes were issued in a transaction exempt from registration under the Securities Act and are subject to restrictions on transfer.

          The registered holder of a Note may be treated as the owner of it for all purposes.

       Certain Definitions

          Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

          "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from a Person.

          "Acquisition EBITDA" means, without duplication, (i) EBITDA for the last four fiscal quarters for which financial statements are available at the date of determination (the "Acquisition EBITDA Period") with respect to a business or Person which has been acquired by the Company or one of its Restricted Subsidiaries or which is the subject of a binding acquisition agreement requiring the calculation of EBITDA for purposes of the covenant restricting the incurrence of Indebtedness and, in each case, with respect to which financial results on a consolidated basis with the Company have not been made available for an entire fiscal quarter; plus (ii) in connection with any such acquisition, projected quantifiable improvements in operating results due to an established program of cost reductions (consistent with the cost reductions actually achieved by the Company in connection with prior acquisitions) adopted, in good faith, by the Company or one of its Restricted Subsidiaries through a Board Resolution certified by an Officers' Certificate filed with the Trustee (calculated on a pro forma basis for the Acquisition EBITDA Period as if the program had been implemented at the beginning of the Acquisition EBITDA Period), without giving effect to any operating losses of the acquired Person. Such Officers' Certificate shall confirm that any such anticipated cost reductions made in connection with an acquisition with a purchase price in excess of $25 million have been reviewed for reasonableness and consistency with past practice by an independent nationally recognized investment banking firm and such firm shall not have raised any material objections thereto. Each such Officers' Certificate shall be signed by the Chief Financial Officer and another officer of the Company. Acquisition EBITDA of a business shall be a fixed number determined as of the date the calculation of EBITDA for purposes of the covenant restricting the incurrence of Indebtedness is first required with respect to the acquisition of such business (the "Determination Date") and shall be utilized from the Determination Date through the date financial results are available for the first full fiscal quarter following the acquisition (following which the actual EBITDA of such business or Person shall be included in the EBITDA of the Company). For purposes of determining

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

       Acquisition EBITDA with respect to the acquisition of a particular business or Person, Acquisition EBITDA shall include not only the Acquisition EBITDA of such business or Person, but also the Acquisition EBITDA of any business previously acquired by the Company or the subject of a pending acquisition agreement to the extent that, as of the Determination Date, the financial results for such business or Person on a consolidated basis with the Company for a full fiscal quarter subsequent to its acquisition by the Company are not yet available.

          "Adjusted EBITDA" means for any Person, without duplication, the sum of (a) EBITDA of such Person and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available, multiplied by four and (b) Acquisition EBITDA.

          "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities (including, without limitation, any guarantees of Senior Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

          "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

          "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $500,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company, (b) all or substantially all of the assets of the Company or of any Restricted Subsidiary thereof, (c) real property of the Company or a Restricted Subsidiary or (d) all or substantially all of the assets of any business property, or part thereof, owned by the Company or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Restricted Subsidiary thereof; provided that Asset Sales shall not include (i) sales, leases, conveyances, transfers or other dispositions to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, (ii) transactions complying with "Merger, Consolidation or Sale of Assets" above and (iii) transfers or other distributions of assets which constitute (1) Permitted Investments or (2) Restricted Payments made in compliance with the covenant described under "Certain Covenants--Limitation on Restricted Payments."

          "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset
       Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale; provided, however, that so long as the Company is taxed as an S corporation or other pass-through entity for federal income tax purposes, taxes shall be determined on a pro forma basis as if the Company was a C corporation, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale, (d) payments made to retire Indebtedness secured by the assets subject to such Asset Sale and (e) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of

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

       in such Asset Sale, and (ii) promissory notes and other non-cash consideration received by the Company or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

          "Attributable Indebtedness" under the Indenture in respect of a Sale and Lease-Back Transaction means, as of the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the Board of Directors) and (ii) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

          "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which has not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c), of the first paragraph of "Certain Covenants-- Limitation on Certain Asset Sales".

          "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

          "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

          A "Change of Control" of the Company will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the total voting power of the Company's Common Stock, (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 33/1//3% of the total voting power of the Company's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company, (iii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company or (v) J. Peter Pierce shall no longer be involved in the strategic planning of the Company (as President, Chairman of the Board or otherwise), other than by reason of his death or disability; provided, however, that upon the consummation of an initial public offering of common equity securities of the Company yielding gross proceeds to the Company of at least $20,000,000 this clause (v) shall cease to constitute a "Change of Control" under the Indenture.

          "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

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          "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis for such period (including, but not limited to, Redeemable Dividends, whether paid or accrued, on Preferred Stock of a Subsidiary, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

          "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 99% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question, which Subsidiary is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Notes or the Indenture), shall be excluded to the extent of such restriction or limitation (provided that if any such restriction or limitation by its terms takes effect upon the occurrence of a default or event of default, such exclusion shall become effective only upon the occurrence of such default or event of default which is continuing), (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary, unusual and nonrecurring gains and losses shall be excluded.

          "Credit Facility" means the credit agreement or credit agreements to be entered into by and among the Company, the Restricted Subsidiaries and any one or more lenders from time to time parties thereto, as the same may be amended, extended, increased, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund in whole or in part the borrowings and then maximum commitments under the Credit Facility or such agreement (whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Facility or other credit agreements or otherwise). The Company shall promptly notify the Trustee of any such refunding, replacement, restructuring or refinancing of the Credit Facility.

          "Designated Senior Indebtedness," as to the Company or any Guarantor, as the case may be, means any Senior Indebtedness (a) under the Credit Facility, or (b) which at the time of determination exceeds $15 million in aggregate principal amount (or accredit value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, and (i), unless such designation is prohibited by the Credit Facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and (ii) as to which the Trustee has been given written notice of such designation.

          "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of

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

       such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions, and provided, further, that Capital Stock owned by the Company or a wholly-owned Restricted Subsidiary shall not constitute Disqualified Capital Stock.

          "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles and other deferred financing fees for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, plus (vii) any payments to Permitted Holders not exceeding $700,000 per year permitted under clause (vi) of "Certain Covenants--Limitations on Restricted Payments," plus (viii) Permitted Tax Distributions, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only, plus (ix) for any calculation of EBITDA utilizing the three month period ending June 30, 1996 or September 30, 1996, the amount of pro forma savings with respect to the Real Estate Transactions set forth in the Prospectus (without duplication for amounts actually realized and included in EBITDA).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

          "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording (other than previously recorded), as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

          "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (provided that, in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons), (v) in the case of the Company, Disqualified Capital Stock of the Company or any Restricted Subsidiary thereof, and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with
       GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness and Liens securing Indebtedness otherwise included in the determination of such amount shall not also be included.

          "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

          "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business or acquired as a part of the assets acquired by the Company in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) the repurchase or redemption of securities of any Person by such Person.

          "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

          "Lien" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP minus Permitted Tax Distributions with respect to such period, and excluding any foreign currency translation gains or losses added or deducted, as applicable, in the computation of Net Income.

          "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the board of directors, at the time of receipt), (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith) and (c) in the case of any issuance of any Indebtedness by the Company or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

          "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

          "Notes" means the securities that are issued under the Indenture, as amended or supplemented from time to time pursuant to the Indenture.

          "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

          "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

          "Permitted Holders" means, collectively, Leo W. Pierce, Sr., his children or other lineal descendants (whether adoptive or biological), the spouses of any of the foregoing and any probate estate of any such individual and any trust, so long as one or more of the foregoing individuals is the principal beneficiary of such trust, and any other partnership, corporation or other entity all of the partners, shareholders, members or owners of which are any one of the foregoing.

          "Permitted Indebtedness" means:

          (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Credit Facility in an amount not to exceed $10 million above the amount that could be borrowed at the time of determination under the first paragraph under "Certain Covenants-- Limitation on Additional Indebtedness";

          (ii) Indebtedness of the Company's Canadian subsidiary (and related guarantees) under the Credit Facility in an amount not to exceed Cdn $30.3 million;

          (iii)  Indebtedness under the Notes and the Guarantees;

          (iv) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

          (v) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (vi) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Company's consolidated total assets;

          (vii)  Interest Rate Agreements;

          (viii) additional Indebtedness of the Company not to exceed $3 million in principal amount outstanding at any time; and

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

          (ix)  Refinancing Indebtedness.

          "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of

          (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary; and

          (ii)  Temporary Cash Investments; and

          (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person (or in all or substantially all of the business or assets of a business or a Person), if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Company or a Restricted Subsidiary; and

          (iv) reasonable and customary loans made to employees not to exceed $500,000 in the aggregate at any one time outstanding, plus any loans which may be required to be made under the Nonqualified Stock Option Plan in an amount not to exceed $2,000,000; and

          (v) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Certain Covenants--Limitation on Certain Asset Sales"; and

          (vi) accounts receivable of the Company and its Restricted Subsidiaries generated in the ordinary course of business; and

          (vii) Investments existing on the Issue Date; and

          (viii) the Real Estate Transactions and the Stock Redemption; and

          (ix)  Investments for any purpose not to exceed $2,000,000.

          "Permitted Liens" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any Person or business existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person is merged into or consolidated with the Company or any of its Restricted Subsidiaries or at the time such business is acquired by the Company or a Restricted Subsidiary, provided that such Liens are not incurred in anticipation of such Person becoming a Restricted Subsidiary of the Company or merging into or consolidating with the Company or any of its Restricted Subsidiaries or such business being acquired by the Company or a Restricted Subsidiary, (ii) Liens securing Refinancing Indebtedness, provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Company or any of its Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and
       (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vi) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, (vii) other Liens securing

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

       obligations incurred in the ordinary course of business which obligations do not exceed $1,000,000 in the aggregate at any one time outstanding,
       (viii) any extensions, substitutions, replacements or renewals of any of the foregoing, (ix) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings, (x) Liens securing Capital Lease Obligations permitted to be incurred under clause (v) of the definition of "Permitted Indebtedness,"n provided that such Lien does not extend to any property other than that subject to the underlying lease, (xi) Liens securing Designated Senior Indebtedness,
       (xii) easements or minor defects or irregularities in title and other similar charges or encumbrances on property not interfering in any material respect with the Company's or any Restricted Subsidiaries' use of such property, (xiii) Liens existing on the date of the Indenture and
       (xiv) pledges or deposits made in the ordinary course of business in connection with (a) leases, performance bonds and similar bonds, (b) workers' compensation, unemployment insurance and other social security legislation or (c) securing the performance of surety bonds and appeal bonds required (1) in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or a Subsidiary thereof or (2) in connection with judgments that do not give rise to an Event of Default and which do not exceed $3 million in the aggregate.

          "Permitted Tax Distributions" means, for so long as the Company is taxed as an S corporation or other pass-through entity for federal income tax purposes, distributions to the holders of Capital Stock of the Company based on estimates of the highest amount of federal, state and local income tax per share of Capital Stock that any holder of Capital Stock of the Company would be required to pay as a result of the Company's being treated as a pass-through entity for income tax purposes.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

          "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

          "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

          "Public Equity Offering" means a public offering by the Company of shares of its Capital Stock and any and all rights, warrants or options to acquire such Capital Stock.

          "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of Property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and
       (ii) reasonable fees and expenses of such Person incurred in connection therewith.

          "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

          "Refinancing Indebtedness" means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that
       (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes,
       (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted

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

       average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

          "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Capital Stock); (iii) the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of, or the making of any principal payment on, any Indebtedness which is subordinated in right of payment to the Notes other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);
       (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment; (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by the Company therein; and (vi) forgiveness of any Indebtedness of an Affiliate of the Company (other than a Restricted Subsidiary) to the Company or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value in the good faith determination of the Board of Directors. It is agreed that any payments made to L.W. Pierce, Sr. or his spouse pursuant to a pension obligation of the Company in the annual amount of $96,000 shall not constitute a Restricted Payment.

          "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

          "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property (i) has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing and (ii) would constitute an Asset Sale if such property had been sold in an outright sale thereof.

          "Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all

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

       Indebtedness of the Company owed to lenders under or in respect of the Credit Facility, (b) all obligations of the Company with respect to any Interest Rate Agreement, (c) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Notes and (e) all deferrals, renewals, extensions, replacements, refundings, refinancings and restructurings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of the Company to any of its Subsidiaries, (ii) Indebtedness represented by the Notes, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, or (v) Indebtedness (other than that described in clause (a) above) incurred in violation of the Indenture.

          "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or
       (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

          "Temporary Cash Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in demand deposits or certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and (ii); (iv) any security maturing not more than 180 days after the date of acquisition, backed by a stand-by or direct pay letter of credit issued by a bank meeting the qualifications described in clause (ii) above; or (v) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America or any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of "P-1" by Moody's Investors Service, Inc. or "A-1" by Standard & Poor's Corporation.

          "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments." The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

          "Wholly-Owned Subsidiary" means any Restricted Subsidiary, 99% or more of the outstanding Capital Stock (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

       Book-Entry; Delivery and Form

          The Original Notes were issued in the form of one Note certificate (the "Original Global Note"). Except for Exchange Notes issued to Non-Global Purchasers (as defined below), the Exchange Notes will initially be issued in the form of one or more Global Notes (collectively, the "Exchange Global Notes"). The Original Global Note

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

       was deposited on the date of the closing of the sale of the Original Notes, and the Exchange Global Notes will be deposited on the date of closing of the Exchange Offer, with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of a nominee of the DTC.

          Notes that are (i) originally issued or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) (the "Non-Global Purchasers") or (ii) issued as described below under "-- Certificated Securities" will be issued, in registered form, without interest coupons ("Certificated Securities"). Upon the transfer to a qualified institutional buyer of such Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the Global Note has previously been exchanged in whole for such Certificated Securities, be exchanged for an interest in the Global Note. "Global Notes" means the Original Global Notes or the Exchange Global Notes, as the case may be.

          The Global Note.   The Company expects that pursuant to procedures
       established by the DTC (i) upon deposit of the Global Note, the DTC will credit the accounts of persons who have accounts with DTC ("participants") or persons who hold interests through participants designated by such person with portions of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

          So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

          Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

          DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

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          DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

          Certificated Securities.   If DTC is at any time unwilling or unable
       to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Securities in exchange for the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee thereof).


                          DESCRIPTION OF CAPITAL STOCK

          The Company's authorized capital stock consists of 2,000,000 shares of Common Stock with a par value of $.01 per share. Of the 2,000,000 shares of Common Stock that the Company is authorized to issue, 1,000,000 shares are designated as Class A Common Stock (the "Class A Common Stock") and 1,000,000 shares are designated as Class B Common Stock (the "Class B Common Stock"). Currently, 900 shares of Class A Common Stock and 9,000 shares of Class B Common Stock are outstanding. In addition, 1,141 shares of Class B Common Stock are reserved for issuance with respect to the exercise of certain rights under the Company's Non-Qualified Stock Option Plan.

          Holders of shares of Class A Common Stock are entitled to one vote per share for each matter submitted to the shareholders of the Company without cumulative voting rights in the election of directors. Holders of Class B Common Stock have no right to vote on any matter voted on by the shareholders of the Company, except as may be provided by law. In all other respects, all shares of Common Stock shall have identical rights, preferences and privileges. The shares of Common Stock have no pre-emptive rights. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Except for distributions to the shareholders to pay their tax obligations resulting from the Company's Subchapter S status, the Company has not declared any dividends on the Common Stock and, except with respect to Permitted Tax Distributions and possible distributions to shareholders aggregating less than $700,000 annually, does not expect to declare dividends in the foreseeable future. See "The Company." Payment of future dividends rests with the discretion of the Board of Directors and will depend on, among other things, the earnings, capital requirements and financial condition of the Company and shall be subject to limitations set forth in the Notes and other Indebtedness, including Senior Indebtedness, of the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes certain federal income tax considerations for holders who elect to exchange their Original Notes for Exchange Notes in the Exchange Offer. This summary is for general information purposes only and does not address specific tax aspects of the Exchange Offer which may be relevant to certain holders such as foreign persons, financial institutions, broker-dealers, tax-exempt organizations or insurance companies. THEREFORE, EACH HOLDER OF A NOTE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING HIS OR HER ORIGINAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER.

          Under current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and current judicial authority and administrative rulings and practice, an exchange of the debt instrument of an issuer for a new debt instrument of the issuer will be treated as an "exchange" for federal income tax purposes if the new debt instrument differs materially either in kind or in extent from the old debt instrument. Because the Exchange Notes are substantially identical to the Original Notes and because the Exchange was contemplated by the Indenture pursuant to which the Original Notes were sold, the Exchange Notes and Original Notes should not be considered to differ materially either in kind or in extent and, accordingly, the Exchange should not constitute an "exchange" for federal income tax purposes. Therefore, for federal income tax purposes, no gain or loss should be recognized by the holder on the exchange of an Original Note for an Exchange Note, the holder's adjusted tax basis in the Exchange Note should be the same as his or her basis in the Original Note and the holding period for the Exchange Note should be the same as the holding period for the Original Note.


                              PLAN OF DISTRIBUTION

          Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will use reasonable efforts to make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale; provided that such broker-dealer indicates in the Letter of Transmittal that it is a broker-dealer. In addition, until ___________, 1996, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.

          The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

          By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it shall extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers have received copies of the supplement or amended Prospectus necessary to permit resales of Exchange Notes.

          The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

          Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Cozen and O'Connor, Philadelphia, Pennsylvania.


                                    EXPERTS

          The financial statements and schedules of Pierce Leahy Corp. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

          The financial statements of Security Archives, Inc. as of June 30, 1994 and 1995, and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS OF PIERCE LEAHY CORP.:
  Report of Independent Public Accountants.................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-4
  Consolidated Statements of Shareholders' Deficit.........................  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7
FINANCIAL STATEMENTS OF COMMAND RECORDS SERVICES LIMITED................... F-17
FINANCIAL STATEMENTS OF SECURITY ARCHIVES, INC. ........................... F-23
FINANCIAL STATEMENTS OF AMK DOCUMENT SERVICES, INC. ....................... F-29

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pierce Leahy Corp.:

  We have audited the accompanying consolidated balance sheets of Pierce Leahy Corp. (a New York corporation) and Subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pierce Leahy Corp. and Subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Philadelphia, Pa.,
March 4, 1996

                               PIERCE LEAHY CORP.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                   DECEMBER 31
                                                ------------------   MARCH 31,
                                                  1994      1995       1996
                                                --------  --------  -----------
                                                                    (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash......................................... $    358  $    722   $    474
  Accounts receivable, net of allowance for
   doubtful accounts of $554, $487, and $592...   11,513    14,182     15,724
  Inventories..................................      333       762        654
  Prepaid expenses and other...................      554     1,025      1,612
                                                --------  --------   --------
    Total current assets.......................   12,758    16,691     18,464
                                                --------  --------   --------
PROPERTY AND EQUIPMENT.........................   79,129   109,755    113,743
  Less--Accumulated depreciation and
   amortization................................  (31,003)  (35,328)   (36,633)
                                                --------  --------   --------
    Net property and equipment.................   48,126    74,427     77,110
                                                --------  --------   --------
OTHER ASSETS:
  Intangible assets, net.......................   17,834    38,621     41,615
  Other........................................    1,028     1,589      1,439
                                                --------  --------   --------
    Total other assets.........................   18,862    40,210     43,054
                                                --------  --------   --------
                                                $ 79,746  $131,328   $138,628
                                                ========  ========   ========


                     LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt............ $  2,144  $  1,478   $  1,975
  Current portion of noncompete obligations....       70       200        200
  Accounts payable.............................    4,848     4,641      4,682
  Accrued expenses.............................    3,871     9,533      8,980
  Deferred revenues............................    7,027     8,978      9,222
                                                --------  --------   --------
    Total current liabilities..................   17,960    24,830     25,059
LONG-TERM DEBT.................................   75,294   116,812    121,994
NONCOMPETE OBLIGATIONS.........................      --        517        467
DEFERRED RENT..................................    2,558     2,814      2,856
DEFERRED INCOME TAXES..........................    3,100     3,492      3,494
COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE WARRANTS............................      175     1,064      2,625
SHAREHOLDERS' DEFICIT..........................  (19,341)  (18,201)   (17,867)
                                                --------  --------   --------
                                                $ 79,746  $131,328   $138,628
                                                ========  ========   ========

        The accompanying notes are an integral part of these statements.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                FOR THE YEAR ENDED       FOR THE THREE MONTHS
                                    DECEMBER 31             ENDED MARCH 31
                             --------------------------- ---------------------
                               1993      1994     1995      1995       1996
                             --------  --------  ------- ---------- ----------
                                                              (UNAUDITED)
REVENUES:
  Storage................... $ 42,122  $ 47,123  $55,501 $   12,732 $   16,969
  Service and storage
   material sales...........   31,266    35,513   39,895      9,490     12,730
                             --------  --------  ------- ---------- ----------
    Total revenues..........   73,388    82,636   95,396     22,222     29,699
                             --------  --------  ------- ---------- ----------
OPERATING EXPENSES:
  Cost of sales, excluding
   depreciation and
   amortization.............   45,391    49,402   55,616     13,118     17,406
  Selling, general and
   administrative...........   11,977    15,882   16,148      4,026      4,856
  Depreciation and
   amortization.............    6,888     8,436    8,163      1,990      2,572
  Consulting payments to
   related parties..........      --        500      500        125        125
                             --------  --------  ------- ---------- ----------
    Total operating
     expenses...............   64,256    74,220   80,427     19,259     24,959
                             --------  --------  ------- ---------- ----------
    Operating income........    9,132     8,416   14,969      2,963      4,740
                             --------  --------  ------- ---------- ----------
INTEREST EXPENSE............    6,160     7,216    9,622      1,928      2,846
                             --------  --------  ------- ---------- ----------
    Income before
     extraordinary item.....    2,972     1,200    5,347      1,035      1,894
EXTRAORDINARY ITEM--Loss on
 early extinguishment of
 debt.......................    9,174     5,991    3,279        --         --
                             --------  --------  ------- ---------- ----------
NET INCOME (LOSS)........... $ (6,202) $ (4,791) $ 2,068 $    1,035 $    1,894
                             ========  ========  ======= ========== ==========

        The accompanying notes are an integral part of these statements.

                               PIERCE LEAHY CORP.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                COMMON STOCK
                                --------------
                                                ADDITIONAL
                                CLASS   CLASS    PAID-IN   ACCUMULATED
                                  A       B      CAPITAL     DEFICIT     TOTAL
                                ------  ------  ---------- ----------- ---------
BALANCE, JANUARY 1, 1993....... $  --   $  --      $ 24     $  (9,052) $  (9,028)
  Cancellation of common stock
   warrants....................    --      --       --            746        746
  Net loss.....................    --      --       --         (6,202)    (6,202)
  Distributions to
   shareholders................    --      --       --            (24)       (24)
                                ------  ------     ----     ---------  ---------
BALANCE, DECEMBER 31, 1993.....    --      --        24       (14,532)   (14,508)
  Accretion of redeemable
   warrants....................    --      --       --            (16)       (16)
  Net loss.....................    --      --       --         (4,791)    (4,791)
  Distributions to
   shareholders................    --      --       --            (26)       (26)
                                ------  ------     ----     ---------  ---------
BALANCE, DECEMBER 31, 1994.....    --      --        24       (19,365)   (19,341)
  Accretion of redeemable
   warrants....................    --      --       --           (889)      (889)
  Net income...................    --      --       --          2,068      2,068
  Distributions to
   shareholders................    --      --       --            (39)       (39)
                                ------  ------     ----     ---------  ---------
BALANCE, DECEMBER 31, 1995.....    --      --        24       (18,225)   (18,201)
  Accretion of redeemable
   warrants (unaudited)........    --      --       --         (1,560)    (1,560)
  Net income (unaudited).......    --      --       --          1,894      1,894
                                ------  ------     ----     ---------  ---------
BALANCE, MARCH 31, 1996
 (unaudited)................... $  --   $  --      $ 24     $ (17,891) $ (17,867)
                                ======  ======     ====     =========  =========

        The accompanying notes are an integral part of these statements.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                            FOR THE YEAR ENDED DECEMBER 31        MARCH 31
                           ----------------------------------  ----------------
                              1993        1994        1995      1995     1996
                           ----------  ----------  ----------  -------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......  $   (6,202) $   (4,791) $    2,068  $ 1,035  $ 1,894
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  operating activities--
 Extraordinary item......       9,174       5,991       3,279      --       --
 Depreciation and
  amortization...........       6,888       8,434       8,163    1,990    2,421
 Amortization of
  deferred financing
  costs..................         836       1,068         533      142      111
 Imputed interest on
  long-term debt and
  noncompete
  obligation.............         647         231         --       --       --
 Change in deferred
  rent...................        (104)         50          29      (16)      43
 Foreign currency
  adjustment of long-
  term debt..............         --          --          --       --        79
 Change in assets and
  liabilities, net of
  the effects from
  the purchase of
  businesses--
  (Increase) decrease
   in--
   Accounts receivable,
    net..................      (2,671)     (2,061)       (360)     104   (1,402)
   Inventories...........          (5)        (46)       (347)    (178)     107
   Prepaid expenses......         173         (91)         57     (212)    (580)
   Other assets..........        (504)        255        (536)    (190)     162
  Increase (decrease)
   in--
   Accounts payable......          96       1,763        (978)  (1,690)      39
   Accrued expenses......        (702)       (170)      4,693    1,950     (628)
   Deferred revenues.....         393         367         921      744      244
                           ----------  ----------  ----------  -------  -------
  Net cash provided by
   operating
   activities............       8,019      11,000      17,522    3,679    2,490
                           ----------  ----------  ----------  -------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures....      (5,827)     (6,352)    (16,288)  (1,535)  (3,553)
 Client acquisition
  expenditures...........      (2,840)     (1,905)     (2,934)    (348)  (1,108)
 Payments for businesses
  acquired, net of cash
  acquired...............      (1,500)     (4,663)    (29,456)  (4,000)  (2,865)
 Increase in intangible
  assets.................         (47)       (943)     (2,484)    (752)    (763)
 Payments on noncompete
  agreements.............      (3,570)        (70)       (153)     --       (50)
                           ----------  ----------  ----------  -------  -------
  Net cash used in
   investing
   activities............     (13,784)    (13,933)    (51,315)  (6,635)  (8,339)
                           ----------  ----------  ----------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net borrowings
  (payments) on revolving
  line of credit.........       5,200      (7,700)       (900)    (400)   4,236
 Proceeds from issuance
  of long-term debt......      60,084      76,850     128,420    4,100    1,700
 Payments on long-term
  debt...................     (41,257)    (61,121)    (90,937)    (537)    (335)
 Payments on capital
  lease obligations......      (2,113)        (74)        (21)     --       --
 Prepayment penalties and
  cancellation of
  warrants...............     (10,715)     (1,781)        --       --       --
 Payment of debt
  financing costs........      (5,343)     (3,385)     (2,366)     --       --
 Distributions to
  shareholders...........         (24)        (26)        (39)     --       --
                           ----------  ----------  ----------  -------  -------
  Net cash provided by
   financing
   activities............       5,832       2,763      34,157    3,163    5,601
                           ----------  ----------  ----------  -------  -------
NET INCREASE (DECREASE)
 IN CASH.................          67        (170)        364      207     (248)
CASH, BEGINNING OF
 PERIOD..................         461         528         358      358      722
                           ----------  ----------  ----------  -------  -------
CASH, END OF PERIOD......  $      528  $      358  $      722  $   565  $   474
                           ==========  ==========  ==========  =======  =======
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid for interest..  $    5,610  $    6,738  $    8,356  $ 1,018  $ 3,594
                           ==========  ==========  ==========  =======  =======

        The accompanying notes are an integral part of these statements.

                              PIERCE LEAHY CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
                       (IN THOUSANDS EXCEPT SHARE DATA)

(INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. BACKGROUND:

  Pierce Leahy Corp. and its majority-owned subsidiary, Pierce Leahy Command Company (together, the "Company"), stores and services business records for clients throughout the United States and Canada. The Company also sells storage containers and provides records management consulting services and imaging services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Consolidated Financial Statements

  The consolidated balance sheets as of March 31, 1996 and the consolidated statements of operations for the three months ended March 31, 1995 and 1996 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Pierce Leahy Corp. and its 99%-owned subsidiary, Pierce Leahy Command Company. All intercompany accounts and transactions have been eliminated in consolidation. The minority interest in Pierce Leahy Command Company is not material to the consolidated financial statements.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories

  Inventories, which consist of storage containers, are stated at the lower of cost (first-in, first-out) or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets.

 Goodwill

  Goodwill reflects the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, currently estimated at 30 years. The Company assesses the recoverability of goodwill, as well as other long lived assets, based upon expectations of future undiscounted cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of."

                              PIERCE LEAHY CORP.

 Client Acquisition Costs

  The unreimbursed costs of moving the records of new clients into the Company's facilities and sales commissions related to new client contracts have been capitalized and are included in intangible assets in the accompanying balance sheets (see Note 4). All such costs are being amortized on a straight-line basis over six years, which represents the average initial contract term.

 Deferred Rent

  Certain of the Company's leases for warehouse space, including the related party leases discussed in Note 9, provide for scheduled rent increases over the lease terms. The Company recognizes rent expense on a straight-line basis over the lease terms, with the excess of the rent charged to expense over the amount paid recorded as deferred rent in the accompanying balance sheets.

 Health Insurance Reserve

  The Company self-insures for benefit claims under a health insurance plan provided to employees. The self-insurance is limited to $75 in claims per insured individual per year, and a liability for claims incurred but not reported is reflected in the accompanying balance sheets. Specific stop loss insurance coverage is maintained to cover claims in excess of $75 per insured individual per year.

 Income Taxes

  The Company is a Subchapter S corporation and, therefore, any taxable income or loss for federal income tax purposes is passed through to the shareholders. While not subject to federal income taxes, the Company is subject to income taxes in certain states. The Company reports certain expenses in different periods for financial reporting and income tax purposes. In addition, the carrying value of certain assets acquired exceeded their tax bases. If the Subchapter S corporation status was terminated, a deferred income tax liability would need to be recorded.

  The Tax Reform Act of 1986 provides for a tax at the corporate level on gains realized on asset sales for a specified period following the election of Subchapter S status. Deferred taxes have been provided for taxes which may be triggered if the Company disposes of certain assets acquired in connection with an acquisition.

 Revenue Recognition

  Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Deferred revenues represent amounts invoiced for storage services in advance of the rendering of the services.

 Change in Accounting Estimates

  Effective January 1, 1995, the Company revised its estimates of the useful lives of certain long-term assets as follows:

                                                            USEFUL LIFE (YEARS)
                                                            --------------------
     LONG-TERM ASSET                                           OLD       NEW
     ---------------                                        --------- ----------
     Buildings.............................................        25         40
     Warehouse equipment...................................        12      12-20
     Client acquisition costs..............................         3          6
     Other intangibles.....................................         3         10
     Goodwill..............................................      5-20         30

                              PIERCE LEAHY CORP.

  The aggregate effect of adopting these revised lives was to decrease amortization and depreciation expense and increase net income for the year ended December 31, 1995, by approximately $4,868. Management believes that the new lives more accurately reflect the estimated economic lives of the related assets and that such lives are more in conformity with industry practices.

 Foreign Currency Translation

  The balance sheets and statements of operations of the Canadian operations are translated into U.S. dollars using the rates of exchange at period end. All foreign currency transaction gains and losses are included in operations in the period in which they occur. The cumulative translation adjustment at December 31, 1995 and March 31, 1996 is not material to the consolidated financial statements.

 New Accounting Pronouncements

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company is required to adopt this standard for the year ending December 31, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Company's consolidated statement of operations.

3. PROPERTY AND EQUIPMENT:

                                                    DECEMBER 31
                                                 ------------------  MARCH 31,
                                        LIFE       1994      1995      1996
                                     ----------- --------  --------  ---------
   Land.............................         --  $  3,594  $  4,780  $  4,753
   Buildings and improvements....... 10-40 years   23,397    35,758    35,686
   Warehouse equipment (primarily
    shelving)....................... 12-20 years   39,485    53,943    56,347
   Data processing equipment and
    software........................     7 years    9,051    10,684    11,698
   Furniture and fixtures...........     7 years    2,515     2,970     3,221
   Transportation equipment.........     5 years    1,087     1,620     2,038
                                                 --------  --------  --------
                                                   79,129   109,755   113,743
   Less--Accumulated depreciation
    and amortization................              (31,003)  (35,328)  (36,633)
                                                 --------  --------  --------
     Net property and equipment.....             $ 48,126  $ 74,427  $ 77,110
                                                 ========  ========  ========

  Depreciation expense was $4,036, $5,066, $4,325, $1,004, and $1,305 for the
years ended December 31, 1993, 1994, and 1995 and for the three months ended March 31, 1995 and 1996, respectively.

4. INTANGIBLE ASSETS:

                                                     DECEMBER 31
                                                  ------------------  MARCH 31,
                                                    1994      1995      1996
                                                  --------  --------  ---------
   Goodwill..................................     $  9,194  $ 25,857  $ 27,255
   Client acquisition costs..................        5,549     8,680     9,788
   Noncompete agreements.....................        6,180     6,980     7,420
   Customer lists............................        4,220     4,720     4,720
   Deferred financing costs..................        3,409     2,248     2,245
   Other intangible assets...................          224     4,679     5,957
                                                  --------  --------  --------
                                                    28,776    53,164    57,385
   Less--Accumulated amortization............      (10,942)  (14,543)  (15,770)
                                                  --------  --------  --------
   Net intangible assets.....................     $ 17,834  $ 38,621  $ 41,615
                                                  ========  ========  ========

                              PIERCE LEAHY CORP.

                                                          MARCH 31, 1996
                                                   -----------------------------
                                                           ACCUMULATED  NET BOOK
                                           LIFE     COST   AMORTIZATION  VALUE
                                        ---------- ------- ------------ --------
   Goodwill............................   30 years $27,255   $ 2,775    $24,480
   Client acquisition costs............    6 years   9,788     3,687      6,101
   Noncompete agreements...............  3-7 years   7,420     6,279      1,141
   Customer lists......................    5 years   4,720     2,167      2,553
   Deferred financing costs............  5-8 years   2,245       138      2,107
   Other intangible assets............. 3-15 years   5,957       724      5,233
                                                   -------   -------    -------
                                                   $57,385   $15,770    $41,615
                                                   =======   =======    =======

  Amortization of all intangible assets, other than deferred financing costs which are charged to interest expense, was $2,852, $3,370, $3,838, $986, and $1,116, for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, respectively. Amortization of deferred financing costs was $836, $1,068, $533, $142 and $111 for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, respectively. Capitalized client acquisition costs were $2,840, $1,905, $2,934, $348, and $1,108, and related amortization expense was $727, $1,536, $909, $227, and $297 for the years ended December 31, 1993, 1994, and
1995 and for the three months ended March 31, 1995 and 1996, respectively.

  The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful lives of the intangible assets should be revised or that the remaining balance of such assets may not be recoverable. As of March 31, 1996, the Company believes that no revisions to the remaining useful lives or write-downs of intangible assets are required.

5. ACCRUED EXPENSES:

                                                          DECEMBER 31
                                                         ------------- MARCH 31,
                                                          1994   1995    1996
                                                         ------ ------ ---------
   Accrued salaries and commissions..................... $  603 $2,190  $2,266
   Accrued vacation.....................................  1,723  2,140   2,417
   Other................................................  1,545  5,203   4,297
                                                         ------ ------  ------
                                                         $3,871 $9,533  $8,980
                                                         ====== ======  ======

                              PIERCE LEAHY CORP.

6. LONG-TERM DEBT:

                                                      DECEMBER 31
                                                    -----------------
                                                                       MARCH 31,
                                                     1994      1995      1996
                                                    -------  --------  ---------
   U.S. Revolver, variable interest rate (10.125%
    at March 31, 1996)............................  $   --   $    --   $  3,500
   Canadian Revolver, variable interest rate
    (9.375% at March 31, 1996)....................      --        --        735
   Standby Acquisition Note, variable interest
    rate (10.125% at March 31, 1996), payable in
    quarterly installments ranging from 4.17% to
    11.67% of the outstanding balance beginning
    December 1997 through November 2000...........      --        --      1,700
   Tranche A term loan, variable interest rate
    (8.5% at March 31, 1996), payable in quarterly
    installments ranging from $313 to $938
    beginning December 1995 through September
    2000..........................................      --     12,188    11,875
   Tranche B term loan, variable interest rate
    (8.75% at March 31, 1996), payable in
    quarterly installments ranging from $425 to
    $6,500 beginning March 1998 through September
    2002..........................................      --     47,500    47,500
   Tranche C term loan, variable interest rate (9%
    at March 31, 1996), payable in quarterly
    installments of $9,500 beginning December 2002
    through September 2003........................      --     38,000    38,000
   Canadian term loan, variable interest rate
    (8.29% at March 31, 1996), payable in
    quarterly installments ranging from $138 to
    $276 beginning March 1997 through June 2002,
    with final payment of $15,624 in September
    2002..........................................      --     20,520    20,599
   Borrowings under previous credit agreement
    (repaid in October 1995)......................   76,750       --        --
   Other..........................................      688        82        60
                                                    -------  --------  --------
                                                     77,438   118,290   123,969
   Less--Current portion..........................   (2,144)   (1,478)   (1,975)
                                                    -------  --------  --------
                                                    $75,294  $116,812  $121,994
                                                    =======  ========  ========

  In October 1995, the Company entered into a credit facility (the "Credit Facility"), which provides for borrowings of up to $143 million (U.S. dollars) and $36 million (Canadian dollars). In addition to refinancing the borrowings under the former credit facility and paying the related accrued interest, the Company used the proceeds of the Credit Facility to acquire Command Record Services, Inc., increase its available borrowing capacity for acquisitions, and pay financing costs of $2,245.

                              PIERCE LEAHY CORP.

  A summary of the aggregate commitment under the Credit Facility is as follows:

                                                                        CANADIAN
                                                           U.S. DOLLARS DOLLARS
                                                           ------------ --------
   A Term Note............................................   $ 12,500   $   --
   B Term Note............................................     47,500       --
   C Term Note............................................     38,000       --
   Standby Acquisition Note...............................     30,000       --
   U.S. Revolver..........................................     15,000       --
   Canadian Term Loan.....................................        --     28,000
   Canadian Revolver......................................        --      8,000
                                                             --------   -------
                                                             $143,000   $36,000
                                                             ========   =======

  At the closing of the Credit Facility, the A, B and C Term Notes and the Canadian term loan were drawn in full and $2.3 million was drawn under the Canadian Revolver. No proceeds were drawn under the Standby Acquisition Note or the U.S. Revolver at that time.

  Borrowing capacity under the U.S. Revolver and the Canadian Revolver has scheduled reductions beginning in March 1997 and December 1997, respectively, and expires in September 2000. Borrowing capacity under the Standby Acquisition Note is reduced quarterly by amounts ranging from 4.167% to 11.666% of the outstanding borrowings under the Standby Acquisition Note beginning on December 31, 1997. In addition to the scheduled principal payments under the term loans and reductions in the borrowing capacity under the U.S. Revolver, Canadian Revolver and Standby Acquisition Note, the Company is subject to mandatory prepayments equal to 50% of excess cash flow, as defined, and upon certain other events including sale of assets, stock or incurrence of any other indebtedness, among others.

  The highest amounts outstanding under the U.S. and Canadian revolvers during the year ended December 31, 1995 and the three month period ended March 31, 1996 was $3,200 and $4,235, respectively. The average amount outstanding on the revolvers during such periods was $888 and $1,605, respectively, while the weighted average interest rate was 10.43% and 9.76%, respectively.

  The Credit Facility specifies certain minimum or maximum relationships between operating cash flows (earnings before interest, taxes, depreciation and amortization) and interest, total debt and fixed charges, along with minimum levels of operating cash flows and defined current ratio and operating cash flows to debt service targets. There are restrictions on dividends, capital expenditures, incurrence of indebtedness and lease obligations, among other items. The Company was in compliance with the applicable provisions of the Credit Facility at March 31, 1996. The Credit Facility is secured by substantially all of the assets and outstanding common stock of the Company.

  Future scheduled principal payments on the Company's long-term debt at March 31, 1996 are as follows:

     1996.............................................................. $  1,975
     1997..............................................................    4,899
     1998..............................................................    9,926
     1999..............................................................   11,374
     2000..............................................................   12,875
     2001 and thereafter...............................................   82,920
                                                                        --------
                                                                        $123,969
                                                                        ========

                              PIERCE LEAHY CORP.

  Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the Company believes that the carrying amount of debt at March 31, 1996 approximates fair value.

  In connection with entering into credit facilities in 1993 and 1994, the Company issued warrants to certain the lenders to purchase common stock. Warrants to purchase 217 shares at $.01 per share were issued in 1993 and 52 shares at $2,839.72 per share were issued in 1994. Management assigned an initial value of $338 to the 1993 warrants and $87 to the 1994 warrants for financial reporting purposes. The outstanding warrants at December 31, 1994 and 1995 represent the right to purchase 2.63% of the Company's fully diluted common stock. The warrant holders may put the warrants to the Company, and the Company may call the warrants beginning in February 1996 and June 1997, respectively, at amounts which are determined by a formula, as defined in the Credit Facility. The change in value of the redeemable warrants from the initial value has been accreted through a charge to shareholders' deficit in the accompanying financial statements.

  Debt refinancings occurred in 1993, 1994 and 1995 resulting in the write-off of previously deferred financing costs of $1,043, $3,981 and $2,779, respectively, and prepayment and other charges (including the write-off of unamortized debt discount) of $8,131 in 1993, $2,011 in 1994 and $500 in 1995. Such write-offs and charges have been recorded as extraordinary items in the accompanying consolidated statements of operations.

7. COMMON STOCK:

  At December 31, 1994 and 1995 and March 31, 1996, the Company's common stock was comprised of the following:

                                                           CLASS A    CLASS B
                                                          ---------- ----------
     Par value........................................... $      .01 $      .01
     Shares authorized...................................  1,000,000  1,000,000
     Shares issued and outstanding.......................      1,000      9,000

8. STOCK OPTIONS:

  In September 1994, the Company established a nonqualified stock option plan which provides for the granting to key employees of options to purchase an aggregate of 1,141 shares of common stock. Options to purchase 567 shares at $5 per share were granted in 1995 and options to purchase 340 shares at $6 per share were granted in 1996. Option grants are exercisable at the earlier of the tenth anniversary of the date of grant or the first date on which the Company ceases to be an S Corporation, and have an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Fair market value is determined based on a formula, as defined in the option plan. The options vest in five equal annual installments beginning on the first anniversary of the date of grant. At March 31, 1996, options for 113 shares were vested. The exercise of the options is subject to certain restrictions.

9. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  At March 31, 1996, the Company was obligated under noncancelable operating leases, including the related-party leases discussed below, for warehouse space, office equipment and transportation equipment. These leases expire at various times through 2007 and require minimum rentals, subject to escalation, as follows:

                              PIERCE LEAHY CORP.

     1996.............................................................. $ 20,317
     1997..............................................................   18,379
     1998..............................................................   16,345
     1999..............................................................   14,121
     2000..............................................................   13,009
     2001 and thereafter...............................................   34,933
                                                                        --------
                                                                        $117,104
                                                                        ========

  Rent expense was approximately $11,052, $12,262, $14,098, $3,277, and $5,919 for the years ended December 31, 1993, 1994, and 1995 and for the three months ended March 31, 1995 and 1996, respectively.

  The Company leases office and warehouse space at prices which, in the opinion of management, approximate market rates from entities which are owned by various shareholders of the Company. Rent expense on these leases was approximately $7,036, $7,658, $8,201, $2,050, and $2,210 for the years ended
December 31, 1993, 1994, and 1995 and for the three months ended March 31, 1995 and 1996, respectively. These related party leases require minimum rentals, subject to escalation, as follows:

     1996............................................................... $ 8,881
     1997...............................................................   8,232
     1998...............................................................   7,394
     1999...............................................................   6,606
     2000...............................................................   6,385
     2001 and thereafter................................................  14,259
                                                                         -------
                                                                         $51,757
                                                                         =======

 Other Matters

  The Company has entered into a consulting agreement with a shareholder of the Company and a consulting/non-compete agreement with the former owner of an acquired business. These agreements require the following minimum payments:

     1996................................................................ $  584
     1997................................................................    280
     1998................................................................     73
     1999................................................................     40
     2000................................................................     40
     2001 and thereafter.................................................    150
                                                                          ------
                                                                          $1,167
                                                                          ======

  The Company has an agreement with a shareholder of the Company that requires payments of $60 per year for five years upon the death of the shareholder. The present value of this benefit has been recorded as a liability in the accompanying balance sheets.

  In December 1993, the Company borrowed $80 from a shareholder which bears interest at 7%. The note was repaid during 1996.

                              PIERCE LEAHY CORP.

  The Company is party to various claims arising in the ordinary course of business. Although the ultimate outcome of these matters is presently not determinable, management, after consultation with legal counsel, does not believe that the resolution of these matters will have a material adverse effect on the Company's financial position or results of operations.

10. EMPLOYEE BENEFIT PLANS:

  The Company maintains a discretionary profit sharing and a 401(k) plan for substantially all full-time employees over the age of 20 1/2 and with more than 1,000 hours of service. Participants in the 401(k) plan may elect to defer a specified percentage of their compensation on a pre tax basis. The Company is required to make matching contributions equal to 25% of the employee's contribution up to a maximum of 2% of the employee's annual compensation. Participants become vested on the Company's matching contribution over three to seven years. The expense relating to these plans was $262, $506, $591, $148, and $167 for the years ended December 31, 1993,
1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

11. STOCK PURCHASE AGREEMENTS:

  The Company and its shareholders are parties to an agreement which provides that, in the event of a shareholder's desire to transfer his ownership interest, the other shareholders and/or the Company have the right of first refusal to purchase the stock under the terms specified in the agreement. The agreement also provides that, in the event of a shareholder's death, the Company will purchase the stock from the estate of the deceased under the terms and at the amount per share, subject to periodic adjustment, specified in the agreement. The purchase would be funded, in part, from the proceeds of insurance policies currently in place ($37,700 face value).

12. ACQUISITIONS:

  In 1995, the Company completed five acquisitions of records management businesses for an aggregate purchase price of $30,094, including assumption of debt. During the three months ended March 31, 1996, the Company completed two acquisitions for an aggregate purchase price of $2,929 and subsequent to that date, completed two additional acquisitions with an aggregate purchase price of $18,550. Each of these acquisitions was accounted for using the purchase method of accounting and, accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from the respective acquisition dates. The excess of the purchase price over the underlying fair value of the assets and liabilities acquired has been allocated to goodwill ($17,751 and $988 in 1995 and the three months ended March 31, 1996, respectively) and is being amortized over the estimated benefit period of 30 years. In addition, the Company entered into a noncompete and consulting agreement (see Note 9).

  A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:

                                                                1995     1996
                                                               -------  -------
     Fair value of assets acquired............................ $37,271  $22,005
     Liabilities assumed......................................  (7,177)    (526)
     Cash acquired............................................    (638)    (764)
                                                               -------  -------
       Net cash paid.......................................... $29,456  $20,715
                                                               =======  =======

  Included in the 1996 amounts are $19,000 of fair value of assets acquired, $450 of liabilities assumed, $700 of cash acquired and $17,850 of net cash paid on acquisitions that were completed subsequent to March 31, 1996.

                              PIERCE LEAHY CORP.

  The following unaudited pro forma information shows the results of the Company's operations for the year ended December 31, 1995 and three months ended March 31, 1996, as though each of the completed acquisitions had occurred as of January 1, 1995:

                                                                         THREE
                                                              YEAR      MONTHS
                                                             ENDED       ENDED
                                                          DECEMBER 31, MARCH 31,
                                                              1995       1996
                                                          ------------ ---------
     Total revenues......................................   $120,257    $31,582
     Net income (loss)...................................       (414)       646

  The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1995 or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired companies.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pierce Leahy Corp.:

  We have audited the accompanying statements of operations and cash flows of Command Records Services Limited for each of the periods ended December 31, 1993, December 31, 1994 and October 26, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Command Records Services Limited for each of the periods ended December 31, 1993, December 31, 1994 and October 26, 1995 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Philadelphia, Pa.,
June 21, 1996

                        COMMAND RECORDS SERVICES LIMITED

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                        FOR THE YEARS ENDED  FOR THE TEN MONTHS
                                            DECEMBER 31       ENDED OCTOBER 26
                                        -------------------- ------------------
                                          1993       1994           1995
                                        ---------  --------- ------------------
REVENUES:
  Storage.............................. $   5,290  $   6,299      $ 5,525
  Service..............................     4,618      6,453        5,447
  Product..............................       368        596          453
                                        ---------  ---------      -------
                                           10,276     13,348       11,425
                                        ---------  ---------      -------
OPERATING EXPENSES:
  Salaries.............................     4,277      5,472        4,020
  Occupancy............................     1,568      2,214        1,806
  Archive operating....................     1,129      1,474        1,498
  Selling, general and administrative..     1,578      1,781        2,243
  Depreciation and amortization........       848      1,012          926
  Cost of product......................       153        225          220
  Restructuring expenses (Note 6)......       --         --           670
  Loss on write down and disposal of
   property and equipment (Note 5).....       526         25          105
                                        ---------  ---------      -------
                                           10,079     12,203       11,488
                                        ---------  ---------      -------
    Operating income (loss)............       197      1,145          (63)
INTEREST EXPENSE.......................       198        249          300
                                        ---------  ---------      -------
    Income (loss) before provision for
     income taxes......................        (1)       896         (363)
PROVISION FOR INCOME TAXES.............       184        531           22
                                        ---------  ---------      -------
NET INCOME (LOSS)...................... $    (185) $     365      $  (385)
                                        =========  =========      =======

        The accompanying notes are an integral part of these statements.

                        COMMAND RECORDS SERVICES LIMITED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                       FOR THE YEARS ENDED   FOR THE TEN MONTHS
                                           DECEMBER 31        ENDED OCTOBER 26
                                       --------------------  ------------------
                                         1993       1994            1995
                                       ---------  ---------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................... $    (185) $     365        $ (385)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities--
    Loss on write down and disposal of
     property and equipment...........       526         25           105
    Depreciation and amortization.....       848      1,012           926
    Deferred income taxes.............       (10)        10            63
    Increase in deferred rent.........       123         25           (33)
    Change in assets and liabilities
     excluding effects from the
     purchase of businesses--
      (Increase) decrease in--
        Accounts receivable, net......       (36)      (229)          (35)
        Inventories...................       114        (56)           21
        Prepaid expenses..............       (41)       (43)          112
        Income taxes receivable.......       --         --           (406)
        Other assets..................         7        (37)            7
      Increase (decrease) in--
        Accounts payable..............       126         26          (439)
        Accrued expenses..............       173        (89)          453
        Accrued income taxes..........       195        (58)         (173)
        Deferred revenues.............       167         96           112
        Other deferred liabilities....        98       (157)           33
                                       ---------  ---------        ------
      Net cash provided by operating
       activities.....................     2,105        890           361
                                       ---------  ---------        ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on sale of property and
   equipment..........................       288        456           187
  Capital expenditures................      (454)      (983)         (275)
  Increase in intangible assets.......       (95)      (376)            1
  Payments for businesses acquired,
   net of cash acquired...............    (1,986)       --            --
                                       ---------  ---------        ------
      Net cash used in investing
       activities.....................    (2,247)      (903)          (87)
                                       ---------  ---------        ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on line of credit....       --         140           614
  Due to associated companies.........      (133)      (524)           12
  Deferred payments for businesses
   acquired...........................     1,004       (676)         (270)
                                       ---------  ---------        ------
      Net cash provided by (used in)
       financing activities...........       871     (1,060)          356
                                       ---------  ---------        ------
NET INCREASE (DECREASE) IN CASH.......       729     (1,073)          630
CASH, BEGINNING OF YEAR...............       353      1,082             9
                                       ---------  ---------        ------
CASH, END OF YEAR..................... $   1,082  $       9        $  639
                                       =========  =========        ======

        The accompanying notes are an integral part of these statements.

                       COMMAND RECORDS SERVICES LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1. FINANCIAL STATEMENTS

  On January 1, 1995, Command Records Services Limited ("CRSL"), Arcodex Records Manager Ltd. ("ARML") and Data Repro Com Enterprises Ltd. ("DRCEL"), amalgamated to form Command Records Services Limited (the "Company").

  The financial statements include the accounts of CRSL, ARML and DRCEL. All significant intercompany transactions and balances have been eliminated.

  The Company stores and services business records for a nationwide customer base located throughout Canada. The Company also sells storage containers and provides records management consulting services, software products for managing customer records and microfilming services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate settlement of these amounts could differ from those estimates.

 Revenue Recognition

  Storage revenue is recognized as storage services are provided. Deferred revenues represent amounts invoiced for storage services in advance of the rendering of the services. Service revenue is recognized as the services are provided.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

 Goodwill

  Goodwill is being amortized over 10 years using the straight-line method. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful lives of the intangible assets should be revised or that the remaining balance of such assets may not be recoverable. As of October 26, 1995, the Company believes that no revisions to the remaining useful lives or write downs of intangible assets are required.

 Deferred Rent

  Certain of the Company's leases for warehouse space provide for scheduled rent increases over the lease terms. The Company recognizes rent expense on a straight-line basis over the lease terms, with the excess of the rent charged to expense over the amount paid recorded as deferred rent in the balance sheets.

 Client Acquisition Costs

  The unreimbursed costs of moving the records of new clients into the Company's facilities have been capitalized. All such costs are being amortized on a straight-line basis over the contract term.

                       COMMAND RECORDS SERVICES LIMITED

 Income Taxes

  Income taxes are recorded using the liability method. Under this method deferred tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates.

 Foreign Currency Translation

  The statements have been translated from the functional currency of Canadian dollars to U.S. dollars using the average exchange rate for the results of operations.

3. ACQUISITIONS

  On December 6, 1993, CRSL purchased 100% of the shares of ARML and DRCEL. The acquisition has been accounted for using the purchase method. The net assets acquired were as follows:

   Assets............................................................... $1,692
   Liabilities..........................................................  1,237
                                                                         ------
                                                                            455
   Integration and Acquisition Costs....................................   (181)
   Goodwill.............................................................  1,718
                                                                         ------
   Purchase Price....................................................... $1,992
                                                                         ======

  ARML and DRCEL results of operations have been consolidated with Command Records Services Limited as of December 6, 1993, the date of acquisition.

4. INCOME TAXES

  The Company's provision for income taxes is made up as follows:

                                                                1993 1994 1995
                                                                ---- ---- -----
   Provision for income taxes based on combined basic Canadian federal and provincial income tax rate of 44%.............  $--  $394 $(159)
   Impact of permanent differences
   Capital loss on disposal of property with no future tax
    benefit...................................................   169  --    --
   Non-deductible meals and entertainment.....................    12   27    25
   Non-deductible goodwill amortization.......................   --    70    58
   Non-deductible awards to employees.........................     3   10     3
   Increase in valuation allowance............................   --    30    95
                                                                ---- ---- -----
   Actual provision for income taxes..........................  $184 $531 $  22
                                                                ==== ==== =====

5. DISPOSAL OF PROPERTY

  In 1994, the Company sold its Agincourt property. The Company recorded a write down of $509 in 1993 which is included in the loss on write down and disposal of property and equipment. The write down was recorded when the decision to sell the property was made by management.

                       COMMAND RECORDS SERVICES LIMITED

6. RESTRUCTURING EXPENSES

  During 1995, the Company recorded a restructuring charge of $775 comprising termination and other costs.

7. RELATED PARTY TRANSACTIONS

  The accompanying consolidated statements of operations include the following related party transactions:

                                                                  1993 1994 1995
                                                                  ---- ---- ----
   Sales......................................................... $246 $198 $175
   Interest expense.............................................. $198 $184 $177
   Corporate charges............................................. $ 78 $ 82 $128

  In 1991, the Company purchased its Brampton property from its parent. The property was transferred at the carrying value of $3,844 in consideration for 17,260 common shares of the Company.

8. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  At October 26, 1995, the Company was obligated under non-cancelable operating leases for warehouse space, office equipment and transportation equipment requiring minimum rentals as follows:

   1996.................................................................. $1,149
   1997..................................................................    913
   1998..................................................................    659
   1999..................................................................    604
   2000..................................................................    501
   2001 and thereafter...................................................    958
                                                                          ------
                                                                          $4,784
                                                                          ======

 Other Matters

  The Company is party to various claims arising in the ordinary course of business. Although the ultimate outcome of these matters is presently not determinable, management, after consultation with legal counsel, does not believe that the resolution of these matters will have a material adverse effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENT

  On October 27, 1995 the Company was acquired by Pierce Leahy Command Company ("PLCC"). PLCC was incorporated by Pierce Leahy Corp. for the purpose of the acquisition. On November 6, 1995, PLCC and CRSL were amalgamated.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of  Security Archives, Inc.:

  We have audited the accompanying balance sheets of Security Archives, Inc. as of June 30, 1995 and 1994, and the related statements of income and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Security Archives, Inc. as of June 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Notes 1, 2 and 4 to the financial statements, during 1994, the Company changed its methods of accounting for investments in equity securities and income taxes to conform with Statements of Financial Accounting Standards No. 115 and No. 109, respectively.

DELOITTE & TOUCHE LLP

Dallas, Texas
August 14, 1995

                            SECURITY ARCHIVES, INC.

                                 BALANCE SHEETS

                                                JUNE 30,
                                         ------------------------   MARCH 31,
                                            1994         1995         1996
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............. $   465,058  $   387,354  $   703,129
  Accounts receivable...................     205,599      245,839      253,966
  Prepaid expenses......................     169,191      243,886      325,272
                                         -----------  -----------  -----------
    Total current assets................     839,848      877,079    1,282,367
PROPERTY, PLANT AND EQUIPMENT:
  Land..................................   1,128,822    1,128,822    1,128,822
  Buildings and improvements............   2,533,200    2,646,548    3,260,627
  Equipment.............................   4,106,862    4,430,263    4,449,706
                                         -----------  -----------  -----------
                                           7,768,884    8,205,633    8,839,155
  Less accumulated depreciation.........  (3,892,935)  (3,849,502)  (3,845,308)
                                         -----------  -----------  -----------
                                           3,875,949    4,356,131    4,993,847
INVESTMENTS--Available for sale (Note
 2).....................................     989,795      341,264          --
DEFERRED INCOME TAXES (Note 4)..........      13,495          --           --
OTHER ASSETS............................     112,835      136,447      123,191
                                         -----------  -----------  -----------
    TOTAL ASSETS........................ $ 5,831,922  $ 5,710,921  $ 6,399,405
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt
   (Note 3)............................. $   157,564  $       --   $       --
  Accounts payable......................      76,239      243,682       92,917
  Accrued expenses......................     123,201      153,768      107,788
  Deferred income taxes (Note 4)........      51,877       52,659       55,234
  Other.................................      23,000       23,000       23,000
                                         -----------  -----------  -----------
    Total current liabilities...........     431,881      473,109      278,939
LONG-TERM DEBT, NET OF CURRENT MATURI-
 TIES (Note 3)..........................   1,477,994          --           --
DEFERRED INCOME TAXES (Note 4)..........         --         3,485        6,699
COMMITMENTS (Note 5)....................
STOCKHOLDERS' EQUITY (Notes 3 and 5):
  Common stock--par value $50 per share;
   100 shares authorized
   and issued...........................       5,000        5,000        5,000
  Treasury stock--56 shares, at cost....  (2,475,958)  (2,475,958)  (2,475,958)
  Unrealized leases on investments (Note
   2)...................................     (46,877)     (10,384)         --
  Retained earnings.....................   6,439,882    7,715,669    8,584,725
                                         -----------  -----------  -----------
    Total stockholders' equity..........   3,922,047    5,234,327    6,113,767
                                         -----------  -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQ-
 UITY................................... $ 5,831,922  $ 5,710,921  $ 6,399,405
                                         ===========  ===========  ===========

                       See notes to financial statements.

                            SECURITY ARCHIVES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                         FOR THE NINE  MONTHS
                                  FOR THE YEAR ENDED             ENDED
                                       JUNE 30,                MARCH 31,
                                 ----------------------  ----------------------
                                    1994        1995        1995        1996
                                 ----------  ----------  ----------  ----------
                                                              (UNAUDITED)
REVENUE:
  Storage charges..............  $2,470,703  $2,812,673  $2,095,542  $2,295,615
  Pickup and delivery..........     840,040     857,638     652,376     593,938
  Retrieval, refile and cata-
   log.........................     497,428     510,573     377,658     385,756
  Document disintegration......     293,869     363,311     272,621     225,732
  Cart service.................      78,630      81,397      62,640      58,010
  Deposit on boxes.............      71,326      70,151      55,112      59,601
  Miscellaneous................     105,141     287,997     162,965     322,105
                                 ----------  ----------  ----------  ----------
                                  4,357,137   4,983,740   3,678,914   3,940,757
EXPENSES:
  Storage......................     553,977     651,482     483,724     393,011
  Handling.....................   1,115,739   1,082,665     712,810     793,837
  General and administrative...   1,085,490   1,192,996   1,000,197   1,462,215
                                 ----------  ----------  ----------  ----------
                                  2,755,206   2,927,143   2,196,731   2,649,063
                                 ----------  ----------  ----------  ----------
OPERATING PROFIT...............   1,601,931   2,056,597   1,482,183   1,291,694
OTHER INCOME (EXPENSE):
  Interest income..............      69,285      87,400      20,458       9,172
  Interest expense.............    (154,326)   (112,938)   (106,068)        --
  Other........................      60,684     (52,624)    (16,082)      8,190
                                 ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE..........   1,577,574   1,978,435   1,380,491   1,309,056
PROVISION FOR INCOME TAXES
 (Note 4)......................    (616,491)   (702,648)   (485,000)   (440,000)
                                 ----------  ----------  ----------  ----------
INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING
 PRINCIPLE.....................     961,083   1,275,787     895,491     869,056
CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE (Note
 4)............................      53,283         --          --          --
                                 ----------  ----------  ----------  ----------
NET INCOME.....................   1,014,366   1,275,787     895,491     869,056
RETAINED EARNINGS, BEGINNING OF
 YEAR..........................   5,425,516   6,439,882   6,439,882   7,715,669
                                 ----------  ----------  ----------  ----------
RETAINED EARNINGS, END OF
 YEAR..........................  $6,439,882  $7,715,669  $7,335,373  $8,584,725
                                 ==========  ==========  ==========  ==========

                       See notes to financial statements.

                            SECURITY ARCHIVES, INC.

                            STATEMENTS OF CASH FLOWS

                                                             FOR THE NINE
                                 FOR THE YEARS ENDED         MONTHS ENDED
                                      JUNE 30,                 MARCH 31,
                               ------------------------  ----------------------
                                  1994         1995        1995        1996
                               -----------  -----------  ---------  -----------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
  Net Income.................  $ 1,014,366  $ 1,275,787  $ 895,491  $   869,056
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities................
  Depreciation...............      463,797      509,516    371,980      437,161
  Loss (gain) on disposal of
   assets....................      (44,441)      28,454        --        61,556
  Loss on sale of
   investments...............       19,435       24,813     20,615       10,384
  Deferred income tax ex-
   pense.....................       26,400       (3,747)    17,763        5,789
  Changes in operating assets
   and liabilities:
    (Increase) decrease in
     accounts receivable.....        9,563      (40,240)   (96,301)      (8,127)
    Decrease in income taxes
     receivable..............       31,066          --         --           --
    (Increase) decrease in
     prepaid expenses........     (140,247)     (74,695)     1,380      (81,386)
    (Increase) decrease in
     other assets............     (100,758)     (23,612)    19,171       13,256
    Increase (decrease) in
     accounts payable........       17,107      167,443    (33,472)    (150,765)
    Increase (decrease) in
     accrued expenses........      (73,916)      30,567    108,681      (45,980)
    Increase in other liabil-
     ities...................       23,000          --         --           --
                               -----------  -----------  ---------  -----------
      Net cash provided by
       operating activities..    1,245,372    1,894,286  1,305,308    1,110,944
                               -----------  -----------  ---------  -----------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
  Purchase of property, plant
   and equipment.............   (1,193,989)  (1,018,150)  (660,593)  (1,136,433)
  Proceeds from sale of prop-
   erty......................       79,771          --         --           --
  Purchases of investments...   (1,070,373)     (58,250)   (52,145)         --
  Proceeds from sale of in-
   vestments.................    1,012,178      739,968     20,316      341,264
                               -----------  -----------  ---------  -----------
      Net cash used in in-
       vesting activities....   (1,172,413)    (336,432)  (692,422)    (795,169)
                               -----------  -----------  ---------  -----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES--Principal payments
 of long-term debt...........     (144,051)  (1,635,558)  (116,844)         --
                               -----------  -----------  ---------  -----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS...      (71,092)     (77,704)   496,042      315,775
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD.........      536,150      465,058    465,058      387,354
                               -----------  -----------  ---------  -----------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD...............  $   465,058  $   387,354  $ 961,100  $   703,129
                               -----------  -----------  ---------  -----------
SUPPLEMENTAL DISCLOSURE:
  Cash payments for:
    Interest.................  $   154,326  $   112,938  $ 106,068  $       --
                               -----------  -----------  ---------  -----------
    Income taxes.............  $   413,255  $   485,000  $ 400,000  $   400,000
                               -----------  -----------  ---------  -----------
  Noncash Investing activi-
   ties:
    Unrealized loss on in-
     vestments...............  $    46,877  $    10,384  $  12,576  $       --
                               -----------  -----------  ---------  -----------

                       See notes to financial statements.

                            SECURITY ARCHIVES, INC.

       NOTES TO FINANCIAL STATEMENTS YEARS ENDED JUNE 30, 1995 AND 1994

(INFORMATION AS OF MARCH 31, 1996 AND FOR THE NINE MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--Security Archives, Inc. (the "Company"), a Texas corporation, is engaged in the storage, delivery, retrieval and destruction of documents for companies in the north Texas area.

  Interim Consolidated Financial Statements--The consolidated balance sheets as of March 31, 1996 and the consolidated statements of operations for the three months ended March 31, 1995 and 1996 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

  Investments--The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), effective June 30, 1994. Under SFAS 115, investments are classified as held-to-maturity, available-for-sale, or trading, depending on the Company's ability and intent with respect to the use of individual securities. The Company's investments at June 30, 1995 and 1994, are classified as available-for-sale and are carried at fair value.

  Property, Plant and Equipment--Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 18 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from the renewals or betterments.

  Income Taxes--Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which changed the method of accounting for income taxes from the deferred method to the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

  Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

2. INVESTMENTS

  The Company adopted SFAS 115 effective June 30, 1994. Investments at June 30, 1995 and 1994, consisting of shares of the Phoenix Tax-Exempt Bond Portfolio, are classified as available-for-sale and have a cost of $357,438 and $1,063,968 and a fair value, as determined by quoted market prices, of $341,264 and $989,795, at June 30, 1995 and 1994, respectively. The net unrealized losses included in stockholders' equity at June 30, 1995 and 1994, was $10,384 and $46,877, net of income taxes of $5,790 and $27,296, respectively.

  In fiscal year 1995, the Company sold shares with a cost of $764,781 for $739,968, resulting in a realized loss of $24,813. The loss was calculated using the average cost method.

3. LONG-TERM DEBT

  Long-term debt at June 30, 1994, consisted of a 9% note payable to the former majority stockholder for the purchase of 56 shares of common stock in the amount of $1,635,558, of which $157,564 represented amounts due in 1995. During June 1995, the Company paid off the note in full.

4. INCOME TAXES

  Effective July 1, 1993, the Company adopted SFAS 109. The cumulative effect of this accounting change has been credited to 1994 income as a separate item.

  The provision for income taxes consists of the following:

                                                                1995      1994
                                                              --------  --------
   Current federal........................................... $641,704  $471,383
   Current state.............................................   78,706    58,260
   Deferred..................................................  (17,762)   86,848
                                                              --------  --------
   Total..................................................... $702,648  $616,491
                                                              ========  ========

  Deferred income taxes at June 30, 1995 and 1994, principally related to the use of accelerated depreciation methods for tax purposes on property, plant and equipment and prepaid insurance.

  The Company's effective income tax rate differs from the federal statutory rate primarily from state income taxes (net of federal tax benefit).

5. COMMITMENTS

  During 1989, the Company entered into a stock repurchase agreement with a stockholder. Under the terms of the agreement, the Company will purchase the stockholder's shares upon the stockholder's death at the greater of the book value of the shares or the amount of the life insurance proceeds received by the Company from a policy on the stockholder's life. Payment of the purchase price would be made in quarterly payments over four years, bearing interest at 8% per annum. At June 30, 1995, the stockholder held 12 shares of stock at a book value of $118,962 per share. The Company owns a $500,000 face value life insurance policy on the stockholder.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AMK Document Services, Inc.:

  We have audited the accompanying statements of operations and cash flows of AMK Document Services, Inc. (an Arizona corporation) for the ten-month period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the statements of operations and cash flows referred to above presents fairly, in all material respects, the results of operations and cash flows of AMK Document Services, Inc. for the ten-month period ended October 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Philadelphia, Pa.,
June 5, 1996

                          AMK DOCUMENT SERVICES, INC.

                            STATEMENT OF OPERATIONS
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1995

REVENUES:
  Storage........................................................... $  706,434
  Service and storage materials and sales...........................  1,550,762
                                                                     ----------
    Total revenues..................................................  2,257,196
                                                                     ----------
OPERATING EXPENSES:
  Cost of sales, excluding depreciation.............................  1,613,409
  Selling, general and administrative...............................    348,247
  Depreciation......................................................     58,262
                                                                     ----------
    Total operating expenses........................................  2,019,918
                                                                     ----------
    Operating income................................................    237,278
INTEREST INCOME.....................................................      4,740
                                                                     ----------
NET INCOME.......................................................... $  242,018
                                                                     ==========

         The accompanying notes are an integral part of this statement.

                          AMK DOCUMENT SERVICES, INC.

                            STATEMENT OF CASH FLOWS
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................ $ 242,018
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation....................................................    58,262
    Increase in deferred rent.......................................    16,544
    Decrease in assets--
      Accounts receivable...........................................    78,948
      Inventories...................................................    12,242
      Prepaid expenses and other assets.............................     7,829
    Increase in liabilities--
      Accounts payable and accrued expenses.........................    10,548
      Deferred revenues.............................................    22,194
                                                                     ---------
      Net cash provided by operating activities.....................   448,585
                                                                     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................................   (68,629)
                                                                     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholder......................................  (482,040)
                                                                     ---------
NET DECREASE IN CASH................................................  (102,084)
CASH, BEGINNING OF PERIOD...........................................   324,889
                                                                     ---------
CASH, END OF PERIOD................................................. $ 222,805
                                                                     =========

         The accompanying notes are an integral part of this statement.

                          AMK DOCUMENT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               OCTOBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Business

  AMK Document Services, Inc. (the "Company"), stores, services business records and provides microfilming services for a customer base primarily located in Phoenix, Arizona.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets. Property and equipment consist of the following:

                                                                   OCTOBER 31,
                                                          LIFE        1995
                                                       ----------- -----------
   Leasehold improvements............................. 15-39 years $  317,372
   Warehouse equipment (primarily shelving)...........   3-7 years    329,562
   Microfilming equipment.............................   5-7 years    210,422
   Furniture, fixtures and office equipment...........   3-7 years    113,981
   Transportation equipment...........................   3-5 years     46,841
                                                                   ----------
                                                                    1,018,178
   Less--Accumulated depreciation and amortization....               (594,642)
                                                                   ----------
     Net property and equipment.......................             $  423,536
                                                                   ==========

  Depreciation expense was $58,262 for the ten-month period ended October 31, 1995.

 Revenue Recognition

  Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Deferred revenues represent amounts invoiced for storage services in advance of the rendering of the services.

 Deferred Rent

  One of the Company's leases for warehouse space provides for scheduled rent increases over the lease terms. The Company recognizes rent expense on a straight-line basis over the lease terms, with the excess of the rent charged to expense over the amount paid recorded as deferred rent.

 Income Taxes

  The Company is a Subchapter S corporation and, therefore, any taxable income or loss is passed through to the shareholder. The Company reports certain expenses in different periods for financial reporting and income tax purposes. If the Subchapter S corporation status was terminated, deferred income taxes would need to be recorded in the financial statements.

                          AMK DOCUMENT SERVICES, INC.

2. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  At October 31, 1995, the Company was obligated under a noncancelable operating lease for warehouse space. The lease expires in 1997 and requires minimum rentals, subject to escalation of $51,072 in 1996 and $53,760 in 1997.

  The Company also leases office and warehouse space at prices which, in the opinion of management, approximate market rates from entities which are owned by the shareholder of the Company. These related party leases are month-to-month leases.

  Rent expense on the above leases was $352,953 for the ten-month period ended October 31, 1995, including $287,985 paid to the related party.

3. EMPLOYEE BENEFIT PLANS:

  The Company maintains a discretionary profit sharing and a 401(k) plan for substantially all full-time employees over the age of 21 and with more than 1,000 hours of service. There was no Company contribution to these plans in the ten-month period ended October 31, 1995.

4. SUBSEQUENT EVENT

  Effective November 1, 1995, the Company, sold its assets and business to Pierce Leahy Corp. and ceased active operations. Certain assets and liabilities not essential to the ongoing business were retained by the Company.

================================================================================

          No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer contained herein other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                             ---------------------

                               TABLE OF CONTENTS

                                            Page
                                            ----
Available Information......................    3
Prospectus Summary.........................    4
Risk Factors...............................   18
The Exchange Offer.........................   24
The Company................................   34
The Transactions...........................   34
Use of Proceeds............................   36
Capitalization.............................   37
Selected Historical and Pro Forma
 Consolidated Statement of Operations,
 Balance Sheet and Other Data..............   38
Pro Forma Financial Data...................   41
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................   47
Business...................................   57
Management.................................   67
Certain Transactions.......................   73
Principal Shareholders.....................   74
Description of Credit Facility.............   76
Description of the Notes...................   77
Description of Capital Stock...............  102
Certain Federal Income Tax Considerations..  103
Plan of Distribution.......................  103
Legal Matters..............................  104
Experts....................................  104
Index to Financial Statements..............  F-1

             --------

   Until                , 1996, (90 days after the date of this Prospectus), all
dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when selling Exchange Notes received in exchange for Original Notes held for their own account. See "Plan of Distribution."

================================================================================



================================================================================

[LOGO]

Pierce Leahy Corp.


 Offer to Exchange its 11 1/8% Senior
Subordinated Notes due 2006 which have
 been registered under the Securities
Act for any and all outstanding 11 1/8%
  Senior Subordinated Notes due 2006



- -----------------------------------------

             Prospectus

- -----------------------------------------




                         , 1996



================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


       Item 20.  Indemnification of Directors and Officers.

            Section 721 of the New York Business Corporation Law provides that the indemnification and advancement of expenses of directors and officers may be provided by the certificate of incorporation or by-laws of a corporation, or when authorized by the certificate of incorporation or by-laws, a resolution of shareholders, a resolution of directors or an agreement providing for indemnification (except in cases where a judgment or other final adjudication establishes that such acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled).

            Section 722 of the New York Business Corporation Law provides that a corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal acts or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

            Section 722 of the New York Business Corporation Law also states that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity at the request of the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, employee benefit plan or other entity, not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

            Section 726 of the New York Business Corporation Law provides that a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers. However, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer for a judgment or a final adjudication adverse to the insured director or officer if (i) a judgment or other final adjudication establishes that his acts of active and deliberate dishonesty were material to the cause of action adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled or (ii) if prohibited under the insurance law of New York.

            Section 724 of the New York Business Corporation Law provides that indemnification shall be awarded by a court to the extent authorized under Sections 722 or 723(a) of the New York Business Corporation Law notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders.

            For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, or such liability for monetary damages may be limited, reference is made to Article Seventh of the Company's Certificate of Incorporation (included as Exhibit 3.1 to this Registration Statement and incorporated by reference herein) and to Section 6.7 of the Company's By-laws (included as Exhibit 3.2 to this Registration Statement and incorporated by reference herein), which provides for indemnification to the maximum extent authorized by law.


       Item 21.  Exhibits and Financial Statement Schedules.

            (a)  Exhibits

       Exhibit
           No.        Exhibit
       -------        -------

     * 3.1       Certificate of Incorporation of the Company

     * 3.2       Amended and Restated By-laws of the Company

       4.1 Indenture dated as of July 15, 1996 between the Company and United States Trust Company of New York, as Trustee (the "Indenture")

       4.2       Form of Original Note No. R-1 for $200,000,000

     * 4.3       Form of Exchange Note

       4.4 Registration Rights Agreement dated as of July 23, 1996 by and between the Company and CIBC Wood Gundy Securities Corp. (the "Initial Purchaser")

     * 5         Opinion of Cozen and O'Connor

       10.1 Securities Purchase Agreement dated as of July 17, 1996 by and between the Company and the Initial Purchaser

     * 10.2 Amended and Restated Buy/Sell Agreement dated as of July 19, 1996 by and among the Company and certain of its shareholders

     * 10.3      Pierce Leahy Corp. Non-Qualified Stock Option Plan

     * 10.4 Credit Agreement, dated as of August __, 1996, among the Company, Pierce Leahy Command Company, the several lenders from time to time parties thereto, Canadian Imperial Bank of Commerce, as Canadian Administrative Agent, and Canadian Imperial Bank of Commerce, New York Agency, as U.S. administrative agent, together with certain collateral documents attached thereto, including the U.S. Global Guarantee and Security Agreement made by the Company, certain of its affiliates and subsidiaries and its shareholders in favor of the U.S. Administrative Agent and the Canadian Security Agreement between Pierce Leahy Command Company and the Canadian Administrative Agent

       12        Statement re: Computation of Ratios

     * 21        Subsidiaries of the Registrant

     * 23.1      Consent of Cozen and O'Connor (included in Exhibit 5)

       23.2      Consent of Arthur Andersen LLP

       23.3      Consent of Deloitte & Touche LLP

       24        Power of Attorney (included on signature page)

       25 Statement of eligibility of Trustee, United States Trust Company of New York, on Form T-1

       Exhibit
           No.              Exhibit
       -------              -------

       27           Financial Data Schedule

     * 99.1         Form of Letter of Transmittal

     * 99.2         Form of Notice of Guaranteed Delivery
     ---------
     * To be filed by amendment.

            (b)     Financial Statement Schedules

                    Schedule of Valuation and Qualifying Accounts

                    All other financial statement schedules are omitted because they either are not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement.

            (c)     Not applicable.


       Item 22.     Undertakings.

            (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on August 9, 1996.


                                           PIERCE LEAHY CORP.


                                           By:/s/J. Peter Pierce
                                              ----------------------------------
                                              J. Peter Pierce, President and
                                              Chief Executive Officer


                               POWER OF ATTORNEY


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Peter Pierce and Douglas B. Huntley, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                             Title                                     Date
       ---------                             -----                                     ----

       /s/Leo W. Pierce, Sr.
       ----------------------------------    Chairman of the Board of Directors        August 9, 1996
       Leo W. Pierce, Sr.

       /s/J. Peter Pierce
       ----------------------------------    President, Chief Executive Officer        August 9, 1996
       J. Peter Pierce                       and Director
                                             (Principal Executive Officer)

       /s/Douglas B. Huntley
       ----------------------------------    Vice President, Chief Financial           August 9, 1996
       Douglas B. Huntley                    Officer and Director
                                             (Principal Financial and
                                             Accounting Officer)


       ----------------------------------    Director                                  August      , 1996
       Leo W. Pierce, Jr.

                             [Signatures Continue]

                            [Signatures Continued]

       Signature                             Title                                     Date
       ---------                             -----                                     ----

       /s/Michael J. Pierce
       ----------------------------------    Director                                  August 9, 1996
       Michael J. Pierce

       /s/Alan B. Campbell
       ----------------------------------    Director                                  August 9, 1996
       Alan B. Campell

       /s/Delbert S. Conner
       ----------------------------------    Director                                  August 9, 1996
       Delbert S. Conner

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Pierce Leahy Corp.:

We have audited in accordance with generally accepted auditing standards, the financial statements for Pierce Leahy Corp. and have issued our report thereon dated March 4, 1996, which is included in this registration statement. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                   ARTHUR ANDERSEN LLP



Philadelphia, Pa.,
   March 4, 1996

                              PIERCE LEAHY CORP.
                       VALUATION AND QUALIFYING ACCOUNTS


                                 (In thousands)

                                   Balance,    Charges    Deductions    Balance,
                                  Beginning      to          from        End of
                                  of Period    Expense     Reserve       Period
                                  ---------    -------    ----------    -------

December 31, 1995:
  Reserve for doubtful accounts     $554         $418        $485         $487
                                  ---------    -------    ----------    -------
December 31, 1994:
  Reserve for doubtful accounts     $513         $180        $139         $554
                                  ---------    -------    ----------    -------
December 31, 1993:
  Reserve for doubtful accounts     $583          $89        $159         $513
                                  ---------    -------    ----------    -------

                                 Exhibit Index


  Exhibit
    No.            Exhibit
  -------          -------

* 3.1       Certificate of Incorporation of the Company

* 3.2       Amended and Restated By-laws of the Company

  4.1 Indenture dated as of July 15, 1996 between the Company and United States Trust Company of New York, as Trustee (the "Indenture")

  4.2       Form of Original Note No. R-1 for $200,000,000

* 4.3       Form of Exchange Note

  4.4 Registration Rights Agreement dated as of July 23, 1996 by and between the Company and CIBC Wood Gundy Securities Corp. (the "Initial Purchaser")

* 5         Opinion of Cozen and O'Connor

  10.1 Securities Purchase Agreement dated as of July 17, 1996 by and between the Company and the Initial Purchaser

* 10.2 Amended and Restated Buy/Sell Agreement dated as of July 19, 1996 by and among the Company and certain of its shareholders

* 10.3      Pierce Leahy Corp. Non-Qualified Stock Option Plan

* 10.4 Credit Agreement, dated as of August __, 1996, among the Company, Pierce Leahy Command Company, the several lenders from time to time parties thereto, Canadian Imperial Bank of Commerce, as Canadian Administrative Agent, and Canadian Imperial Bank of Commerce, New York Agency, as U.S. administrative agent, together with certain collateral documents attached thereto, including the U.S. Global Guarantee and Security Agreement made by the Company, certain of its affiliates and subsidiaries and its shareholders in favor of the U.S. Administrative Agent and the Canadian Security Agreement between Pierce Leahy Command Company and the Canadian Administrative Agent.

  12        Statement re: Computation of Ratios

* 21        Subsidiaries of the Registrant

* 23.1      Consent of Cozen and O'Connor (including in Exhibit 5)

  23.2      Consent of Arthur Anderson LLP

  23.3      Consent of Deloitte & Touche

  24        Power of Attorney (included on signature page)

  25 Statement of eligibility of Trustee, United States Trust Company of New York, on Form T-1

  27        Financial Data Schedule

* 99.1      Form of Letter of Transmittal

* 99.2      Form of Notice of Guaranteed Delivery
- ---------
* To be filed by amendment.